Form 10-K, Exhibit 13
period 1997-09-30
GSB FINANCIAL CORP
filed 1997-12-29
CIK 1035351

To Our Stockholders

         On behalf of the directors, officers and employees of GSB Financial Corporation and its subsidiary, Goshen Savings Bank, I am pleased to bring you this annual report, our first as a public company. On July 9, 1997, we completed the conversion of Goshen Savings Bank and sold 2,248,250 shares of stock of our holding company at $10.00 per share. We do not view the conversion as a revolution, but rather as another step in our evolution which began more than 125 years ago when Goshen Savings Bank was first chartered by the New York State legislature. The conversion helps position us to move forward into the next millennium as a strong and vibrant institution serving the needs of our community.

         We all recognize that the conversion brings us a new constituency, our stockholders, to add to our existing constituencies represented by our employees, our customers, and our surrounding community. Your management team will work to harmonize the interests of all these constituencies through the continuation of our operating strategy, which is to remain a carefully run, limited risk, community-based, profitable institution. Our additional capital gives us the opportunity to explore gradual diversification, both through prudent expansion of our customer base and the offering of new products and broader loan programs.

         We have begun the process of investing that capital to increase profitability. We are also exploring a number of possibilities for expansion of our franchise and the related leveraging of the new capital. In preparation for potential expansion, your management team is investigating opportunities to improve and expand the services available to our customers to further satisfy the banking needs of the communities we serve.

         We must never forget that a profitable business is always a partnership of many interested persons. We are pleased that you, our stockholders have joined us in that partnership. We invite you to become our customers, bring us your business, send us business and help us grow even stronger and more profitable than we have been during the 1997 fiscal year.






                                           /s/ Clifford E. Kelsey, Jr.
                                           ---------------------------------
                                           Clifford E. Kelsey, Jr.
                                           President and Chief Executive Officer

                         SELECTED FINANCIAL INFORMATION

         Set forth below are selected consolidated financial and other data of GSB Financial Corporation (the "Company"). This financial data is derived in part from, and should be read in conjunction with, the Financial Statements and Notes to Consolidated Financial Statements of the Company presented elsewhere in this Annual Report. In the opinion of management of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of results for or as of the periods indicated have been included.

Selected Financial Condition Data:

                                                                                        At September 30,
                                                            ----------------------------------------------------------------
                                                            1997          1996           1995           1994            1993
                                                            ----          ----           ----           ----            ----
                                                                                   (In Thousands)

Total assets .......................                      $117,046      $ 96,323       $101,041       $100,222        $100,290
Loans receivable, net (1) ........................          65,738        58,727         57,919         57,171          47,561
Mortgage-backed securities (2) ....................         12,643         6,474          4,404          2,226           1,753
Investment securities (2) .........................         26,638        23,081         27,844         34,714          45,516
Cash and cash equivalents .........................          8,318         4,684          7,195          2,370           1,707
Deposits   ........................................         82,983        83,442         88,093         86,396          88,803
Borrowings ........................................           --            --            1,000          2,000            --
Total equity ......................................         32,633        11,747         11,097         11,508          11,197


Selected Operations Data:


                                                                                 Year Ended September 30,
                                                            -----------------------------------------------------------------
                                                            1997          1996           1995           1994            1993
                                                            ----          ----           ----           ----            ----
                                                                                    (In Thousands)

Interest income ....................................      $ 7,078       $ 6,235        $ 5,715        $ 5,747         $  6,414
Interest expense ...................................        3,226         3,448          3,289          2,689            3,026
                                                         --------       -------        -------        -------          -------
   Net interest income .............................        3,852         2,787          2,426          3,058            3,388
Provision for loan losses ..........................           20            24             29             25               10
                                                          -------       -------        -------        -------          -------
   Net interest income after
        provision for loan losses ..................        3,832         2,763          2,397          3,033            3,378


Non-interest income ................................          343           721            450            377              425
Non-interest expense ...............................        2,979         2,575          2,931          2,798            2,599
                                                          -------       -------        -------        -------          -------

Income (loss) before income taxes and cumulative
 effect of changes in accounting principles ........        1,196           909            (84)           612            1,204
Income tax expense
(benefit) ..........................................          440           351            (16)           301              398
                                                          -------       -------        -------        -------          -------
Income (loss) before cumulative effect of changes
   in accounting principles ........................          756           558            (68)           311              806

Cumulative effect of changes
   in accounting principles (3) ...................          --            --             (394)          --                --
                                                          -------       -------        -------        -------          -------
        Net income (loss) ..........................      $   756          $558        $  (462)          $311             $806
                                                          =======       =======        =======        =======          =======


                                         Notes appear on following page.

 Selected Financial Ratios and Other Data (4):

                                                                           At or for the Year Ended September 30,
                                                          -----------------------------------------------------------------------
                                                            1997            1996           1995              1994            1993
Performance Ratios:
Return on average assets (net income
   to average total assets) .......................         0.71%           0.56%          (0.46)%           0.31%           0.82%
Return on average equity (net income
   to average equity) .............................         4.54            4.88           (4.04)            2.72            7.47
Average interest-earnings assets to
   average interest-bearing liabilities ...........       119.66          109.57          109.91           112.69          110.73
Net interest rate spread (5) ......................         3.25            2.71            2.27             2.85            3.28
Net interest margin (6) ...........................         3.89            3.08            2.62             3.21            3.64
Net interest income after provision
   for loan losses to total other expenses ........         1.29x           1.07x           0.82x            1.08x           1.30x
Capital and Asset Quality Ratios:
Average equity to average total assets ............        15.61           11.40           11.34
                                                                                                            11.53           10.99
Total equity to assets end of period ..............        27.88           10.98           11.48
                                                                                                            12.20           11.16
Non-performing assets to total assets .............           --            0.02            0.22             0.26            0.27

Non-performing loans to total loans ...............           --            0.03            0.39             0.45            0.56

Allowance for loan losses to total loans ..........         0.21            0.21            0.20             0.19            0.19

Allowance for loan losses to
   non-performing loans ...........................          NM(7)           7.69x           0.51x            0.41x           0.34x
Other Data:
   Number of real estate loans outstanding ........         983             876             913              951             922
   Number of deposit accounts .....................      11,047          11,695          12,556           12,106          12,040
   Full service offices ...........................           2               1               1                1               1

(1) Shown net of deferred fees and the allowance for loan losses.
(2) At September 30, 1997, $5.7 million of the Company's mortgage-backed securities are classified as held to maturity and $7.0 million are classified as available for sale. All investment securities are classified as available for sale. See Notes 3, 4, 5 and 6 of Notes to Financial Statements. For 1994, investment securities include $2.2 million of trading securities.
(3) Reflects the recognition, in one lump sum, of the transition obligation for post-retirement pension benefits recognized in accordance with Statement of Financial Accounting Standards ("SFAS") 106. See Note 13 of Notes to Financial Statements.
(4) Asset quality and capital ratios are at end of period. Other ratios are based upon month end average balances.
(5) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(6) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.
(7) Not Meaningful. The denominator (non-performing loans) is zero.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

         On July 9, 1997, Goshen Savings Bank (the "Bank") converted from a mutual to a stock form savings bank (the "Conversion"). Simultaneously, GSB Financial Corporation (the "Company") sold 2,248,250 shares of its common stock at $10.00 per share (the "Offering"). Net proceeds from the Offering amounted to $21.4 million, including proceeds from the sale of stock to the Company's Employee Stock Ownership Plan (the "ESOP") which was financed with a loan from the Company. From the net proceeds, $10.7 million was paid by the Company to the Bank in exchange for all the common stock issued by the Bank.

         The financial condition and results of operations of the Company are primarily dependent upon the operations of the Bank, and the earnings from securities investments made by the Company with its portion of the net proceeds retained by it. The Company's results of operations are dependent principally on its net interest income, representing the difference between the income earned on its loan and securities portfolios and its cost of funds, represented principally by interest paid on its deposit accounts. Results of operations are also affected by the Company's provision for loan losses. In addition to net interest income, other sources of income for the Company include deposit account fees, loan and loan servicing fees, gains on the sale of securities, capital gain distributions on mutual fund investments, and fees for banking services such as safe deposit boxes. The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense include occupancy expense, data processing costs, advertising and marketing expenses, and insurance costs. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

         The Bank is a federal savings bank with deposits insured by the Bank Insurance Fund ("BIF") of the FDIC. The Bank's primary federal banking regulator is the Office of Thrift Supervision ("OTS"). References to the business activities, financial condition and operations of the Company prior to July 9, 1997, refer to the Bank, while references to the Company on or after that date refer to both the Company and the Bank as consolidated, except to the extent that the context otherwise indicates.


Management Strategy

         The Company's strategy is to continue to operate the Bank as a community-based savings bank while exploring appropriate opportunities to leverage the additional capital obtained in the Conversion. The Company is seeking to improve its customer service delivery capability, enabling it to provide better services to existing customers and seek to expand its customer base. The Bank operates as a traditional savings bank, obtaining deposits from its local community and investing those deposits principally in one-to-four family residential mortgage loans and, to a lesser degree, in securities issued by the United States government or its agencies, corporate debt securities rated in the three highest grades by nationally recognized rating agencies, and mortgage-backed securities. Management seeks to maintain a high quality loan portfolio with low levels of delinquencies and non-performing assets by concentrating on residential mortgage loans in its local community. Management also considers other loan types consistent with its mission to serve the local consumer and business community.

         At September 30, 1997, 89.1% of the Company's loan portfolio represented loans secured by first mortgages on owner-occupied one-to-four family residential real estate, 3.5% represented home equity loans (including lines of credit and conventional second mortgages) secured by junior liens on residential real estate, and 2.9% represented loans secured by one-to-four family residential real estate used for rental purposes. The Company also invests in debt securities, emphasizing corporate securities to increase yields, while controlling risks by limiting such investments to securities rated in the three highest grades by a nationally recognized rating organization.

Analysis of Net Interest Income

         Net interest income, the principal source of income for the Company, represents the difference between the income on interest-earning assets and the expense of interest-bearing liabilities. Net interest income depends principally upon (i) the balance of interest-earning assets that the Company can maintain based upon its funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Net interest income can also be adversely affected by non-performing loans because they must still be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when an asset is designated as non-performing, all accrued but unpaid interest is reversed against current period income, further reducing net interest income.

         During the period from October 1, 1994 (the beginning of the 1995 fiscal year) through September 30, 1997, four principal factors had substantial effects on the financial condition and results of operations of the Company. These four factors were (i) the closing and subsequent liquidation of Nationar, which was then the Bank's principal correspondent bank; (ii) the origination of adjustable rate mortgage loans ("ARMs") at interest rates which were substantially discounted from the value of the index plus the margin used for determining interest rate adjustments ("teaser rate loans"); and (iii) the decision of the Company to try to reduce its cost of funds; and (iv) the receipt and investment of the net proceeds of the sale of the Company's common stock.

         The Closing and Liquidation of Nationar. On February 6, 1995, Nationar, which was then the Bank's principal correspondent bank and also its investment advisor, was closed by the New York Superintendent of Banks (the "Superintendent"). The Company had total deposits and federal funds sold at Nationar of approximately $2.9 million, which were frozen pending the liquidation of Nationar by the Superintendent. The Company also had a $1.0 million borrowing with Nationar in the form of a repurchase agreement, and the Company owned capital stock and capital debentures of Nationar with a book value on the date of closure of $47,000. The deposits and federal funds sold ceased earning interest after Nationar was closed, and thus have not been considered interest-earning assets for the purpose of calculating yields, spread and net interest margin.

         The closing of Nationar had a number of effects on net interest income. No interest was earned on the deposits and federal funds sold. Furthermore, unavailability of the liquid assets at Nationar created a liquidity shortage, which the Company met by offering a high interest rate certificate of deposit program in February 1995 to attract additional funds. The program generated approximately $2.6 million of certificates of deposit at a nominal interest rate of 6.80% and a yield after compounding of 7.04%, of which approximately 96% had terms of twelve months. Although these deposits solved immediate liquidity needs, they increased the Company's average cost of funds. Furthermore, one of the Company's competitors, also facing Nationar-related liquidity problems, offered high-rate certificates of deposit after the Company's own program expired. The Company believes some of its depositors with lower rate savings deposits may have moved their deposits to higher yielding accounts at the competitor, which would also increase the average cost of funds. Finally, after Nationar was closed, the Company temporarily shifted the mix of its investment portfolio away from corporate debt securities with higher yields in favor of United States Treasury and agency obligations with lower yields, which shift was subsequently reversed.

         In addition, due to the uncertainties of the liquidation process, during the year ended September 30, 1995, the Company recorded a $279,000 provision for Nationar losses, which did not directly affect net interest income. In fiscal 1997 and 1996, the Company recovered $9,000 and $232,000, respectively, of its provision for Nationar losses as it became apparent that the Company would recover substantially all of its Nationar claims. The repurchase agreement with Nationar was also liquidated during fiscal 1996.

         Teaser Rate Loans. From April 1993 to December 1994, the Company offered ARMs with low initial interest rates. This was done due to customer preferences and to maintain the Company's competitive position when a nearby bank, which had recently converted to the stock form of ownership and had substantial funds to invest in local mortgage loans, offered mortgage loan programs with low initial interest rates. The Company offered initial rates from 4.25% to 5.00% coupled with a delay of up to 18 months until the first interest adjustment, with annual adjustments thereafter. Loans originated during the first half of a calendar year did not have their first interest rate adjustment until July of the following year, while loans originated during the second half of the calendar year did not have their first interest rate adjustment until January of the second year after the closing. Therefore, loans originated during the latter half of 1993 did not have their first interest rate adjustment until January 1995 and loans originated in 1994 did not have their first interest rate adjustments until July 1995 or January 1996. Interest rates are then adjusted based upon changes in the one year Treasury Bill constant maturity index, subject to a 2% per year maximum rate adjustment and a lifetime maximum interest rate adjustment, measured from the initial teaser rate, of from 5.50% to 6.00%.

         General market interest rate conditions, notably including the one year Treasury Bill index used to calculate interest rate adjustments on the teaser rate loans, increased throughout 1994. The combined effect of the low initial interest rates, the increase in the value of the index, and the 2% per period cap on interest rate adjustments, caused the teaser rate loans not to reach a fully indexed interest rate until July 1995 at the earliest, with some loans not reaching a fully indexed rate until January 1, 1997. Therefore, the yields earned on the Company's loans, and consequently the Company's net interest income, was adversely affected. As the interest rates on the teaser rate loans increased, the Company experienced an increase in spread and interest income. All of such loans adjusted during fiscal 1997 to fully-indexed interest rates based upon the one year Treasury Bill constant maturity index plus 200 basis points.

         Efforts to Reduce Cost of Funds. As market interest rate conditions rose during calendar year 1994, the Company, to meet its competition, increased the rates it offered on its certificates of deposit. This increase caused the Company to pay higher rates on new certificates of deposit and roll-overs from existing certificates of deposit. In addition, the spread between the rates paid on certificates of deposit versus passbook and other deposit programs widened, making certificates of deposit more attractive to existing customers and causing a shift in the mix of deposits away from lower-rate accounts and towards certificates of deposit. The high interest rate certificate of deposit program offered by the Company to increase liquidity after the Nationar closure, coupled with competitive pressures and the general effects of the high market interest rate conditions which pertained in the latter part of calendar year 1994 and the early part of calendar year 1995, increased the Company's cost of funds, principally reflected by an increase in the rates paid on certificates of deposit. The rate paid on savings accounts remained constant, but lower cost savings accounts declined as a percentage of total deposits, indirectly increasing the average cost of funds.

         During fiscal 1996, the Company determined to seek to reduce its cost of funds. When the high rate certificates of deposit offered after the closing of Nationar matured in February 1996, the Company did not offer premium rates to retain such deposits. In addition, as general market interest rates declined, the Company did not aggressively pursue the retention of maturing high-rate certificates of deposit by offering above-market rates at renewal. Instead, the Company offered moderate rates in line with the average rates being offered in its market area. In addition, the Company did not offer premium rates for certificates of deposit of $100,000 or more, as do many financial institutions, resulting in a low level of such deposits. Certificates of deposit of $100,000 or more represented only $1.8 million, or 2.2%, of total deposits at September 30, 1997.

         Additional Capital from the Conversion. Upon consummation of the Conversion, the Company and the Bank had approximately $19.6 million of additional capital to invest, representing the amount raised upon the sale of the Company's common stock minus the costs of the transaction and the loan made to the ESOP. Immediately after the Conversion, these funds were invested principally in government, agency, corporate and mortgage-backed securities and federal funds sold. Such investment can be anticipated to have a number of immediate consequences, many of which are temporary, including the following. First and foremost, since the new capital represents a funding source without any interest cost, the investment of the capital will increase net interest income. Absent changes in other aspects of the Company's business, this can be expected to result in an increase in return on average assets, while return on average equity can be expected to decline because the new capital has not yet been leveraged. The investment of the new capital in securities and federal funds sold can be expected to reduce the Company's reported spread because those investments tend to have lower yields than loans, the Company's largest component of interest earning assets. However, net interest margin can be expected to increase because the capital generates no interest expense.

         The Company is exploring opportunities to leverage the additional capital obtained in the conversion through expansion of the Bank's deposit taking network. The acquisition or opening of one or more additional branches is under consideration, although at the date of this annual report no agreement to engage in any particular transaction has been entered into. Other methods of leveraging the additional capital, such as increased borrowings, are also possible. However, no assurance can be given that the Company will be able to satisfactorily leverage the additional capital nor that, if it is able to do so, it will be able to maintain the same asset mix or average asset yields in its current portfolio.

Average Balances, Interest Rates and Yield

         The following table presents for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.

                                                                      For the Year Ended September 30,
                                                                      --------------------------------
                                                    1997                                  1996
                                                    ----                                  ----
                                                                  Average                             Average
                                      Average                     Yield/    Average                   Yield/
                                      Balance      Interest        Cost     Balance      Interest      Cost
                                    ----------     --------      -------   ----------    --------    ---------
                                                                 (Dollars in Thousands)

Interest-earnings assets:
Loans receivable (1) .............    $ 62,520     $  4,833        7.73%    $ 57,794     $  4,328        7.49%
Mortgage-backed securities .......       7,045          474        6.73        6,334          396        6.25
Investment securities ............      21,626        1,332        6.16       24,136        1,388        5.75
Federal funds sold ...............       7,868          439        5.58        2,310          123        5.32
                                      --------     --------     --------    --------     --------    --------
  Total interest-earning assets ..      99,059        7,078        7.15       90,574        6,235        6.88
                                                   --------                 --------     --------

Non-interest-earning assets ......       7,566                                 8,505
                                      --------                              --------
  Total assets ...................    $106,625                                99,079
                                      ========                              ========

Interest-bearing liabilities:
Savings accounts .................    $ 27,976          825        2.95     $ 27,154          814        3.00
Certificates of deposit ..........      38,084        1,907        5.01       40,284        2,130        5.29
Money market .....................       9,856          295        2.99       10,800          333        3.08
NOW accounts .....................       3,931          101        2.57        3,376           88        2.61
Other ............................       2,938           98        3.34        1,051           83        7.90
                                      --------     --------                 --------     --------
  Total interest-bearing
    liabilities .................       82,785        3,226        3.90       82,665        3,448        4.17
                                                   --------                              --------
Non-interest-bearing
    liabilities .................        7,198                                 4,987
                                      --------                               -------
  Total liabilities .............       89,983                                87,652
Equity ..........................       16,642                                11,427
                                      --------                              --------
  Total liabilities and equity ..     $106,625                              $ 99,079
                                      ========                              ========
Net interest income/spread (2)(3)                     3,852        3.25%                 $  2,787        2.71%
                                                   ========     ========                 ========     ========
Net earning assets/net
  interest margin (4)............     $ 16,274                     3.89%    $  7,909                     3.08%
                                      ========                  ========    ========                  ========
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities .....................                    1.20x                                  1.10x
                                                      =====                                  =====


RESTUBBED TABLE


                                                    1995
                                                    -----
                                                                Average
                                     Average                     Yield/
                                     Balance       Interest       Cost
                                    ----------     --------      -------
Interest-earnings assets:
Loans receivable (1) .............    $ 58,433     $  3,882        6.64%
Mortgage-backed securities .......       2,910          198        6.80
Investment securities ............      29,409        1,536        5.22
Federal funds sold ...............       1,740           99        5.69
                                      --------     --------
  Total interest-earning assets ..      92,492        5,715        6.18
                                                   --------

Non-interest-earning assets ......       7,929
                                      --------
  Total assets ...................    $100,421
                                      ========
Interest-bearing liabilities:
Savings accounts .................    $ 29,533          891        3.02
Certificates of deposit ..........      38,195        1,886        4.94
Money market .....................      11,779          397        3.37
NOW accounts .....................       3,290           86        2.61
Other ............................       1,358           29        2.14
                                      --------     --------
  Total interest-bearing
    liabilities .................       84,155        3,289        3.91
                                                   --------
Non-interest-bearing
    liabilities .................        4,819
                                      --------
  Total liabilities .............       88,974
Equity ..........................       11,447
                                      --------
  Total liabilities and equity ..     $100,421
                                      ========
Net interest income/spread (2)(3)                   $ 2,426        2.27
                                                   ========     ========
Net earning assets/net
  interest margin (4)............     $  8,337                     2.62%
                                      ========                  ========
Ratio of average interest-earning
 assets to average interest-bearing
 liabilities .....................                     1.10x
                                                       =====

(1) Average balances include non-accrual loans. Interest on such loans is recognized as and when received.
(2) Includes interest-bearing deposit in other financial institution.
(3) Interest-rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis of Net Interest Income

         One method of analyzing net interest income is to consider the effect of changes in the average balance and changes in the average rate on different categories of assets and liabilities. The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes related to outstanding balances and changes due to the changes in interest rates. Information is provided on changes attributable to
(i) changes in volume (i.e., changes in average balance (volume) multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                   Year Ended September 30,
                                                              -------------------------------------------------------------------
                                                                    1997 vs. 1996                          1996 vs. 1995
                                                              ----------------------------            ---------------------------
                                                               Increase (Decrease) Due to:            Increase (Decrease) Due to:
                                                               ---------------------------            ---------------------------
                                                              Rate        Volume      Total         Rate       Volume        Total
                                                                                      (In Thousands)

Interest-earning assets:

Loans receivable .....................................     $   143      $   362      $   505      $   489      $   (43)     $   446
Mortgage-backed securities ...........................          32           46           78          (17)         215          198
Investment securities ................................          94         (150)         (56)         145         (293)        (148)
Federal funds ........................................           6          310          316           (7)          31           24
                                                           -------      -------      -------      -------      -------      -------
     Total interest-earning assets ...................         275          568          843          610          (90)         520
                                                           -------      -------      -------      -------      -------      -------


Interest-bearing liabilities:

Savings accounts .....................................         (13)          24           11           (6)         (71)         (77)
Certificates of deposit ..............................        (110)        (113)        (223)         138          106          244
Money market .........................................         (10)         (28)         (38)         (32)         (32)         (64)
NOW accounts .........................................          (1)          14           13           (1)           3            2
Other ................................................         (69)          84           15           62           (8)          54
                                                           -------      -------      -------      -------      -------      -------
     Total interest-bearing liabilities ..............        (203)         (19)        (222)         161           (2)         159
                                                           -------      -------      -------      -------      -------      -------

Net change in net interest income ....................     $   478      $   587      $ 1,065      $   449      $   (88)     $   361
                                                           =======      =======      =======      =======      =======      =======


         The principal objective of the Company's interest rate risk policy is to avoid taking undue interest rate risk while continuing to satisfy customer demand for loans. Management seeks to limit, but not eliminate, interest rate risk by offering adjustable rate loans. However, during periods of low interest rates when customers prefer fixed-rate loan products, such as during fiscal 1997 and 1996, the Company makes fixed-rate loans, which can often be made at interest rates higher than those which must then be offered to attract borrowers willing to accept adjustable rate loans. To balance against the interest rate risk which accompanies the making of such loans, the Company is exploring offering other loan products which may provide loans with shorter terms or adjustable rates, such as a more competitive prime rate based home equity loan product.

         Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by the Bank's Asset/Liability Committee, consisting of five officers of the Bank. The committee meets weekly to review the pricing of the Bank's loan and deposit products. The Board of Directors of the Bank receives and reviews a report on the Bank's estimated interest rate sensitivity every month. When appropriate based upon its need to manage interest rate risk, the Company may emphasize adjustable rate loans or short term debt securities investments, or may seek to lengthen the maturities of its liabilities. The Company also seeks to cushion itself against interest rate fluctuations by preserving a loyal customer base with core deposits that are less prone to gravitate to high rate deposit products as interest rates rise. For example, at September 30, 1995, 1996, and 1997, the Bank had passbook and statement savings deposits of $27.2 million, $26.8 million and $26.8 million, respectively, reflecting a significant level of deposits with interest rates that did not change for more than three years.

             Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring the Company's estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or reprice within that time period. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within a specific time period and the amount of interest-bearing liabilities estimated to mature or reprice within that same time period. At September 30, 1997, the Company's one year gap position, the difference between the estimated amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was estimated to be a positive 18.08%, as shown on the table below.

         A gap is considered positive for any period when the amount of interest-sensitive assets exceeds the amount of interest sensitive liabilities estimated to reprice within such period. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets estimated to reprice within a given period. Accordingly, during a period of rising interest rates, the net interest income of an institution with a positive gap for such period could be positively affected as the cost of its interest-bearing liabilities may rise more slowly than the yield on its interest-earning assets. Net interest income of such an institution could be negatively affected during a period of falling interest rates. The effect could be the reverse for an institution with a negative gap. However, the repricing of most assets and liabilities is discretionary and subject to customer preference. Thus, for example, during periods of rising interest rates, loan customers may delay the sales of their homes, resulting in reduced loan turnover. At the same time, deposit customers with low-rate savings, demand and NOW accounts may accelerate the migration of deposits into higher rate certificates of deposit as the rates on certificates of deposit become more attractive.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are estimated by the Company, based upon certain assumptions, to reprice or mature in each of the future time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. Loans and mortgage-backed securities with adjustable rates are reflected during the period in which repricing is scheduled. Fixed-rate mortgage loans and fixed rate mortgage-backed securities are included in the table without regard to scheduled principal payments or assumed voluntary prepayments. Federal funds sold are assumed to be immediately interest sensitive. Prior to approximately December 1994, the documentation for new adjustable rate loans provided that each loan would reprice either on January 1 or July 1 of each year. Therefore, the interest rate adjustments on such loans were bunched together rather than spread throughout the year, so three month gap analysis may be distorted and one year gap information may be more meaningful.

         The Company assumes that 70% of savings accounts, money market accounts and NOW accounts are core deposits and therefore are expected to reprice beyond five years. The remainder of such deposits are assumed to reprice ratably over the first five years. Certificates of deposit are included based upon their contractual maturities.

         Estimates of loan prepayment rates and deposit turnover rates can have a significant impact on the Company's estimated gap. While the Company believes the assumptions used to prepare the following table are reasonable, there can be no assurance that such estimates will approximate actual future loan repayment and deposit withdrawal activity.


                                                                         At September 30, 1997
                                      ----------------------------------------------------------------------------------------
                                        Less          Three
                                        Than         Months       Over One     Over Three    Over Five      More
                                       Three         Through       Through      Through       Through       Than
                                       Months       One Year     Three Years   Five Years    Ten Years    Ten Years     Total
                                       ------       --------     -----------   ----------    ---------    ---------     -----
                                                                        (Dollars in Thousands)
Interest-earnings assets:
Loans receivable..................   $ 3,198        $ 32,476     $ 2,267         $ 2,548       $ 1,119      $24,297     $65,905
Mortgage backed securities........       376           1,521       6,249           2,827         1,140          534      12,647
Federal funds sold................     5,100               -           -               -             -            -       5,100
Investment securities ............     4,704           9,503       9,970           1,525             -            -      25,702
                                     -------        --------     -------        --------       -------     --------    --------
   Total interest-earning assets      13,378          43,500      18,486           6,900         2,259       24,831     109,354
                                     -------        --------     -------        --------       -------     --------    --------
Interest-bearing liabilities:
NOW accounts......................        62             186         496             496         2,896            -       4,136
Savings accounts .................       403           1,207       3,220           3,220        18,789            -      26,839
Money market accounts.............       134             400       1,068           1,068         6,222            -       8,892
Certificates of deposits..........    12,785          21,934       3,464              64             -            -      38,247
Borrowings........................         -               -           -               -             -            -           -
                                     -------        --------     -------        --------       -------     --------    --------
   Total interest-bearing
   liabilities....................    13,384          23,727       8,248           4,848        27,907            -      78,114
                                     -------        --------     -------        --------       -------     --------    --------
Interest-earning assets less
Iterest-bearing liabilities ......   $    (6)       $ 19,773    $ 10,238          $2,052     $ (25,648)     $24,831      31,240
                                     ========       ========    ========        ========     =========     ========    ========

Cumulative interest sensitivity
gap...                                   $(6)       $ 19,767    $ 30,005        $ 32,057     $   6,409      $31,240
                                     ========       ========    ========        ========     =========     ========
Cumulative gap to total assets....      (0.01)%        16.89%      25.64%          27.39%         5.48%       26.69%
                                     ========       ========    ========        ========     =========     ========
Cumulative gap to
interest-earning
assets.............................    (0.01)%        18.08%       27.44%          29.31%         5.86%       28.57%
                                     ========       ========    ========        ========     =========     ========

Cumulative interest-earning
assets to cumulative
interest-bearing liabilities           99.96%        153.26%      166.15%         163.85%       108.20%      139.99%
                                     ========       ========    ========        ========     =========     ========

         Analysis of Market Risk. In addition to analysis of gap, the Company expects that in the future it will also analyze susceptibility to interest rate fluctuations based upon the OTS Net Portfolio Value ("NPV") model. The OTS calculated the susceptibility to interest rate fluctuations by analyzing the effect on NPV of various interest rate shock scenarios. NPV represents the difference between the present value of the expected cash flows from assets less the present value of expected cash flows on liabilities. Because the Bank only recently converted from a state chartered to a federally chartered savings bank, and because the Bank is exempt from the OTS rules which require additional capital to support excess interest rate risk, the Bank has not yet obtained an analysis from the OTS of its change in NPV based upon changes in interest rates.

         In the interim, in addition to the gap analysis set forth above, the Company has prepared the following table which sets forth the expected maturity, weighted average interest rate and fair value of its on balance sheet financial instruments at September 30, 1997. Asset and liability maturities are based upon the same assumptions set forth above with respect to the gap analysis table and fair values are based upon the assumptions set forth in Note 19 of the accompanying Notes to Financial Statements. The Company recognizes that in any rapidly changing interest rate scenario, consumer preferences often shift dramatically, and unpredictably. For example, in an increasing interest rate environment, some borrowers may seek to refinance adjustable rate loans into fixed rates in order to lock in fixed rates before interest rates go even higher, while new home purchasers may seek adjustable rate loans in the belief that interest rates will go back down. Consumer preferences can have a substantial affect on the accuracy of projections of changes in future income or value when such projections are based upon interest rate sensitivity analysis. Therefore, although the Company considers interest rate sensitivity to be an important component of its analysis of product offerings and pricing, other factors, such as maintaining a satisfactory spread, are also important. The reader is cautioned not to place undue emphasis on interest rate sensitivity analysis.

                                                                       At September 30, 1997
                                                                    ----------------------------
                                                            One to       Two to     More than     Total
                                                To One        Two        Three        Three       Book         Fair
                                                  Year       Years       Years        Years       Value       Value
                                                                       (Dollars in Thousands)
Financial Assets
Cash and cash equivalents                      $5,100        $ -         $   -     $ 3,218     $ 8,318       $8,318
  Weighted average interest rate                 6.25%          -            -           -        3.83%
Investment securities available for sale        7,794       3,297        6,681       5,127      22,899       23,010
  Weighted average interest rate                 6.19%       6.18%        6.05%       7.09%       6.35%
Mortgage-backed securities available for sale       -           -            -       6,994       6,994        6,990
  Weighted average interest rate                    -           -            -       6.71%       6.71%
Mortgage-backed securities held to maturity       212         556          873       4,012       5,653        5,766
  Weighted average interest rate                 7.00%       5.01%        6.98%       7.11%       6.87%
Federal Home Loan Bank stock                        -           -            -         638         638          638
  Weighted average interest rate                    -           -            -       6.49%       6.49%
Equity securities                                   -           -            -       2,165       2,165        2,990
  Weighted average interest rate                    -           -            -       5.21%       5.20%
Real estate loans - fixed-rate                  2,387         101          117      26,259      28,864       28,864
  Weighted average interest rate                 7.43%       8.82%        8.62%       7.99%       7.95%
Real estate loans - adjustable-rate            32,989       1,225          608       1,379      36,201       36,201
  Weighted average interest rate                 7.50%       6.44%        7.50%       8.05%       7.48%
Consumer loans                                    299          80          136         325         840          840
  Weighted average interest rate                 9.99%      11.09%       11.09%      10.44%      10.45%
Deposits
Savings accounts                                1,610       1,610        1,610      22,009      26,839       26,839
  Weighted average interest rate                 3.00%       3.00%        3.00%       3.00%       3.00%
Certificates of deposit                        34,719       2,684          780          64      38,247       38,247
  Weighted average interest rate                 5.08%       5.19%        6.04%       5.10%       5.11%
Money market accounts                             534         534          534       7,290       8,892        8,892
  Weighted average interest rate                 3.00%       3.00%        3.00%       3.00%       3.00%
Now accounts                                      248         248          248       3,392       4,136        4,136
  Weighted average interest rate                 2.50%       2.50%        2.50%       2.50%       2.50%
Demand accounts                                     -           -            -       4,869       4,869        4,869
  Weighted average interest rate                    -           -            -           -           -

Comparison of Financial Condition at September 30, 1997 and September 30, 1996

         Total assets at September 30, 1997 were $117.0 million compared to $96.3 million at September 30, 1996, an increase of $20.7 million, or 21.5%. The increase resulted principally from the net proceeds from the Conversion of $19.6 million, excluding the ESOP loan. Due to the active solicitation of new residential mortgage loans, the Company increased its loans, net by $7.0 million, or 11.9%, from $58.7 million at September 30, 1996 to $65.7 million at September 30, 1997. The Company invested the remainder of the net proceeds of the Conversion principally in investment and mortgage-backed securities available for sale, which increased $3.6 million and $7.0 million, respectively, at September 30, 1997 compared to September 30, 1996. Total deposits decreased by $459,000 from $83.4 million at September 30, 1996 to $83.0 million as of September 30, 1997. Management believes the decrease in deposits resulted principally from the use of deposits by some customers to purchase stock of the Company in the Conversion. The Bank opened a new branch in March 1997, which had total deposits of $2.1 million at September 30, 1997. Such deposits partially offset the decline as deposits were used to purchase stock.

         Total equity increased to $32.6 million at September 30, 1997, from $11.7 million at September 30, 1996. Included in the equity is an increase of $19.7 million representing the net proceeds from the initial public offering after deducting unallocated ESOP stock, and an increase of $416,000 in the net unrealized gain on securities available for sale.

Comparison of Operating Results for the Years Ended September 30, 1997 and September 30, 1996

         General. Net income for the year ended September 30, 1997 was $756,000, compared to $558,000 for the year ended September 30, 1996. The improvement in net income resulted principally from an increase in net interest income of $1.1 million, caused by an increase in the yield on interest-earning assets, an increase in the volume of interest-earning asset and a decrease in the cost of funds. This improvement was offset by a decrease in non-interest income of $378,000 and an increase in both non-interest expenses of $404,000 and income tax expense of $89,000.

         Interest Income. Interest income increased by $843,000, or 13.5%, from $6.2 million in fiscal 1996 to $7.1 million in fiscal 1997. The average balance of interest-earning assets during the fiscal 1997 increased by $8.5 million, or 9.4%, compared to fiscal 1996. This increase was caused principally by the effect of investing (a) in excess of $50 million of stock subscriptions received by the Bank pending consummation of the Conversion and (b) the additional capital received when the Company's stock was sold. The stock subscriptions were invested in federal funds sold, representing the principal cause of an increase in the average balance of federal funds sold from $2.3 million in fiscal 1996 to $7.9 million in fiscal 1997. The average balance of loans increased by $4.7 million, or 8.2%, in fiscal 1997 compared to fiscal 1996, as management actively pursued an increase in loan originations. The average balance of investment securities declined by $2.5 million from fiscal 1996 to 1997 as the proceeds from maturing investment securities were redeployed into higher-yielding loans in the early part of the year, to be replenished after the Conversion. Accompanying these increases in average volume was an overall increase in average yield of 27 basis points, including an increase in the average rate earned on loans of 24 basis points to 7.73% from 7.49% as the Company's ARM loans had all reached fully indexed rates and new mortgage loans tended to be fixed-rate loans with slightly higher interest rates. Yields on other asset categories also increased due to higher market rates on federal funds sold and security investments.

         Interest Expense. Interest expense decreased $222,000 from $3.4 million in fiscal 1996 to $3.2 in fiscal 1997. The principal cause for the decrease was a decrease of 27 basis points in the average cost of funds in fiscal 1997, represented principally by a decline in the rate paid on certificates of deposit as the Company realized the benefits of low market interest rates coupled with its efforts to reduce its cost of funds. The average balances of interest-bearing liabilities increased by $120,000 due to the stock subscriptions received in connection with the Conversion, which had interest rates equal to the rates paid on the accounts into which the depositor deposited the subscription funds, or 3% if not held in a customer deposit account. Thus, the increase in deposits was represented by increases in the volume of low cost deposit categories while the average volume of certificates of deposit, the Company's highest costing deposits, declined by $2.2 million, and the average rate paid on such deposits declined by 28 basis points. Interest expense during fiscal 1997 included $74,000 of interest paid at the 3% rate on stock subscriptions not deposited into customer accounts.

         Net Interest Income. Net interest income before the provision for loan losses increased by $1.1 million from fiscal 1996 to fiscal 1997, representing the net effect of the $843,000 increase in interest income and the $222,000 decrease in interest expense. The overall increase in net interest income was reflected in an increase in the Company's spread by 54 basis point from 2.71% to 3.25%.

         During both fiscal 1997 and 1996, non-performing assets were at low levels and changes in the level of average non-performing assets from fiscal 1996 to fiscal 1997 did not have a material effect on the change in net interest income.

         Provision for Loan Losses. From fiscal 1996 to fiscal 1997, the provision for loan losses was reduced by $3,500 from $23,500 to $20,000. The decrease in the provision resulted from management's assessment of the adequacy of the allowance for loan losses, the level of non-performing, delinquent and classified loans, and the Company's historical experience. Throughout 1996 and 1997, the Company had low levels of non-performing, delinquent and classified loans, and net charge-offs amounted to only $15,000 in fiscal 1996 and $4,000 in fiscal 1997. All charge-offs during both periods were on non-real estate secured consumer loans. More than 85% of the Company's loans throughout fiscal 1995, 1996 and 1997 were secured by first mortgages on owner-occupied one-to-four family residences, which, when compared to unsecured loans or commercial mortgage loans, tend to have lower default rates and, even after default, tend to result in lower charge-offs as a percentage of total loan amount. Therefore, the provision for loan losses in all three periods represented principally the replenishment of amounts charged against the allowance.

         The Company periodically reviews its loan portfolio, level of charge-offs and recoveries, general economic conditions and other factors to determine whether the allowance for loan losses is at a level which management believes is adequate. Any determination of the adequacy of the allowance for loan losses are necessarily speculative based upon estimates of the future performance of the Company's loan portfolio. Although the Company maintains its allowance for loan losses at a level which it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the current estimated amounts. As a result, higher provisions for loan losses may be necessary in future periods which would adversely affect operating results.

         Non-Interest Income. Non-interest income amounted to $343,000 for 1997 as compared to $721,000 for 1996. The $378,000 decrease was principally because during fiscal 1996, the Company recovered $232,000 of the reserve created in fiscal 1995 for possible Nationar losses, compared to a $9,000 additional recovery in 1997. The net realized gains on securities sold declined by $114,000 between the periods because the Company did not sell any investment securities during 1997. The Company also experienced a $26,000 decline in capital gain distributions on its mutual fund investments from fiscal 1996 to 1997. The mutual fund pays regular dividends and traditionally pays a capital gain dividend each year in December. The amount of the capital gain dividend depends upon the market value of the securities owned by the fund and the timing of its securities trading activities, which, depending upon market conditions, result in realized gains which are distributed each December.

         Non-Interest Expense. Non-interest expense increased by $404,000 from $2.6 million in 1996 to $3.0 million in fiscal 1997. Salaries and benefits expense increased by $150,000 due to $83,000 of benefits expense in connection with the Company's ESOP and $67,000 representing the combined effect of normal salary increases, promotions and an increase in staff by approximately two full time equivalent employees. The $83,000 of ESOP expense corresponded to $45,000 contributed to the ESOP in the form of principal payments on the ESOP loan, an additional $22,000 representing the amount required to be recorded as an expense under accounting rules due to an increase in the market value of the stock released from the lien of the ESOP loan, and $16,000 in administrative expense related to the ESOP. The principal payments on the ESOP loan are $45,000 per calendar quarter. Interest on the ESOP loan payable to the Company is eliminated in consolidation. Fiscal 1997 also included a $50,000 expense for costs related to the removal of environmental contamination on property adjoining the Bank's main office. Furthermore, during the period from the completion of the Conversion through the end of fiscal 1997, the Company incurred or accrued $79,000 of expenses related to operating a public company and holding the first annual meeting of stockholders.

         Income Tax Expense. Income tax expense increased from $351,000 in fiscal 1996 to $440,000 in fiscal 1997. The increase was principally the result of the increase in the Company's income before taxes from $909,000 in fiscal 1996 to $1.2 million in fiscal 1997. The Company's effective tax rate declined from 38.6% in fiscal 1996 to 36.8% in fiscal 1997 principally due to a reduction in deferred tax liabilities caused by changes in New York State law regarding the tax bad debt deduction. Most of the Company's income is taxable under both federal and New York State income tax laws. Tax-exempt municipal bonds were not a material income-producing factor in any of the years described herein.

Comparison of Financial Condition at September 30, 1996 and September 30, 1995

         Total assets at September 30, 1996 were $96.3 million compared to $101.0 million at September 30, 1995, a decrease of $4.7 million, or 4.7%. The decrease resulted principally from the deliberate attempt by the Company to reduce its cost of funds, as discussed above. Total deposits also decreased $4.7 million between the same dates from $88.1 million to $83.4 million. Furthermore, the liquidation of Nationar by the Superintendent resulted in the termination of the Company's $1.0 million repurchase agreement borrowing with Nationar, which reduced the Company's total assets by that amount.

         The deposit outflow was funded principally by a reduction in the Company's portfolio of investment securities, which totaled $27.8 million at September 30, 1995 and decreased by $4.7 million to $23.1 million at September 30, 1996. Federal funds sold also decreased by $2.1 million, principally because assets classified as federal funds sold, which had been frozen at Nationar, were repaid to the Company as Nationar was liquidated. Due to the active solicitation of new residential mortgage loans, the Company was able to maintain its loan portfolio despite the reduction in overall size, as loans receivable, net, increased by $808,000, or 1.4%, from $57.9 million at September 30, 1995 to $58.7 million at September 30, 1996.

         The Company's total stockholder's equity at September 30, 1996 was $11.7 million, an increase of $650,000, or 5.9%, over the September 30, 1995 level. This increase was composed of 1996 net income of $558,000 and a $92,000 increase in the net unrealized gain in securities available for sale.

         On December 29, 1995, in accordance with an interpretation by the Financial Accounting Standard Board (the "FASB"), the Company reclassified its entire investment securities portfolio from "held to maturity" to "available for sale." This was done in order to provide the Company with additional flexibility in dealing with liquidity and funding requirements, although the Company has generally not engaged in the sale of securities classified as available for sale. See Notes 1 and 3 of Notes to Financial Statements

Comparison of Operating Results for the Years Ended September 30, 1996 and September 30, 1995

         General. Net income for the year ended September 30, 1996 was $558,000, compared to a loss of $462,000 for the year ended September 30, 1995. The improvement in net income resulted principally from the following factors. First, the Company received payment of a substantial portion of its claims against Nationar in fiscal 1996, allowing the Company to recover $232,000 of the $279,000 provision for possible Nationar losses recorded in fiscal 1995. Second, in fiscal 1995, the Company recognized in one lump sum its entire estimated accrued expense of post-retirement benefits other than pensions for its employees in accordance with SFAS No. 106. See Note 13 of Notes to Financial Statements. Third, the Company's FDIC insurance premium was substantially reduced from 1995 to 1996 as the BIF of the FDIC reached its required reserve ratio and FDIC insurance premiums for BIF-insured institutions were virtually eliminated. However, the Company instead incurs expenses associated with the repayment of the bonds (the "FICO bonds") issued in the late 1980s to recapitalize the now defunct Federal Savings and Loan Insurance Corporation at a rate of 0.013% of deposits. Finally, the

Company's net interest income before the provision for loan losses increased $361,000 as the Bank's spread increased, which increase more than offset a decline in the average balance of interest-earning assets.

         Interest Income. Interest income increased $520,000, or 9.1%, from $5.7 million in fiscal 1995 to $6.2 million in fiscal 1996. The principal cause of this increase was an increase in the average rate earned on loans of 85 basis points from 6.64% to 7.49% and the average rate earned on investment securities of 53 basis points from 5.22% to 5.75%, which more than offset decreases in the rates earned on mortgage-backed securities and federal funds sold. The increase in the rate earned on loans resulted principally from the upward adjustment of the interest rates on the Company's teaser rate residential mortgage. These upward adjustments, which brought the yields on the loans closer to market rates, more than outweighed the declining and then level general market interest rate conditions during fiscal 1996 which was the principal cause of a decline in yields on other assets. The increase in yields on investment securities resulted from the combined effect of an increase in the proportion of corporate debt securities in the investment portfolio and the rollover of maturing investment securities with lower yields acquired during fiscal 1994 into new investment securities with higher yields as market interest rates were, in general, slightly higher. The decline in the yield on mortgage-backed securities was partially caused by the Company's decision to increase its mortgage-backed securities portfolio to increase yields. Although the new mortgage-backed securities generally had higher yields than new investment securities, the yields were lower than the Company's older mortgage-backed securities, resulting in a reduction in the average yield on that portfolio.

         In addition, as interest rates generally rose throughout 1994, customer preference gradually shifted from ARMs to fixed-rate mortgage loans, apparently due to borrower fears that rates would continue to rise and rates on ARMs would continue to adjust upward. Although in 1994 and before, the Company occasionally sold fixed rate residential mortgage loans to FNMA with servicing retained by the Company, since 1995 the Company has retained in its portfolio all fixed-rate residential mortgage loans it has originated. During fiscal 1996, virtually all of the Company's residential mortgage loan originations were fixed-rate loans. The customer preference for fixed-rate loans positively affected interest income during fiscal 1996 in two ways. First, newly originated fixed-rate loans generally have higher interest rates than even the fully indexed initial rate on newly originated ARMs. In addition, with the waning of customer interest in ARMs, the Company no longer originated teaser rate ARMs with low initial interest rates.

         These factors which increased interest income from fiscal 1995 to fiscal 1996 far outweighed the adverse effect on interest income of a $1.9 million, or 2.1%, reduction in average interest-earning assets from $92.5 million in fiscal 1995 to $90.6 million in fiscal 1996. The average balance of loans, the Company's largest interest-earning asset category, decreased by $639,000, or 1.1%, between the periods. Investment securities, the next largest category of interest-earning assets, declined by $5.3 million, or 17.9%, which decline was partially offset by an increase in mortgage-backed securities of $3.4 million, or 117.7%, between the periods. The decline in the average balance of interest-earning assets was a direct result of management's decision to try to decrease the Company's cost of funds, which reduced funding sources for asset maintenance or growth.

         Interest Expense. Interest expense increased $159,000 from $3.3 million in fiscal 1995 to $3.4 million in fiscal 1996. The principal cause of the increase was an increase in the average balance of certificates of deposit by $2.1 million, or 5.5%, from fiscal 1995 to fiscal 1996, coupled with an increase in the average rate paid on such accounts by 35 basis points. The increase in both the average balance and rate paid on certificates of deposit was caused by the combined effect of the post-Nationar special promotion (which generated certificates of deposit that did not begin to mature until late-February 1996) and the generally rising interest rates during 1994. As market interest rate conditions peaked in early calendar year 1995, some customers sought certificates of deposit with maturities in excess of 18 months to lock in the high interest rates. These high rate certificates of deposit continued to increase interest expense through fiscal 1996.

         In addition, during fiscal 1996, the Company recognized $39,000 of interest expense representing interest allocable to fiscal 1995 related to a repurchase agreement with Nationar. When the assets of Nationar were frozen, the Company believed that it would be permitted to offset the repurchase agreement against its frozen deposit accounts at Nationar so no interest cost should be accrued on the repurchase agreement. However, when the Superintendent made his first distribution to the Company on account of its Nationar claim in fiscal 1996, the Company was charged $83,000 of interest on the repurchase agreement, of which $39,000 was on account of interest during fiscal 1995. This amount is included as interest on other liabilities in 1996.

         Net Interest Income. Net interest income before the provision for loan losses increased by $361,000 from fiscal 1995 to fiscal 1996, representing the net effect of the $520,000 increase in interest income partially offset by the $159,000 increase in interest expense. The overall increase in net interest income was caused principally by an increase in the Company's spread by 44 basis points from 2.27% to 2.71%. While management continued to concentrate its asset investments in loans to increase average overall yields, management also sought to reduce its cost of funds by reducing its emphasis on certificates of deposit as funding sources. The average yield on interest earning assets increased by 70 basis points compared to an increase in the average cost of funds of 26 basis points.
         During both fiscal 1996 and 1995, non-performing assets were at low levels and changes in the level of average non-performing assets from fiscal 1995 to fiscal 1996 did not have a material effect on the change in net interest income.

         Provision for Loan Losses. From fiscal 1995 to fiscal 1996, the provision for loan losses was reduced by $5,500 from $29,000 to $23,500. The decrease in the provision resulted from management's assessment of the adequacy of the allowance for loan losses, the level of non-performing, delinquent and classified loans, and the Company's historical experience. Throughout 1995 and 1996, the Company had low levels of non-performing, delinquent and classified loans, and net charge-offs amounted to only $21,000 in fiscal 1995 and $15,000 in fiscal 1996. All charge-offs during both periods were on non-real estate secured consumer loans.

         Provision for Nationar Losses. After Nationar was closed in February 1995, there was substantial uncertainty regarding the amounts which claimants would be able to recover as the Superintendent proceeded with the liquidation process. The Company determined to create an allowance for losses by recording a $279,000 provision for losses on its Nationar claims.

         During fiscal 1996, the Superintendent began to make liquidating distributions on Nationar claims and the uncertainty regarding the recovery of the Company's Nationar assets was alleviated. As a result, the Company determined that its existing allowance exceeded the uncertainties associated with its remaining claim, and the Company recovered $232,000 of the allowance. The remainder of the allowance in the amount of $47,000 represented the Nationar capital stock and capital debentures owned by the Company, and was not expected to be recovered. However, $9,000 was recovered in fiscal 1997 when the Superintendent made an additional payment.

         Non-interest Income. Non-interest income increased from $450,000 in fiscal 1995 to $721,000 in fiscal 1996. The principal cause of the increase was an increase in net gains on the sale of securities by $101,000 recognized when the Company sold a portion of its investment in Student Loan Marketing Association stock during fiscal 1996 at a gain of $120,000. Capital gain distributions decreased by $62,000 from fiscal 1995 to fiscal 1996 because of fluctuations in the realization of gains by the mutual fund in which the Company invests.

         Non-interest Expense. Non-interest expense, excluding the effect of the Nationar-related provision discussed above, declined by $77,000 from fiscal 1995 to fiscal 1996. The principal cause of the decline was a $132,000 decline in FDIC insurance premiums. During the quarter ended June 30, 1995, the BIF of the FDIC reached its required reserve ratio of 1.25% of insured deposits. As a result, FDIC insurance premiums for BIF-insured institutions, such as the Bank, were reduced beginning with the quarter ended September 30, 1995. Prior to the reduction in the premium rate, the Bank was paying deposit insurance premiums equal to 0.23% of deposits. During the quarter ended September 30, 1995, the rate was reduced to 0.04% and beginning January 1, 1996, the rate was reduced to the statutory minimum of $2,000 per year regardless of deposit levels.

         After Nationar was closed, and in anticipation of the adverse effects of having $2.7 million in non-earning assets frozen for an indefinite period of time while the Nationar liquidation was completed, the Company undertook a program of cost containment to seek to mitigate the loss of interest income. As a result, other categories of non-interest expense remained relatively constant from fiscal 1995 to fiscal 1996, increasing $19,000, or 2.3%. Compensation and benefits expense increased 1.4% due to normal fluctuations in salary and benefit costs, while occupancy expense increased 7.8% due to normal increases in the cost of occupying the Bank's headquarters in Goshen. Other operating expenses, representing regular expenses of banking operations such as depreciation, insurance, data processing, advertising, stationary and postage, increased by $19,000 or 2.3% from fiscal 1995 to 1996. The largest increase was in advertising expense, which approximately doubled from $31,000 to $60,000 as the Company aggressively advertised for new loans and increased general advertising in connection with the Bank's 125th anniversary.

         Effect of SFAS 106. SFAS 106, "Employer's Accounting for Post-retirement Benefits Other Than Pensions," issued in December 1990, requires that the cost of post-retirement benefits, other than pensions, be recognized on an accrual basis as employees perform the services which earn the post-retirement benefits. This departed from prior practice in which the costs of such benefits were recognized as and when paid. Prior to the adoption of SFAS 106, the Company offered all its retired employees health, dental and life insurance coverage. After the adoption of SFAS 106, the Company reduced post-retirement non-pension benefits for employees who are not yet retired so current employees are now entitled to post-retirement health and dental benefits only if they have 23 years of service and their age plus years of service equals at least 75. SFAS 106 permits employers to accrue the additional liability for pre-adoption service credit either in one lump sum or gradually over a period of years. During fiscal 1995, the Company adopted SFAS 106 and elected to recognize its entire estimated accrued obligation for post-retirement non-pension benefits in one lump sum in the year of adoption. Therefore, in fiscal 1995, the Company recognized a net expense of $394,000 as the cumulative effect of an accounting change, representing estimated accrued liability of $656,000, net of related taxes of $262,000. In fiscal 1996, the Company recognized $108,000 as a component of compensation and benefits expense representing accrued liability for post-retirement benefits on account of services rendered during the year. See Note 13 of Notes to Financial Statements.

         Income Tax Expense. Income tax expense increased from a tax benefit of $16,000 in fiscal 1995 to a tax expense of $351,000 in 1996. This increase was principally the result of the increase in the Company's income before taxes and before the cumulative effect of accounting changes from a loss of $84,000 in fiscal 1995 to income of $909,000 in fiscal 1996.

Liquidity and Capital

           The Company's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and debt securities and capital gain distributions on its mutual fund investment. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan and securities sales are greatly influenced by general interest rates, economic conditions and competition.

           The primary investing activity of the Company is the origination of residential one-to-four family mortgage loans and the purchase of mortgage-backed and debt securities. During the years ended September 30, 1997, 1996 and 1995, the Company's loan originations totaled $13.3 million, $10.2 million and $7.8 million, respectively. Loans, net, after payments and charge-offs, increased by $7.0 million, $808,000 and $748,000 during such periods, respectively, while investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, increased by $9.0 million and declined by $2.9 million and $4.9 million, respectively, during the same periods. New loan and securities investments were funded primarily by principal repayments on loans, mortgage-backed and debt securities and during the last quarter of fiscal 1997, by the additional capital obtained in the Conversion.

         Deposits and other interest-bearing funding sources declined by $5.7 million, or 6.3%, from September 30, 1995 to September 30, 1996 and then declined by $459,000 from September 30, 1996 to September 30, 1997. Deposits decreased from 1995 to 1996 as part of management's efforts to reduce the Company's cost of funds. Deposits decreased from 1996 to 1997 principally because interest credited on deposits was more than offset by withdrawals to purchase stock of the Company in the Conversion. Deposit flows are also affected by the level of interest rates, the interest rates and products offered by the local competitors, and other factors.

           The Bank closely monitors its liquidity position on a regular basis. Excess short-term liquidity is invested in overnight federal funds sold. If the Bank requires funds beyond its ability to generate them internally, additional sources of funds are available through the use of borrowings. At September 30, 1997, the Bank had available lines of credit with the Federal Home Loan Bank of New York of $9.8 million. The Bank had outstanding borrowings of $2.0 million for a part of fiscal year 1997 but all borrowings were repaid by year end. The Bank may use borrowings to satisfy funding needs rather than increase the rates paid on new deposits, which could have had a greater adverse effect on the cost of funds. In the future, borrowings may also provide an appropriate method of leveraging the additional capital obtained in the Conversion.

           Loan commitments totaled $3.1 million at September 30, 1997, and the Bank had $1.1 million of unused home equity lines of credit and $192,000 of unused consumer overdraft checking lines of credit. Management anticipates that the Bank will have sufficient funds available to meet its current loan commitments. Certificates of deposit, which are scheduled to mature in one year or less from September 30, 1997, totaled $34.7 million. Management anticipates that the Bank will be able to retain substantially all of such deposits if the Bank decides to do so to fund loans and other investments.

           At September 30, 1997, the Bank exceeded all regulatory capital requirements of the OTS applicable to it, with tangible and core capital of $21.3 million, or 19.6% of adjusted assets and total risk-based capital of $21.5 million, or 39.1% of risk-weighted assets. The Bank was classified as "well capitalized" at September 30, 1997 under OTS regulations.

         The Bank is subject to the minimum liquidity regulations of the OTS. At September 30, 1997, and since the Bank became a federal savings bank in March 1997, OTS regulations required that the Bank maintain liquid assets equal to at least 5% of its net withdrawable accounts plus short term borrowings, measured on a monthly basis. The Bank has satisfied this requirement throughout the period during which it has been a federal savings bank, and at September 30, 1997 had liquid assets equal to 31.7% of net withdrawable accounts plus short term borrowings. Effective November 24, 1997, the OTS revised its liquidity regulations to reduce the liquidity requirement to 4% and simplify the administrative burdens associated with the calculation of liquidity ratios.

Impact of Inflation and Changing Prices

           The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with Generally Accepted Accounting Principals ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services, although interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation.

Impact of New Accounting Standards

         Accounting for Long Lived Assets. In 1995, the FASB issued SFAS No. 121, "Accounting for Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS 121"). This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement became effective for the Bank on October 1, 1996. Adoption of this Statement did not have a material impact on the earnings or financial statements of the Bank.

         Accounting for Stock-Based Compensation. In November 1995, the FASB issued SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 establishes financial accounting standards for stock-based employee compensation plans. SFAS 123 permits the Bank to choose either a new fair value based method or the current Accounting Principles Board ("APB") Opinion 25 intrinsic value based method of accounting for its stock-based compensation arrangements. SFAS 123 requires pro forma disclosures of net earnings and earnings per share computed as if the fair value based method had been applied in financial statements of companies that continue to follow current practice in accounting for such arrangements under APB Opinion 25. SFAS 123 applies to all stock-based employee compensation plans in which an employer grants shares of its stock or other equity instruments to employees except for employee stock ownership plans. SFAS 123 also applies to plans in which the employer incurs liabilities to employees in amounts based on the price of the employer's stock, (e.g., stock option plans, stock purchase plans, restricted stock plans, and stock appreciation rights). The statement also specifies the accounting for transactions in which a company issues stock options or other equity instruments for services provided by nonemployees or to acquire goods or services from outside suppliers or vendors. The recognition provisions of SFAS 123 for companies choosing to adopt the new fair value based method of accounting for stock-based compensation arrangements may be adopted immediately and will apply to all transactions entered into in fiscal years that begin after December 15, 1995. However, disclosure of the pro forma net earnings and earnings per share, as if the fair value method of accounting for stock-based compensation had been elected, is required for all awards granted in fiscal years beginning after December 31, 1994. The Company is still evaluating the two available alternatives under SFAS 123 and has not yet determined which alternative to use in connection with currently proposed stock based compensation plans.

         Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities, addressing, for example, the financial statement effect of transactions such as the sale of loans with full or partial recourse. After a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred. The entity ceases to recognize financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and may only be applied prospectively. The adoption of SFAS 125 has not had a material impact on the Company.

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 128, "Earnings per share" (SFAS No. 128). SFAS No. 128 replaced the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the diluted EPS computation.

         Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (such as the Company's stock options). This Statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier adoption is not permitted. This Statement requires restatement of all prior-period EPS data presented. The adoption of SFAS No. 128 will provide additional disclosure but will not affect financial condition or results of operations.

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 129, "Disclosure of Information about Capital Structure" (SFAS No. 129). In accordance with SFAS No. 129, companies will be required to provide in the financial statements a complete description of all aspects of their capital structure, including call and put feature, redemption requirements and conversion options. The disclosures required by SFAS No. 129 are for financial statements for periods ending December 15, 1997. Management anticipated providing the required information in the 1998 annual financial statements.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" (SFAS No. 130). SFAS No. 130 states that comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. This statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1998 annual consolidated financial statements.

         In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosure about Segments on an Enterprise and Related Information" (SFAS No. 131). SFAS No. 131 establishes standards for reporting by public companies about operating segments of their business and for related disclosures about products and services, geographic areas and major customers. This statement is effective for fiscal years beginning after December 15, 1997. Management anticipates developing the required information for inclusion in the 1998 annual consolidated financial statements of GSB Financial Corporation.

Forward-Looking Statements

         When used in this Annual Report, in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized officer, words and phrases such as " will likely result" "are expected to," "will continue," "are estimated," "are anticipated" and other similar expressions, are intended to identify "forward-looking statements" under the Private Securities Litigation Reform Act. In particular, certain information customarily disclosed by financial institutions, such as estimates of interest rate sensitivity and the adequacy of the loan loss allowance, are inherently forward-looking statements because, by their nature, they represent attempts to estimate what will occur in the future.

         A wide variety of factors could cause the Company's actual results and experiences to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. Some of the risks and uncertainties that may affect operations, performance, results of the Company's business, the interest rate sensitivity of its assets and liabilities, and the adequacy of its loan loss allowance, include but are not limited to: (i) deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial services industry; (iv) changes in competition; and (v) changes in consumer preferences.

         Furthermore, changes in the economic circumstances of individual borrowers could have a material adverse effect on their ability to repay their loans regardless of general economic conditions. Likewise, financial adversity experienced by any one major business in the Company's market area could have a significant adverse effect on those of the Company's customers who are employees of that business or otherwise rely upon it for their economic well being. This could affect their ability to honor their loan obligations and their ability to maintain deposit balances.

         For these reasons, the Company cautions readers not to place undue reliance upon any forward-looking statements. Forward-looking statements speak only as of the date made and the Company assumes no obligation to update or revise any such statements upon any change in applicable circumstances.

                            GSB FINANCIAL CORPORATION
                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report .................................................................................22

Consolidated Statements of Condition at September 30, 1997 and 1996...........................................23

Consolidated Statements of Operations for the Years Ended September 30, 1997, 1996 and 1995...................24

Consolidated Statements of Equity for the Years Ended September 30, 1997, 1996 and 1995.......................25

Consolidated Statements of Cash Flows for the Years Ended September 30, 1997, 1996 and 1995................26-27

Notes to Consolidated Financial Statements ................................................................28-51




                          INDEPENDENT AUDITOR'S REPORT






To the Board of Directors
GSB Financial Corporation
1 South Church Street
Goshen, New York 10924


         We have audited the accompanying consolidated statements of financial condition of GSB Financial Corporation and Subsidiary (the "Company") as of September 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSB Financial Corporation and Subsidiary at September 30, 1997 and 1996, and the results of their operations, changes in stockholders' equity and their cash flows for each of the years in the three year period ended September 30, 1997, in conformity with generally accepted accounting principles.

Respectfully submitted,


/s/ Nugent & Haeussler, P.C.
-----------------------------
NUGENT & HAEUSSLER, P.C.
October 24, 1997
Newburgh, New York

GSB Financial Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except shares and per share amounts)

                                                                                           September 30,
                                                                                  ----------------------------
                                                                                     1997                1996
                                                                                  --------             -------
ASSETS
     Cash and due from banks                                                      $  3,218             $ 2,964
     Federal funds sold                                                              5,100               1,720
                                                                                  --------             -------
     Cash and cash equivalents                                                       8,318               4,684

     Investment securities available for sale (Note 3 and 4)                        26,638              23,081
     Mortgage-backed securities:
       Held to maturity (estimated market values of $5,766 and
       $6,529 at September 30, 1997 and 1996, respectively)(Note 5)                  5,653               6,474
       Available for sale (Note 6)                                                   6,990                   -
     Loans receivable, net (Note 7 and 8)                                           65,738              58,727
     Banking house and equipment (Note 9)                                            2,299               2,261
     Accrued interest receivable (Note 10)                                             788                 665
     Prepaid expenses and other assets                                                 622                 431
                                                                                  --------             -------
          Total assets                                                            $117,046             $96,323
                                                                                  ========             =======

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
     Deposits (Note 11)                                                           $ 82,983             $83,442
     Mortgagors' escrow deposits                                                        62                  54
     Accrued expenses and other liabilities                                          1,368               1,080
                                                                                  --------             -------
          Total liabilities                                                       $ 84,413             $84,576

  Commitments and contingent liabilities (Note 16)

  Stockholders'  Equity
     Preferred stock ($0.01 par value; 500,000 shares
        authorized; none issued)                                                         -                   -
     Common stock ($0.01 par value; 4,500,000 shares authorized; 2,248,250
        issued at September 30, 1997)                                                   22                   -
     Additional paid-in capital                                                     21,446                   -
     Retained earnings, substantially restricted                                    12,360              11,604
     Net unrealized gain on securities available
       for sale, net of taxes                                                          559                 143
     Unallocated ESOP stock (Note 13)                                               (1,754)                  -
                                                                                  --------             -------
          Total stockholders' equity                                              $ 32,633             $11,747
                                                                                  --------             -------
          Total liabilities and stockholders' equity                              $117,046             $96,323
                                                                                  ========             =======

GSB Financial Corporation and Subsidiary

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                            For the Years Ended September 30,
                                                                            ---------------------------------
                                                                         1997             1996             1995
                                                                         ----             ----             ----
                                                                   (In thousands except shares and per share amounts)
INTEREST INCOME
   Loans                                                           $    4,833           $4,328           $3,882
   Federal funds sold                                                     439              122               99
   Investment securities                                                1,332            1,388            1,535
   Mortgage-backed securities                                             474              396              198
                                                                   ----------           ------           ------
     Total interest income                                              7,078            6,234            5,714

INTEREST EXPENSE
   Deposit accounts                                                     3,128            3,364            3,260
   Other borrowings                                                        24               83               28
   Stock subscription interest expense                                     74                -                -
                                                                   ----------           ------           ------
     Total interest expense                                             3,226            3,447            3,288
   Net interest income                                                  3,852            2,787            2,426
   Provision for loan losses                                               20               24               29
                                                                   ----------           ------           ------
   Net interest income after provision for loan losses                  3,832            2,763            2,397

NON-INTEREST INCOME
   Service charges on deposit accounts                                    139              147              148
   Other income                                                           101              108              106
   Net realized gains on securities                                         1              115               14
   Capital gains distributions                                             93              119              181
   Nationar recovery                                                        9              232                -
                                                                   ----------           ------           ------
     Total non-interest income                                            343              721              449

NON-INTEREST EXPENSE
   Salaries and employee benefits                                       1,657            1,507            1,486
   Occupancy and equipment                                                361              333              319
   Data processing expenses                                               246              223              192
   Nationar writedown                                                       -                -              279
   Other non-interest expense                                             715              512              654
                                                                   ----------           ------           ------
     Total non-interest expense                                         2,979            2,575            2,930
                                                                   ----------           ------           ------
   Income before income taxes                                           1,196              909              (84)
   Income tax expense                                                     440              351              (16)
                                                                   ----------           ------           ------
Net income (loss) before cumulative
   effect of accounting change                                            756              558              (68)

Cumulative effect of accounting change-
   postretirement benefits                                                  -                -             (394)
                                                                   ----------           ------           ------
   Net income                                                      $      756           $  558           $ (462)
                                                                   ==========           ======           ======
   Earnings per share                                                   $0.37              N/A              N/A
   Weighted average shares outstanding                              2,068,444              N/A              N/A


                    GSB FINANCIAL CORPORATION AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                 Retained       Common      Unrealized
                                       Shares                    Additional      Earnings        Stock       Gain on
                                     Outstanding     Common       Paid - In    Substantially    Acquired     Securities,
                                       Common         Stock        Capital       Restricted      by ESOP     Net of Tax       Total
                                     -----------     ------      ----------    --------------   --------    ------------      -----
                                                           (In thousands, except shares and per share amounts)

Balance at September 30, 1994                  -     $   -       $     -           $11,508      $     -          $  -       $11,508
                                       ---------     -----       -------           -------      -------          ----       -------
Effect of adoption of SFAS 115                 -         -             -                 -            -            51            51
Net income (loss)                              -         -             -              (462)           -             -         (462)
                                       ---------     -----       -------           -------      -------          ----       -------
Balance at September 30, 1995                  -         -             -            11,046            -            51        11,097
                                       ---------     -----       -------           -------      -------          ----       -------
Net income                                     -         -             -               558            -             -           558
Change in net unrealized  gain on
  investment securities available
  for sale, net of income taxes                -         -             -                 -            -            92            92
                                       ---------     -----       -------           -------      -------          ----       -------
Balance at September 30, 1996                  -         -             -            11,604            -           143        11,747
                                       ---------     -----       -------           -------      -------          ----       -------
Net income                                     -         -             -               756            -             -           756
Sale of Common Stock                   2,248,250        22        21,424                 -            -             -        21,446
Acquisition of ESOP stock                      -         -             -                 -       (1,799)            -        (1,799)
ESOP shares committed to be released           -         -            22                 -           45                          67
Change in net unrealized  gain on
 investment securities available
 for sale, net of income taxes                 -         -             -                 -            -           416           416
                                       ---------     -----       -------           -------      -------          ----       -------
Balance at September 30, 1997          2,248,250     $  22       $21,446           $12,360      $(1,754)         $559       $32,633
                                       =========     =====       =======           =======      =======          ====       =======



                            GSB FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                           Years Ended September 30,
                                                                                         -----------------------------
                                                                                     1997            1996             1995
                                                                                     ----            ----             ----
                                                                                                (In Thousands)
Cash flows from operating activities:
Net income (loss)                                                               $     756          $   558          $  (462)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation                                                                          157              142              142
Provision for loan losses                                                              20               24               29
ESOP compensation expense                                                              67                -                -
Provision for Nationar loss contingency                                                 -             (232)             232
Write-down on Nationar stock and debentures                                             -                -               46
Net gain on sale of other real estate owned                                             -               (5)              (3)
Gain on sale of investment securities - held to maturity                                -                -              (14)
Gain on maturity/redemption of investment securities
available for sale                                                                     (1)            (115)               -
Other Assets                                                                         (314)             256              (23)
Net amortization on investment securities -  held to maturity                           -                -              554
Net amortization on investment securities -  avail for sale                            72              222                6
Net amortization (accretion) on mortgage - backed
securities - held to maturity                                                           1                2               (5)
Net amortization (accretion) on mortgage - backed
securities - available for sale                                                         2                -                -
Increase (decrease) in accrued expenses and other
Liabilities                                                                            18              262              497
                                                                                ---------          -------          -------
Net cash provided by operating activities                                             778            1,114              999
                                                                                ---------          -------          -------
Cash flows from investing activities:

Purchases of mortgage - backed securities held to maturity                           (405)          (3,653)          (2,578)
Purchases of mortgage - backed securities available for sale                       (7,108)               -                -
Proceeds from principal paydowns of mortgage - backed
  securities -  held to maturity                                                    1,225            1,581              405
Proceeds from principal paydowns of mortgage - backed
  securities - available for sale                                                     111                -                -
Proceeds from maturity and redemption of investment
  securities - held to maturity                                                         -                -           14,320
Proceeds from maturity and redemption of investment
  securities - available for sale                                                   9,173           11,511                -
Purchase of investment securities - held to maturity                                    -                -           (6,911)
Purchase of investment securities - avail for sale                                (12,111)          (7,401)          (2,080)
Proceeds from sale of investment securities
  held to maturity                                                                      -                -            1,036
Proceeds from sale of investment securities
  available for sale                                                                    -              702                -
Net (increase)  decrease  in loans                                                (7,032)             (988)            (820)
Capital expenditures                                                                (194)
                                                                                                       (78)             (57)
Proceeds from sale of other real estate owned                                           -              165               45
                                                                                ---------          -------          -------
Net cash provided (used) by investing activities                                 (16,341)            1,839            3,360
                                                                                ---------          -------          -------

                            GSB FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Cash flow from financing activities:
Net increase (decrease) in demand, statement passbook,
money market and NOW deposit accounts                                               (459)           (4,651)           1,697
Proceeds from borrowings                                                           2,000                 -                -
Repayments of borrowings                                                          (2,000)                -                -
Proceeds from issuance of common stock                                            22,483                 -                -
Conversion Costs                                                                  (1,036)                -                -
Purchase of ESOP Stock                                                            (1,799)                -                -
Increase (decrease) in advances from borrowers for taxes
and insurance                                                                          8               (45)               1
Net increase (decrease) in other borrowings                                            -            (1,000)          (1,000)
                                                                                --------           -------          -------
Net cash provided by (used in) financing activities                               19,197            (5,696)             698
                                                                                --------           -------          -------
Net increase (decrease) in cash and cash equivalents                               3,634            (2,743)           5,057
Cash and cash equivalents at beginning of year                                     4,684             7,427            2,370
                                                                                --------           -------          -------
Cash and cash equivalents at end of year                                        $  8,318           $ 4,684          $ 7,427
                                                                                ========           =======          =======

Additional Disclosures:

Supplemental disclosures of cash flows information-cash paid during year for:
     Interest on other borrowings                                               $     24           $    83          $    28
     Income taxes                                                                    935               120              (57)

Supplemental schedule of non-cash investing activities:

Reduction in loans receivable resulting from the  transfer
to real estate owned                                                                   -               157               42

Transfers of investment securities - held to maturity to
investment  securities - available for sale                                            -            20,913                -

Transfers of investment securities-trading portfolio to
investment  securities - available for sale                                            -                 -            2,172

Change in unrealized gains in investment securities -
available for sale                                                                   416                92               51


                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         A.  Organization

         GSB Financial Corporation ("GSB Financial") was incorporated under Delaware law in March 1997 as a holding company to purchase 100% of the common stock of Goshen Savings Bank (the "Bank"). On July 9, 1997, GSB Financial completed its initial public offering of 2,248,250 shares of common stock in connection with the conversion of the Bank from a mutual form institution to a stock savings bank (the "Conversion"). Concurrently with the Conversion, GSB Financial acquired all of the Bank's common stock. To date, the principal operations of GSB Financial Corporation and subsidiary (the "Company") have been those of the Bank.

         The Bank provides banking services to individual and corporate customers, with its business activities concentrated in Orange County, New York.

         A substantial portion of the Bank's loans are secured by real estate located in Orange County in New York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is dependent upon market conditions in that market area. In addition, other real estate owned, if any is also generally located in Orange County in New York State.

         The following is a description of the more significant policies the Company follows in preparing and presenting its consolidated financial statements:

         B.  Basis of Financial Statement Presentation

         The accompanying consolidated financial statement includes the accounts of GSB Financial and its wholly owned subsidiary, Goshen Savings Bank. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Significant intercompany transactions and amounts have been eliminated.

         C.  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         C.  Use of Estimates (Continued)

         While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans and foreclosed real estate may change materially in the near term.

         D.  Cash and Cash Equivalents.

         For purposes of the statements of cash flows, cash and cash equivalents include cash on hand and in banks, interest-earning deposits and Federal funds sold with original maturities of ninety days or less.

         E.  Investment and Mortgage-Backed Securities.

Securities Held to Maturity
         Government, federal agency, and corporate debt securities that management has the positive intent and ability to "hold until maturity" are stated at cost, adjusted for premium amortization and discount accretion, computed on a straight-line basis over the life of the note to maturity. This method of amortization differs from the interest method and results in immaterial differences for reporting purposes.

         Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized on a straight-line basis over the life of the pools to maturity. This method of amortization differs from the interest method and results in immaterial differences for reporting purposes.

Securities Available for Sale
         Securities to be held for indefinite periods of time including securities that management intends to use as part of its asset-liability strategy, or that may be sold in response to changes in interest rates, changes in prepayment risk, or other similar factors are classified as "available for sale" and are recorded at fair value with the unrealized appreciation or depreciation, net of taxes reported separately as a component of equity.

Trading Securities
         The third classification are "trading securities" which include debt securities and equity securities purchased in connection with the Bank's trading activities and as such are expected to be sold in the near term. There are no investments in trading securities on the books of the Bank at September 30, 1997 and 1996.

         Gains and losses on the sale of securities are determined using the specific identification method.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.  (Continued)

         F.  Reclassification of Investment Securities.

         In November 1995, the Financial Accounting Standards Board released its special report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities". This special report contained a provision that allowed entities to, as of November 15, 1995, but no later than December 31, 1995, to reassess the appropriateness of the classifications of all securities held at that time. At the Board of Trustees meeting December 14, 1995, approval was granted to management to reclassify "all" investment securities as available for sale and such reclassification was recorded effective December 29, 1995.

         G.  Loans Receivable and Allowance for Loan Losses

         Loans receivable are stated at the amount of unpaid principal, less net deferred loan fees and the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

         Accrual of interest is discontinued on a loan when management believes that the borrowers' financial condition is such that collection of interest is doubtful. This generally occurs when payment of principal or interest is past due three months or more and there is no insurance or guaranty as to payment.

         Effective January 1, 1995, the Bank adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan. "Under the provision of SFAS No. 114, a loan is considered impaired when based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. SFAS No. 114 requires creditors to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, a creditor shall recognize an impairment by recording a valuation allowance with a corresponding charge to bad debt expense. This statement also applies to restructured loans and eliminates the requirement to classify loans that are in-substance foreclosures as foreclosed assets except for loans where the creditor has physical possession of the underlying collateral, but not legal title. Effective January 1, 1996, the Bank also adopted SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends SFAS No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans. SFAS No. 114 is applicable to all loans that are identified for evaluation of impairment, except for, among other, large groups of smaller-balance homogenous loans, such as residential mortgage loans and consumer installment loans, that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or fair value.

         An insignificant payment delay, which is defined by the Bank as up to 90 days, will not cause a loan to be classified as impaired. In addition, a loan is not considered impaired when payments are delayed but the Bank expects to collect all amounts due, including accrued interest for the period of delay. All loans identified as impaired are evaluated independently.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.  SUMMARY OF SIGNIFICANT ACOCUNTING POLICIES. (Continued)

         G.  Loans Receivable and Allowance for Loan Losses. (Continued)

         The Bank does not aggregate impaired loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest, if any, and then to principal.

         H.  Banking House and Equipment.

         Land is carried at cost. Banking house, furniture, fixtures and equipment are stated at cost, less depreciation. Depreciation is calculated using the straight-line method based upon the estimated life of the related assets.

         I.  Real Estate Owned.

         Real estate owned includes assets received from foreclosure and in-substance foreclosures. In accordance with SFAS No. 114, a loan is classified as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place. Prior to the adoption of SFAS No. 114 and SFAS No. 118, in-substance foreclosed properties included those properties where the borrower had little or no remaining equity in the property considering its fair value; where repayment was only expected to come from the operation of sale of the property; and where the borrower had effectively abandoned control of the property or it was doubtful that the borrower would be able to rebuild equity in the property.

         Foreclosed assets, including in-substance foreclosures, are recorded on an individual asset basis at net realizable value which is the lower of fair value minus estimated costs to sell or "cost" (defined as the fair value at initial foreclosure). When a property is acquired or identified as in-substance foreclosure, the excess of the loan balance over fair value is charged to the allowance for loan losses. Subsequent write-downs to carry the property at fair value less costs to sell are included in non-interest expense. Costs incurred to develop or improve properties are capitalized, while holding costs are charged to expense.

         The Company had no real estate owned from foreclosure or in-substance foreclosure at September 30, 1997 and 1996.

         J.  Income Taxes

         In February 1992, the Financial Accounting Standards Board issued SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect of deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE. 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES. (Continued)

         K.  Borrowings

         The Bank has a line of credit available with the Federal Home Loan Bank of New York and as of September 30, 1997, the Bank could borrow up to $9.8 million. There were no amounts outstanding under this line of credit at September 30, 1997.

         L.  Off-Balance-Sheet Risk

         The Bank is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit. The Bank's policy is to record such instruments when funded.

         M.  Earnings Per Share.

         Earnings per share is calculated based upon the weighted average number of shares outstanding from the date of conversion, July 9, 1997 through September 30, 1997 adjusted for common stock equivalents that have a dilutive effect on the per share data. The weighted average number of shares outstanding for the period ending September 30, 1997 was 2,068,444.

         N.  Reclassification.

         Amounts in the prior periods' financial statements are reclassified whenever necessary to conform to current period presentations.

NOTE 2.   CONVERSION TO STOCK OWNERSHIP

         On July 9, 1997, GSB Financial sold 2,248,250 shares of common stock at $10.00 per share to depositors and employees of the Bank and to the Company's Employee Stock Ownership Plan (the "ESOP"). Net proceeds from the sale of stock of GSB Financial, after deducting conversion expenses of approximately $1.0 million, were $21.4 million and are reflected as common stock and additional paid-in-capital in the accompanying September 30, 1997 consolidated statement of financial conditions. The Company utilized $10.7 million of the net proceeds to acquire all of the capital stock of the Bank.

         As part of the conversion, the Bank established a liquidation account for the benefit of eligible depositors who continue to maintain their deposit accounts in the Bank after conversion. In the unlikely event of a complete liquidation of the Bank, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account in the proportionate amount of the then current adjusted balance for deposit accounts held before distribution may be made with respect to the Bank's capital stock. The Bank may not declare or pay a cash dividend to GSB Financial on, or repurchase any of its capital stock if the effect thereof would cause the retained earnings of the Bank to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2.   CONVERSION TO STOCK OWNERSHIP (Continued)

         The Bank's capital exceeds all of the fully phased-in capital regulatory requirements. The Office of Thrift Supervision ("OTS") regulations provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the calendar year of up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year.

         Unlike the Bank, GSB Financial is not subject to these regulatory restrictions on the payment of dividends to its stockholders.

NOTE 3.   INVESTMENT SECURITIES - AVAILABLE FOR SALE


          A summary comparison of securities available for sale as of September 30, 1997 and 1996 is as follows:

                                                                 September 30, 1997
                                                                 ------------------
                                              Carrying        Gross          Gross
                                                Value      Unrealized      Unrealized     Estimated
                                               (Cost)         Gains          Losses       Fair Value
                                               ------         -----          ------       ----------
                                                                  (In Thousands)
United States Treasury                         $ 3,497        $  8             $ -          $ 3,505
United States Government Agencies                7,123          44               4            7,163
Corporate Debt Obligations                      11,879          74              11           11,942
Foreign Debt Obligations                           400           -               -              400
Equity Securities                                2,803         825               -            3,628
                                               -------        ----             ---          -------
                                               $25,702        $951             $15          $26,638
                                               =======        ====             ===          =======

                                                                 September 30, 1996
                                                                 ------------------
                                              Carrying        Gross          Gross
                                                Value      Unrealized      Unrealized     Estimated
                                               (Cost)         Gains          Losses       Fair Value
                                               ------         -----          ------       ----------
                                                                  (In Thousands)
United States Treasury                         $ 4,718        $  5             $ 8          $ 4,715
United States Government Agencies                2,967          19               2            2,984
Corporate Debt Obligations                      12,043          47              15           12,075
Municipal Debt Obligations                          99           1               -              100
Foreign Debt Obligations                           407           -               3              404
Equity Securities                                2,601         202               -            2,803
                                               -------        ----             ---          -------
                                               $22,835        $274             $28          $23,081
                                               =======        ====             ===          =======

    The amortized cost and approximate fair value of securities available for sale at September 30, 1997 and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.   INVESTMENT SECURITIES - AVAILABLE FOR SALE.  (Continued)

                                                   September 30, 1997
                                                   ------------------
                                        Amortized Cost    Approximate Fair Value
                                        --------------    ----------------------
                                                    (In Thousands)

Due within one year                         $ 7,793               $ 7,812
Due one year to five years                   12,475                12,552
Due over five years                           5,434                 6,274
                                            -------               -------
Total                                       $25,702               $26,638
                                            =======               =======


                                                   September 30, 1996
                                                   ------------------
                                        Amortized Cost    Approximate Fair Value
                                        --------------    ----------------------
                                                    (In Thousands)
Due within one year                         $ 8,796               $ 8,794
Due one year to five years                   11,438                11,484
Due over five years                           2,601                 2,803
                                            -------               -------
Total                                       $22,835               $23,081
                                            =======               =======

         Proceeds from the sale of securities available for sale were approximately $0 and $700,000 during the years ended September 30, 1997 and 1996 respectively, which resulted in gross realized gains of approximately $0 and $120,000, respectively, and gross realized losses of approximately $0 and $5,000, respectively. There were no sales of securities available for sale during the year ended September 30, 1997.

NOTE 4.  FEDERAL HOME LOAN BANK STOCK.

         As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at September 30, 1997. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock. The Bank has $638,000 invested in FHLB stock at September 30, 1997, which is included in Equity Securities in Note 3 and is carried at cost due to the fact that it is classified as a non-marketable restricted investment.

NOTE 5.  MORTGAGE BACKED SECURITIES - HELD TO MATURITY.

         Mortgage backed securities held to maturity at September 30, 1997 and 1996, consists of Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities and are summarized as follows:


                                                             September 30, 1997
                                                             ------------------
                                                         Gross              Gross        Estimated
                                      Amortized       Unrealized          Unrealized     Fair Market
                                        Cost             Gains             Losses           Value
                                        ----             -----             ------           -----
                                                               (In Thousands)
Mortgage Backed Securities            $ 5,653           $ 115               $ 2             $ 5,766
                                      =======           =====               ===             =======


                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5.  MORTGAGE BACKED SECURITIES - HELD TO MATURITY. (Continued)


                                                             September 30, 1996
                                                             ------------------
                                                         Gross              Gross        Estimated
                                      Amortized       Unrealized          Unrealized     Fair Market
                                        Cost             Gains             Losses           Value
                                        ----             -----             ------           -----
                                                               (In Thousands)
Mortgage Backed Securities             $6,474             $84                $29           $6,529
                                       ======             ===                ===            =====

         The amortized cost and approximate fair market value of mortgage backed securities held to maturity at September 30, 1997, and 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   September 30, 1997
                                                   ------------------
                                        Amortized Cost    Approximate Fair Value
                                        --------------    ----------------------
                                                    (In Thousands)
Due within one year                      $  212                    $  212
Due one year to five years                2,623                     2,648
Due five to ten years                       688                       700
Due after ten years                       2,130                     2,206
                                         ------                    ------
Total                                    $5,653                    $5,766
                                         ======                    ======

                                                   September 30, 1996
                                                   ------------------
                                        Amortized Cost    Approximate Fair Value
                                        --------------    ----------------------
                                                    (In Thousands)
Due within one year                      $   24                    $   29
Due one year to five years                2,988                     2,929
Due five to ten years                       798                       800
Due after ten years                       2,664                     2,771
                                         ------                    ------
Total                                    $6,474                    $6,529
                                         ======                    ======

NOTE 6. MORTGAGE BACKED SECURITIES - AVAILABLE FOR SALE.

         Mortgage backed securities available for sale at September 30, 1997, consists of FNMA, FHLMC and GNMA securities and are summarized as follows:

                                                             September 30, 1997
                                                             ------------------
                                                         Gross              Gross        Estimated
                                      Amortized       Unrealized          Unrealized     Fair Market
                                        Cost             Gains             Losses           Value
                                        ----             -----             ------           -----
                                                               (In Thousands)
Mortgage Backed Securities            $6,994              $5                 $9             $6,990
                                      ======              ==                 ==             ======



                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6. MORTGAGE BACKED SECURITIES - AVAILABLE FOR SALE. (Continued)

         The amortized cost and approximate fair market value of mortgage backed securities available for sale at September 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
                                                   September 30, 1997
                                                   ------------------
                                        Amortized Cost    Approximate Fair Value
                                        --------------    ----------------------
                                                    (In Thousands)
Due within one year                        $    -                 $    -
Due one year to five years                  1,486                  1,482
Due five to ten years                       3,008                  3,008
Due after ten years                         2,500                  2,500
                                           ------                 ------
Total                                      $6,994                 $6,990
                                           ======                 ======

NOTE 7. LOANS RECEIVABLE, NET.

         Loans receivable are summarized as follows:

                                                       September 30
                                                     -----------------
                                                     1997         1996
                                                     ----         ----
                                                      (In Thousands)
Loans Secured by Real Estate
One to four family residential                     $58,742     $51,380
One to four family rental property                   1,936       2,202
Commercial real estate                               2,073       2,255
Home equity line of credit loans                     2,314       2,197
                                                   -------     -------
     Total Loans Secured by Real Estate             65,065      58,034
                                                   -------     -------
Other Loans

Loans on savings accounts                              174         148
Property improvement loans                             104         103
Commercial loan                                         36          15
Consumer and other loans                               526         572
                                                   -------     -------
     Total Other loans                                 840         838
                                                   -------     -------
     Total Loans Receivable                         65,905      58,872
Less:
     Deferred loan fees                                 28          22
     Allowance for losses-loans                        139         123
                                                   -------     -------
     Loans Receivable, Net                         $65,738     $58,727
                                                   =======     =======

        The Bank entered into an agreement with the Federal National Mortgage Association to sell on a loan-by-loan basis, the current fixed rate mortgage loan originations with the Bank retaining the servicing for such loans. The Bank sold no loans during the year ended September 30, 1997 and 1996. As a result of sales in prior years, loans which are serviced by the Bank, which are not included in the statement of condition, were $6.8 million, $7.4 million and $8.0 million at September 30, 1997, 1996, 1995, respectively.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8. ALLOWANCE FOR LOAN LOSSES.

         Activity in the allowance for loan losses for the years ended September 30, 1997, 1996 and 1995 is summarized as follows:

                                        Years Ended September 30,
                                        -------------------------
                                         1997     1996    1995
                                         ----     ----    ----
                                             (In Thousands)

Balance at Beginning of Year             $123     $114    $106
Provision charged to operations            20       24      29
Loans charged off
    Real Estate                             -        -       -
    Other loans                           (14)     (18)    (22)
Recoveries
    Real Estate                             -        -       -
    Other loans                            10        3       1
                                         ----     ----    ----
Balance at end of period                 $139     $123    $114
                                         ====     ====    ====

         The following table sets forth information with regard to non-performing loans:

                                               September 30
                                             ---------------
                                             1997       1996
                                             ----       ----
                                             (In Thousands)

Loans in non-accrual status                   $-        $16
                                              ==         ===


         There were no troubled debt restructurings at September 30, 1997, or 1996.

         Accumulated interest on non-accrual loans, as shown above, collected and recognized as interest income for the years ended September 30, 1997, and 1996, was not material to equity or total interest income.

NOTE 9.  BANKING HOUSE AND EQUIPMENT.

         Banking House and equipment at September 30, 1997 and 1996 are summarized by major classification as follows:

                                               September 30
                                             ---------------
                                             1997       1996
                                             ----       ----
                                             (In Thousands)
Land                                        $1,112     $1,112
Buildings and improvements                     948        902
Furniture, fixtures and equipment              239        247
                                            ------     ------
     Banking House and Equipment, Net       $2,299     $2,261
                                            ======     ======

         The Bank records depreciation expense directly against the cost of the related asset and does not utilize an accumulated depreciation account. Amounts charged to depreciation expense were $156,874 and $142,406 for the years ended September 30, 1997 and 1996, respectively.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10.  ACCRUED INTEREST RECEIVABLE.

         A summary of accrued interest receivable as of September 30, 1997 and 1996 is as follows:

                                               September 30,
                                             ---------------
                                             1997       1996
                                             ----       ----
                                             (In Thousands)

Securities available for sale                $421       $326
Investment securities held to maturity         16          -
Loans receivable                              351        339
                                             ----       ----
Total Accrued Interest Receivable            $788       $665
                                             ====       ====

NOTE 11. DEPOSITS.

         Deposits are summarized as follows:

                                               September 30,
                                               ------------
                                       1997                      1996
                                       ----                      ----
                         No. of Accounts    Amount   No. of Accounts   Amount
                         ---------------    ------   ---------------   ------
                                             (In Thousands)
TYPE OF ACCOUNTS
Savings Accounts              4,846        $26,839        5,304        $26,805
Certificates of deposit       2,369         38,247        2,476         38,338
Money market accounts           403          8,892          450         10,457
Now accounts                    679          4,136          652          3,636
Demand accounts               2,750          4,869        2,813          4,206
                             ------        -------       ------        -------
                             11,047        $82,983       11,695        $83,442
                             ======        =======       ======        =======

         The approximate contractual maturities of certificates of deposit accounts for the twelve month periods subsequent to September 30, 1997, are as follows:

                            Twelve month periods ended September 30,
                            ----------------------------------------
                                      (In Thousands)

                                 1998           $34,719
                                 1999             2,684
                                 2000               780
                                 2001                41
                                 2002                23
                                                -------
                                                $38,247
                                                =======

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11. DEPOSITS. (Continued)

         The approximate contractual maturities of certificate of deposit accounts for the twelve month periods subsequent to September 30, 1996, are as follows:

                            Twelve month periods ended September 30,
                            ----------------------------------------
                                        (In Thousands)
                            1997                             $33,299
                            1998                               3,682
                            1999                                 733
                            2000                                 612
                            2001                                  12
                                                             -------
                                                             $38,338
                                                             =======

         At September 30, 1997 and 1996, the aggregate of time deposit accounts with balances equal to or in excess of $100,000 was approximately $1.8 million and $1.5 million. Deposits in excess of $100,000 are not Federally insured.

         Interest expense on deposits for the years ended September 30, 1997, 1996, and 1995 is summarized as follows:
                                     Years Ended September 30,
                                     -------------------------
                                     1997       1996       1995
                                     ----       ----       ----
                                             (In Thousands)
Savings                            $   822     $   811    $  888
Certificates of deposit              1,907       2,130     1,886
Money market accounts                  295         333       397
Now accounts                           101          88        86
Escrow                                   3           3         3
                                   -------     -------    -------
                                   $ 3,128     $ 3,365    $ 3,260
                                   =======     =======    =======

NOTE 12. BORROWED FUNDS.

         The Company had no borrowings outstanding at September 30, 1997 and 1996. During 1997, the Bank utilized advances from the Federal Home Loan Bank to provide liquidity. The maximum outstanding borrowings during the year ended September 30, 1997, was $2 million and interest related to these advances amounted to $24,160.

         In addition, at September 30, 1996, the Bank recognized $38,700 of interest expense representing interest allocable to fiscal 1995 related to a repurchase agreement with Nationar. When the assets of Nationar were frozen, the Bank believed that it would be permitted to offset the repurchase agreement, against its frozen deposit accounts at Nationar so no interest cost should be accrued on the repurchase agreement. However, when the Superintendent made his first distribution to the Bank on account of its Nationar claim in fiscal 1996, the Bank was charged $82,900 for interest on the repurchase agreement, of which $38,700 was on account of interest during fiscal year 1995.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. EMPLOYEE BENEFITS.

         Retirement Plans:

         A.  Pension Plan

         The Bank has a non-contributory defined benefit pension plan covering substantially all of its employees. Current and past service pension costs are funded as accrued. The Bank has recorded pension expense for this period in accordance with SFAS #87.

         The following table sets forth the plan's funded status as of December 31, 1996 and the plan's projected funded status as of December 31, 1997 based upon information available on September 30, 1997. The plan's funded status as of September 30, 1997 and 1996 are not available because the actuarial valuations for the plan are completed annually at December 31, 1997 to correspond with calendar year filings.

                                                                        December 31,
                                                                        ------------
                                                                      1997        1996
                                                                      ----        ----
                                                                       (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation                                     $ 2,317     $ 1,967
                                                                   ========    ========

Projected benefit obligation for service rendered to date          $(2,874)    $(2,553)
Plan assets at fair value                                            3,557       2,928
                                                                   --------    --------

Plan assets in excess of projected benefit                             683         375

Amount contributed during fourth quarter                                 -          23

Unrecognized net (gain) loss from past experience
different from that assumed and effects of changes
in assumptions                                                        (397)        (47)

Prior service cost not yet recognized in net periodic pension
cost                                                                    16          19

Unrecognized net asset being recognized over 11.81 years               (53)        (70)
                                                                  ---------    --------
(Accrued) prepaid pension cost                                     $   249     $   300
                                                                  =========    ========

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. EMPLOYEE BENEFITS. (Continued)

A.    Pension Plan  (Continued)
      ------------

         Net pension cost for 1997 and 1996 included the following components:

                                                           December 31,
                                                           ------------
                                                         1997      1996
                                                         ----      ----
                                                          (In Thousands)

Service Costs - Benefits
Earned during the period                                $  103   $   109
Interest cost on projected benefit obligation              194       178
Actual return on plan assets                              (658)     (364)
Amortization of unrecognized transition asset              (17)      (17)
Amortization of unrecognized loss                            -         -
Amortization of past service liability                       4         4
Amortization of deferred investment loss                   425       163
                                                        ------    ------
Net Pension Expense                                     $   51    $   73
                                                        ======    ======

         The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation for both years were 7.75 percent and 5.5 percent respectively. The expected long-term rate of return on assets was 8.0 percent.

         B.  Profit Sharing Plan
             -------------------

         On May 1, 1993, the Bank placed in effect a profit sharing trust retirement plan (a defined contribution plan) which covers all eligible employees and includes an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Profit sharing contributions will be made as a matching of the employees voluntary before-tax contributions up to a maximum of three percent of the individual employees' salary. The employer may, from time to time, change the plan to provide for a different matching contribution. Employees will be notified of any change made. The Bank's contributions to the profit sharing retirement plan amounted to $26,569, $28,295 and $27,185 for the fiscal years ended September 30, 1997, 1996 and 1995, respectively.

         The Bank has every intention of continuing to offer the plan to all eligible employees. However, the Bank reserves the right to change, amend, modify, or even terminate the plan, if necessary. Termination of the plan is unlikely, but should it happen, the eligible employees will receive the full value of their plan accounts.

         C.  Other Retirement Benefits
             -------------------------

         In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees and their spouses. Employees will become eligible for these benefits if they reach normal retirement age (60) and have worked for the Bank for 23 years.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. EMPLOYEE BENEFITS. (Continued)

         C.  Other Retirement Benefits (Continued)
             -------------------------

         SFAS No. 106, issued in December 1990, requires that the cost of postretirement benefits other than pensions be recognized on an accrual basis as employees perform services to earn the benefits. This is a significant change from the prevalent current practice of accounting for these benefits on a pay-as-you-go (cash) basis. The cumulative postretirement benefit obligation
(APBO) at the date of adoption (the "transition obligation") may be recognized in income as the cumulative effect of an accounting change in the period of adoption or over future periods as a component of the postretirement benefit cost. During the year ended September 30, 1995, the Bank adopted SFAS No. 106. At the adoption date, the transition obligation amounted to $655,750. The Bank recorded this charge to earnings as the cumulative effect of an accounting change, net of related taxes $262,000.

         The following is a reconciliation of the funded status of the plan at December 31, 1996 and the projected funded status at December 31, 1997 based upon information available on September 30, 1997. The plan's funded status as of September 30, 1997 and 1996 are not available because the actuarial valuations for the plan are completed annually at December 31, 1997 to correspond with calendar year filings.

                                                     December 31, 1997          December 31, 1996
                                                     -----------------          -----------------
                                                                    (In Thousands)
Accumulated Postretirement Benefit Obligation

Retirees                                                $     308                  $     262
Active employees fully eligible for benefits
                                                              418                        203
Other active employees                                        358                        495
                                                        ---------                  ---------
Total                                                       1,084                        960

Unrecognized gain (loss)                                     (236)                      (178)
Fair value of plan assets                                       0                          0
                                                        ---------                  ---------
Accrued postretirement benefits                         $     848                  $     782
                                                        =========                  =========

         The components of the net periodic postretirement benefit cost for calendar year 1996 and the projected cost for calendar year 1997 based upon the plan's funded status set forth above and other applicable data, are as follows:

                                                      December 31, 1997        December 31, 1996
                                                      -----------------        -----------------
                                                                   (In Thousands)
Service cost                                               $    19                  $     24
Interest cost                                                   73                        75
Amortization of unrecognized gain (loss)                         7                         8
                                                           -------                  --------
Postretirement benefit cost                                $    99                  $    107
                                                           =======                  ========

         A discount rate of 7.75%, an annual rate of salary increases of 5.5% and a 8% increase in the assumed health care costs reducing linearly to 5% in the year 2005, were used to determine the APBO at December 31, 1996 and a discount rate of 7.75%, an annual rate of salary increases of 6.5% and a 9.5% increase in the assumed health care costs reducing linearly to 5.5% in the year 2005, were used to determine the APBO at December 31, 1995.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13. EMPLOYEE BENEFITS. (Continued)

         D.  Employee Stock Ownership Plan
             -----------------------------

         Concurrently with the conversion, the Company adopted an Employee Stock Ownership Plan (the "ESOP") for substantially all employees. The ESOP purchased 179,860 shares for the Company's stock in the conversion at a cost of $1,798,600 using the proceeds of a loan provided by the Company. The terms of the loan call for level principal payments in 40 quarterly installments commencing September 30, 1997, with interest at 7.75% per annum.

         Shares purchased by the ESOP will initially be pledged as collateral for the ESOP loan and will be allocated among participants annually based proportionately on the repayment of the ESOP loan and the relative compensation of the participants. The cost of unallocated shares held in the suspense account is reflected as a reduction of stockholders' equity.

         The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $67,000 of compensation expense under the ESOP during the year ended September 30, 1997. The ESOP shares as of September 30, 1997 were as follows:

         Allocated shares                                       -
         Shares released for allocation                       4,497
         Unallocated share                                  175,363
                                                            -------
                                                            179,860
                                                            =======
         Market value of unallocated
         shares at September 30, 1997                     2,871,569
                                                          =========


NOTE 14. INCOME TAXES.

         The components of income tax expense are as follows:

                                   Years Ended September 30,
                                   -------------------------
                                 1997        1996         1995
                                 ----        ----         ----
                                       (In Thousands)

Current tax:
Expense                         $   922    $   395     $     337
Deferred tax (benefit):
Expense                            (482)       (44)         (353)
                                -------    -------     ---------
Income tax expense              $   440    $   351     $     (16)
                                =======    =======     =========

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. INCOME TAXES.  (Continued)

         Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income taxes for the reasons noted in the table below:

                                                 Years Ended September 30,
                                                 -------------------------
                                                1997      1996         1995
                                                ----      ----         ----
                                                       (In Thousands)

Expense at statutory federal tax rate          $  407    $  309      $   (28)
Tax-exempt income                                  (2)       (2)          (2)
State income taxes, net of federal tax             83        60           (6)
benefit
Other, net                                        (48)      (16)          20
                                               ------    ------      -------
Income tax expense                             $  440    $  351      $   (16)
                                               ======    ======      =======

Effective tax rate                               36.8%     38.6%       (19.0%)



         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1997 and 1996 are as follows:

                                                             September 30,
                                                          -------------
                                                   1997       1996       1995
                                                   ----       ----       ----
                                                          (In Thousands)
Deferred tax assets:
Post retirement employees benefits               $   340     $  314    $  262
Allowance for loan losses                             55         51        47
Mark to market securities tax                        330         83        35
Other                                                 56         24        51
                                                 -------    -------   -------
Total deferred tax assets                            781        472       395
                                                 -------    -------   -------
Deferred tax liabilities:
Depreciation                                          32         88       101
Prepaid pension costs                                104        121        93
Tax bad debt reserves over the base year              55        155       137
                                                 -------    -------   -------
Total deferred tax liabilities                       191        364       331

Net deferred tax asset (liability) at the end
 of period                                           590        108        64

Net deferred tax asset (liability) at the
 beginning of period                                 108         64      (289)
                                                 -------    -------   -------
Deferred tax benefit for the period              $  (482)    $  (44)   $ (225)
                                                 =======    =======   =======

         In addition to the deferred tax amounts described above, the Bank also had a deferred tax liability of approximately $372,000, $103,000 and $36,000 at September 30, 1997, 1996 and 1995, respectfully, related to the net unrealized gain on securities available for sale.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14. INCOME TAXES.  (Continued)

         The Bank, as a qualifying thrift institution under IRS guidelines, was entitled to a special deduction for additions to a tax bad debt reserve made on or before December 31, 1987. The Bank's aggregate reserve at December 31, 1987 was $921,000. This reserve is not required to be recaptured, despite subsequent changes in the tax laws, so long as the Bank remains a qualified thrift institution for IRS purposes. Hence, no deferred tax liability has been recorded under SFAS No. 109 for potential recapture of this reserve.

NOTE 15. NATIONAR LIQUIDATION.

         On February 6, 1995, the Superintendent of Banks of the State of New York took possession of, and closed, Nationar, which was then the Bank's principal correspondent bank. Nationar was wholly-owned by various savings banks and provided commercial banking and other services, principally to savings banks and savings and loan associations.

         When Nationar was closed, the Bank had various deposits with and investments in Nationar. During the year ended September 30, 1995, the Bank recorded a provision for losses on Nationar matters of $278,623 based upon management's judgment of the losses, which would be suffered as Nationar was liquidated. Of the provision, $232,223 was allocated to a demand deposit balance of the Bank at Nationar and $46,400 was allocated to Nationar debentures and stock owned by the Bank. Losses in the actual liquidation of Nationar were less than anticipated, and by virtue of payments actually received, $9,375 and $232,223 of the reserves were reversed during the years ended September 30, 1997 and 1996 respectively.

NOTE 16.  COMMITMENTS AND CONTINGENCIES.

         A.    Legal Proceedings
               -----------------
         The Company may, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

         B.  Lease Commitments
             -----------------
         The Company leases approximately 105 square feet in an elder Care facility in Goshen, New York, as a branch office at an annual rental of $2,400.00 terminating on September 30, 1999.

         In addition, the Bank has an agreement for data processing services through February of 1999. Approximate annual payments associated with the data processing agreement are estimated to be $225,000.00.

         C.  Off-Balance Sheet Financing
             ---------------------------
         The Bank is a party to certain financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized on the statement of financial condition. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

         The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for on-balance-sheet instruments.

         Unless otherwise noted, the Bank does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  COMMITMENTS AND CONTINGENCIES.  (Continued)

         D.  Commitments Pending
             -------------------
         Contract amounts of financial instruments that represent credit risk are as follows:

                                             (Unaudited)         (Unaudited)
                                             September 30,      September 30,
                                                1997                 1996
                                                ----                 ----
                                                       (In Thousands)

         Commitments Pending
         -------------------
         Mortgage Loans                        $ 2,991              $2,446
         Equity Line of Credit:
           Available Draw                        1,071               1,104
           Commitments                              95                  80
         Overdraft Checking                        192                 177
                                               -------              ------
                                               $ 4,349              $3,807
                                               =======              ======

         The breakdown of fixed rate loan commitments and the corresponding interest rate range for the periods of September 30, 1997 and 1996 are as follows:
                                                  (Unaudited)    (Unaudited)
                                                  September 30,  September 30,
Fixed Rate Commitments:                               1997           1996
                                                      ----           ----
                                                         (In Thousands)
First Mortgage Loans                                 $2,991        $ 2,405
Home Equity Loans                                        45             80
                                                     ------        -------
Total Fixed Rate Loan Commitments                    $3,036        $ 2,485
                                                     ======        =======


  Fixed Rate Commitment Interest Rate Range   7.50% to 9.00%     8.00% to 9.75%

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral if any required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial property.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16.  COMMITMENTS AND CONTINGENCIES.  (Continued)

         E.  Environmental Contingency
             -------------------------

         Subsequent to the audit date of September 30, 1996, the Bank determined that there were underground oil tanks on the Village of Goshen property that had contaminated the soil on the Bank's property. This resulted in the Bank, with the assistance of the Village, to properly plan for the removal of both the tanks and the contaminated soil to correct this environmental problem. During the year ended September 30, 1997, the tanks were removed and the contaminated soil was properly disposed of under the direction of the Department of Environmental Conservation at a cost of approximately $50,000.

NOTE 17.  BANK INSURANCE FUND.

         The Bank is a member of the Bank Insurance Fund (BIF) of the Federal Deposit Insurance Corporation (FDIC), and the Bank pays all of its deposit insurance assessments to the BIF of the FDIC.

         For the first three quarters of 1995, BIF member institutions paid deposit insurance premiums based on a schedule ranging from $0.23 to $0.31 per $100.00 of deposits. Applicable law requires that the BIF be capitalized to a ratio of 1.25% of reserves to deposits.

         In August 1995, the FDIC, in anticipation of the BIF's imminent achievement of the 1.25% reserve ratio, reduced the deposit insurance premium rates paid by BIF insured banks from a range of $0.23 to $0.31 per $100.00 of deposits to a range of $0.04 to $0.31 per $100.00 of deposits. The new rate schedule for the BIF was made effective June 1, 1995. The FDIC refunded to BIF insured institutions the premium they had paid for the period beginning on June 1, 1995, and the Bank received a refund in the amount of $53,716. The refunded premium amount was recorded as an offset to the FDIC assessment expense. For the years ended September 30, 1997, 1996, and 1995, net FDIC assessment expense amounted to $10,358, $10,708, $142,402, respectively.

NOTE 18.  REGULATORY CAPITAL REQUIREMENTS.

         OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1997, the Bank was required to maintain a minimum ratio of tangible capital to total assets of 1.5%; a minimum leverage ratio of core (Tier
1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8%, of which 4.0% must be core (Tier 1) capital.

         The prompt corrective action regulations define specific capital categories based on institutions capital ratios. The capital categories in declining order are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized". The OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. Generally an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets; a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital of at least 10.0%.

         Management believes that, as at September 30, 1997, the Bank meets all capital adequacy requirements to which it is subject.

         The Bank's actual capital amounts and ratios as of September 30, 1997, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution are summarized below. OTS capital regulations apply to the Bank only.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18.  REGULATORY CAPITAL REQUIREMENTS.  (Continued)

                                        Actual               Minimum Capital     For Classification as
                                                                                        Well
                                                                                     Capitalized
Bank                              Amount      Ratio        Amount      Ratio      Amount       Ratio
                                                        (Dollars in Thousands)
Tangible Capital                 $21,338      19.61%        1,632      1.50%           -           -
Tier 1 (Core) Capital             21,338      19.61%        3,264      3.00%      $8,703        5.0%
Risk Based Capital:
Tier 1                            21,338      38.87%            -          -       3,294        6.0%
Total                             21,476      39.12%        4,392      8.00%       5,490       10.0%

NOTE 19.   FAIR VALUE OF FINANCIAL INSTRUMENTS.

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the Bank to disclose estimated fair values for its financial instruments. Whenever possible, quoted market prices are used to estimate the fair value of a financial instrument. An active market does not exist, however, for many financial instruments. As a result, fair value estimates are made, as of a specific date, based on judgments regarding future expected cash flows, current economic conditions, risk factors and other characteristics of the financial instrument. These estimates are subjective in nature and involve uncertainties. Changes in these judgments often have a material impact on the fair value estimates. In addition, since these estimates are made as of a specific date, they are susceptible to material changes in the near future. The information presented is based on pertinent information available to management as of each period presented. Although management is not aware of any factors, other than changes in interest rates, that would significantly affect the estimated fair values, the current estimated value of these instruments may have changed significantly since that point in time.

         While these estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties (excluding the value of customer relationships), many of the Bank's financial instruments lack an available trading market as characterized by willing parties engaged in an exchange transaction. In addition, it is the Bank's intent to hold most of its financial instruments to maturity, therefore, it is not probable that the fair values shown will be realized in a current transaction. The estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments. In addition, the value of long-term relationships with depositors (core deposit intangibles) and other customers are not reflected. The value of these items is significant.

         The following describes the methodology and assumptions used to estimate fair value of financial instruments required by SFAS 107.

         Cash and short-term investments. Cash and short-term investments are by definition short-term and do not present any unanticipated credit issues. Therefore, the carrying amount is a reasonable estimate of fair value.

         Securities. The estimated fair values of securities by type are provided in Note 3 to the financial statements. These are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         Mortgage-backed securities The fair value of mortgage-backed securities is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers.

                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19.   FAIR VALUE OF FINANCIAL INSTRUMENTS.  (Continued)

         Loans. The Bank's management has determined that the carrying amounts of the loan portfolio approximates the estimated fair value. Quoted market prices are not available for the loan portfolio. The cost of determining the fair values of the loan portfolio would be excessive.

         Deposits. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these products do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant. Quoted market prices are not available for fixed rate time deposits. The estimated fair value of these financial instruments has not been determined through an independent valuation because the cost to do so would be excessive. Management feels that the carrying amount of fixed rate deposits are reasonable estimates of the fair values of these financial instruments.

         Off-Balance Sheet Instruments. The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset the fees that could be recognized under similar arrangements, and because the commitments are either short term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet commitments.

         The following is a summary of the carrying values and estimated fair values of the Company's financial instruments at September 30, 1997 and September 30, 1996:

                                             September 30, 1997                   September 30, 1996
                                             ------------------                   ------------------
                                         Carrying       Estimated Fair        Carrying       Estimated Fair
                                          Amount            Value              Amount             Value
                                          ------            -----              ------             -----
                                                                   (In Thousands)
Financial Assets:
    Cash and Cash Equivalents             $8,318            $8,318              $4,684             $4,684
  Securities Available for Sale           26,638            26,638              23,081             23,081
Mortgage Backed Securities-
         Held to Maturity                  5,653             5,766               6,474              6,529
        Available for Sale                 6,990             6,990                   -                  -
Loans Receivable                          65,738            65,738              58,727             58,727
Financial Liabilities:
             Deposits                     82,983            82,983              83,442             83,442


                            GSB FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20.  PARENT COMPANY FINANCIAL INFORMATION.

         GSB Financial began operations on July 9, 1997, in conjunction with the Bank's mutual-to-stock conversion and GSB Financial's initial public offering of its common stock. GSB Financial's statement of financial condition as of September 30, 1997, and related statements of operations and cash flows for the period July 9, 1997 to September 30, 1997, are as follows:

               Statement of Financial Condition as of September 30, 1997
               ---------------------------------------------------------
                                    (In Thousands)

Assets:
Cash and due from banks                                                   $  1,729
Investment securities available for sale                                     5,146
Mortgage-backed securities available for sale                                2,009
Loans, net                                                                   1,754
Accrued interest receivable                                                    178
Equity in net assets of subsidiary                                          21,905
     Other Assets                                                                6
                                                                          --------
     Total Assets                                                         $ 32,727
                                                                          ========

     Liabilities and Stockholders' Equity

     Liabilities:

     Accrued expenses and other liabilities                               $     94
                                                                          --------
     Stockholders' Equity
     Preferred stock, $.01 par value; authorized 500,000 shares           $      0
     Common stock, $.01 par value; authorized 4,500,000:
     2,248,250 shares issued at September 30, 1997                              22
     Additional paid-in capital                                             21,446
     Retained earnings                                                      12,360
     Net unrealized loss on securities available for sale (net of tax)         559
     Unallocated ESOP stock                                                 (1,754)
                                                                          --------
     Total Stockholders' Equity                                             32,633
                                                                          --------

     Total Liabilities and Stockholders' Equity                           $ 32,727
                                                                          ========

                                   Statement of Operations for the Period from
                               Inception (July 9, 1997) through September 30, 1997
                               ---------------------------------------------------
                                             (In Thousands)

Interest Income                                                                               $    102
Non-interest expense                                                                                79
                                                                                              --------
Income before income taxes and equity in undistributed earnings of subsidiary                       23
Income tax expense                                                                                   9
                                                                                              --------
Income before equity in undistributed earnings of subsidiary                                        14
Equity in undistributed earnings of subsidiary (for the year ended September 30, 1997)             742
                                                                                              --------
Net Income                                                                                         756
                                                                                              ========

                            GSB FINANCIAL CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS

      Statement of Cash Flows for the Period from Inception (July 9, 1997)
                           Through September 30, 1997.
      --------------------------------------------------------------------
                                 (In Thousands)


Cash flows from operating activities:
Net income                                                               $    756
Adjustments to reconcile net income to net cash provided by
operating activities
Equity in undistributed earnings of subsidiary                               (742)
Increase in accrued interest receivable                                      (179)
Net amortization on investment securities-available for sale                    9
Net amortization on mortgage-backed securities available for sale               1
Increase in accrued expenses and other liabilities                             94
                                                                         --------
Net cash used by operating activities                                         (61)
                                                                         --------
Cash flows from investing activities:
Purchase of investment securities-available for sale                     $ (5,169)
Purchase of mortgage-backed securities-available for sale                  (2,011)
Investment in common stock subsidiary                                     (10,723)
Net increase in loans to ESOP                                              (1,754)
                                                                         --------
Net cash used by investing activities                                     (19,657)
                                                                         --------
Cash flows from financing activities:
Proceeds from issuance of common stock                                     21,447
                                                                         --------
Net increase in cash and cash equivalents                                   1,729

Cash and cash equivalents:
Beginning of period                                                             0
End of period                                                            $  1,729
                                                                         ========

                GSB FINANCIAL CORPORATION and GOSHEN SAVINGS BANK
                                    DIRECTORS

CLIFFORD E. KELSEY, JR.                                       ROY L. LIPPINCOTT
President and Chief Executive Officer,                        Retired President Lippincott Funeral
GSB Financial Corp. and                                       Home Inc. and Lippincott
Goshen Savings Bank                                           Funeral Chapel

RICHARD C. DURLAND                                            STEPHEN O. HOPKINS
Executive Vice President and                                  Representative R.D. Murray Fire
Treasurer                                                     Apparatus and S.V.I. Trucks
GSB Financial Corp. and
Goshen Savings Bank                                           GENE J. GENGEL
                                                              Executive Director
HERBERT C. MUELLER                                            Orange County Cerebral Palsy
Retired Veterinarian                                          Assoc. Rehabilitation Center

                                THOMAS V. GUARINO
                                President, Hudson Valley
                                Investment Advisors, Inc.


                         GSB FINANCIAL CORPORATION - OFFICERS

CLIFFORD E. KELSEY, JR.                                       DIANE D. KING
President and Chief Executive Officer                         Senior Vice President
                                                              And Assistant Treasurer
RICHARD C. DURLAND
Executive Vice President                                      JENNY M. FORD
And Treasurer                                                 Vice President and
                                                              Secretary
STEPHEN W. DEDERICK
Chief Financial Officer


                            GOSHEN SAVINGS BANK - OFFICERS

CLIFFORD E. KELSEY, JR.                                       DIANE D. KING
President and Chief Executive Officer                         Senior Vice President
                                                              And Assistant Treasurer
RICHARD C. DURLAND
Executive Vice President                                      JENNY M. FORD
And Treasurer                                                 Vice President and
                                                              Secretary
STEPHEN W. DEDERICK
Chief Financial Officer                                       RICHARD C. BURCH
                                                              Installment Loan Officer

BARBARA A. CARR                                               JENNIFER A. TERPSTRA
Mortgage Officer                                              Auditor

                                      -52-

                           STOCKHOLDERS' INFORMATION

CORPORATE OFFICE                                     TRANSFER AGENT AND REGISTRAR

GSB Financial Corporation                            Registrar and Transfer Company
1 South Church Street                                10 Commerce Drive
Goshen, New York 10924                               Cranford, NJ  07016-3572
(914) 294-6151
                                                     SPECIAL COUNSEL

COMMON STOCK                                         Serchuk & Zelermyer, LLP
                                                     81 Main Street
The common stock of GSB                              White Plains, NY 10601
Financial Corporation is
traded on the NASDAQ                                 INDEPENDENT AUDITORS
Stock Market under the
symbol "GOSB"                                        Nugent and Haeussler, P.C.
                                                     900 Corporate Blvd., Suite 901
                                                     Newburgh, NY 12550
The high and low closing bids
were $17.125 and $14.00, respectively,
for the period from  July 9, 1997                    FORM 10K
to September 30, 1997.
                                                     GSB Financial Corporation will
                                                     file an Annual Report on Form 10K
The approximate number of                            for fiscal year 1997.  Stockholders
stockholders of record was                           may obtain a copy free of charge by
527 at December 18, 1997.                            writing to:

No dividends were paid in 1997.                      Jenny M. Ford
                                                     GSB Financial Corporation
                                                     1 South Church Street
                                                     Goshen, NY 10924

                                      -53-