Form 10-K, Exhibit 13
period 1998-09-30
GSB FINANCIAL CORP
filed 1998-12-29
CIK 1035351

To Our Stockholders

     On behalf of the Directors, Officers and Employees of GSB Financial Corporation and its subsidiaries, Goshen Savings Bank and GSB Investment Services, Inc., I am pleased to bring you this 1998 Annual Report, our first full year as a public company. Your Board of Directors and Management Team are working diligently to put your company in a position to move forward into the next millennium as a strong and vibrant institution serving the financial needs of our communities.

     It is the mission of our Company to offer core financial services to individuals and businesses in strategic locations within the Hudson Valley Region of New York State. During the past year we have made great progress in pursuit of this goal. In April we added key staff to begin a commercial lending and business deposit presence in our market area. This new line of business is off to a strong start in its first year of operation, and in December we added more depth to our staff in this area, to support greater growth. In July, we formed GSB Investment Services, Inc. as a wholly owned subsidiary to provide investment and financial planning services to our customer base. In July, we offered a voluntary early termination program to all employees with more than 5 years of service, and restructured our post-retirement employee benefits. The program was very well received by our employees, therefore allowing us to restructure and significantly reduce our costs in delivering banking and financial services. Furthermore it provides an opportunity to attract new employees with the skill sets that will complement our present staff and will enable us to gain a competitive advantage in our market place. In September, we successfully opened a full service bank branch in Harriman, New York. This strategically located branch office will make it easier to deliver our banking and financial services in southern Orange County, which continues to show strong growth characteristics. We also overhauled our computer delivery system to increase effectiveness and become Y2K compliant. In June, we declared our first dividend as a public company to our stockholders.

     As you can see we have begun the process of investing the new capital raised during our public offering. We are also exploring a number of possibilities for expansion of our franchise and the related leveraging of the new capital. In preparation for potential expansion, your Board of Directors and Management Team is investigating opportunities to improve and expand the services available to our customers to further satisfy the banking and financial service needs of the communities we serve.

     We are a community-based bank, and we intend to remain one. Throughout our market area, a number of banks have consolidated or have been acquired by out of area institutions. We believe that this gives us additional marketing opportunities to expand our customer base in Orange County.

     Net income in 1998 was $600,000, a decline from net income of $756,000 in 1997. However, the principal reason for this decline was the accrual of $699,000, a non-recurring expense in connection with the voluntary early termination program for existing employees, which has allowed us to restructure our management team and move forward into the future. Without this expense and a related benefit from revising our post-retirement benefits program, net income would have been approximately $939,000, an increase of 24.2% over 1997.

     I want to take this opportunity to thank our retiring President, Cliff Kelsey, who has been with us for more than 30 years. He has been an important component of our success as a leader of our bank and community. We will continue to value his good counsel, as he remains a member of our Board of Directors. Likewise, we want to thank our other officers and employees who will be leaving us on December 31, for their dedication and faithful service.

     We must never forget that a profitable business is always a partnership of many interested persons. We are pleased that you, our stockholders have joined us in that partnership. We invite you to become our customers, bring us your business, send us business and help us grow even stronger and more profitable than we have been during the 1998 fiscal year. I look forward to our journey to become the premier community bank in our region.


                                        Sincerely,


                                        Thomas V. Guarino
                                        Chairman of the Board
                                        GSB Financial Corporation

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

Selected Financial Condition Data:

                                                     At September 30,
                                   ----------------------------------------------------
                                     1998       1997        1996      1995       1994
                                   --------   --------    -------   --------   --------
                                                      (In Thousands)
Total assets ...................   $131,935   $117,046    $96,323   $101,041   $100,222
Loans receivable, net (1) ......     78,713     65,738     58,727     57,919     57,171
Mortgage-backed securities (2) .      9,685     12,643      6,474      4,404      2,226
Investment securities (2) ......     31,474     26,638     23,081     27,844     34,714
Cash and cash equivalents ......      7,618      8,318      4,684      7,195      2,370
Deposits .......................     88,310     82,983     83,442     88,093     86,396
Borrowings .....................     10,000         --         --      1,000      2,000
Total equity ...................     31,495     32,633     11,747     11,097     11,508


Selected Operations Data:

                                                                Year Ended September 30,
                                                    ------------------------------------------------
                                                      1998      1997      1996      1995       1994
                                                    -------   -------   -------   -------    -------
                                                                     (In Thousands)
Interest income .................................   $ 8,220   $ 7,078   $ 6,235   $ 5,715    $ 5,747
Interest expense ................................     3,424     3,226     3,448     3,289      2,689
                                                    -------   -------   -------   -------    -------
  Net interest income ...........................     4,796     3,852     2,787     2,426      3,058
Provision for loan losses .......................        70        20        24        29         25
                                                    -------   -------   -------   -------    -------
  Net interest income after
    Provision for loan losses ...................     4,726     3,832     2,763     2,397      3,033

Non-interest income .............................       450       343       721       450        377
Non-interest expense ............................     4,175     2,979     2,575     2,931      2,798
                                                    -------   -------   -------   -------    -------
Income (loss) before income taxes and cumulative
  effect of changes in accounting principles ....     1,001     1,196       909       (84)       612
Income tax expense (benefit) ....................       401       440       351       (16)       301
                                                    -------   -------   -------   -------    -------
Income (loss) before cumulative effect of changes
  in accounting principles ......................       600       756       558       (68)       311
Cumulative effect of changes
  in accounting principles (3) ..................        --        --        --      (394)        --
                                                    -------   -------   -------   -------    -------
      Net income (loss) .........................   $   600   $   756   $   558   $  (462)   $   311
                                                    =======   =======   =======   =======    =======

                         Notes appear on following page.

Selected Financial Ratios and Other Data (4):

                                                         At or for the Year Ended September 30,
                                               -----------------------------------------------------------
                                                1998         1997         1996         1995          1994
                                               ------       ------       ------       ------        ------
Performance Ratios:
Return on average assets (net income
  to average total assets) ..............       0.49%        0.71%        0.56%       (0.46)%        0.31%
Return on average equity (net income
  to average equity) ....................        1.85         4.54         4.88        (4.04)         2.72
Average interest-earnings assets to
  average interest-bearing liabilities ..      139.56       119.66       109.57       109.91        112.69
Net interest rate spread (5) ............        2.97         3.25         2.71         2.27          2.85
Net interest margin (6) .................        4.14         3.89         3.08         2.62          3.21
Net interest income after provision
  for loan losses to total other expenses       1.13x        1.29x        1.07x        0.82x         1.08x
Capital and Asset Quality Ratios:
Average equity to average total assets ..       26.75        15.61        11.53        11.40         11.34
Total equity to assets end of period ....       23.87        27.88        12.20        10.98         11.48
Non-performing assets to total assets ...        0.07           --         0.02         0.22          0.26
Non-performing loans to total loans .....        0.01           --         0.03         0.39          0.45
Allowance for loan losses to total loans         0.21         0.21         0.21         0.20          0.19
Allowance for loan losses to
  non-performing loans ..................      41.75x        NM(7)        7.69x        0.51x         0.41x
Other Data:
  Number of real estate loans outstanding       1,064          983          876          913           951
  Number of deposit accounts ............      10,865       11,047       11,695       12,556        12,106
  Full service offices ..................           3            2            1            1             1

(1) Shown net of deferred fees and the allowance for loan losses.

(2) At September 30, 1998, $3.9 million of the Company's mortgage-backed securities are classified as held to maturity and $5.8 million are classified as available for sale. All investment securities are classified as available for sale. See Notes 3, 4, 5 and 6 of Notes to Financial Statements. For 1994, investment securities include $2.2 million of trading securities.

(3) Reflects the recognition, in one lump sum, of the transition obligation for post-retirement pension benefits recognized in accordance with Statement of Financial Accounting Standards ("SFAS") 106. See Note 14 of Notes to Financial Statements.

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

(7) Not Meaningful. The denominator (non-performing loans) is zero.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

General

     On July 9, 1997, Goshen Savings Bank converted from a mutual to a stock form savings bank. As part of the Conversion, we sold 2,248,250 shares of our common stock at $10.00 per share. Net proceeds from the sale were $21.4 million, including proceeds from the sale of stock to our Employee Stock Ownership Plan which we financed with a loan from us. From the net proceeds, we paid $10.7 million to the Bank in exchange for all of its common stock

     Our profitability depends principally on net interest income, which is the difference between the income earned on loans and investments and our cost of funds, principally interest paid on deposits. Results of operations are also affected by our provision for loan losses. Other sources of income include deposit account fees, loan and loan servicing fees, gains on the sale of securities, capital gain distributions on mutual fund investments, and fees for banking services such as safe deposit boxes. The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense include occupancy expense, data processing costs, advertising and marketing expenses, and insurance costs.

     General economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities can also have a significant effect on our profitability. For example, an increase in interest rates may increase the rates we must pay to keep our deposits, thus increasing our cost of operations. An economic recession in our community could make it harder for our customers to repay their loans and cause an increase in defaults. Although we now face substantial competition throughout Orange County, an increase in competition could drive down our interest rate spread by lowering loan rates while increasing deposit rates.

     Goshen Savings Bank is a federal savings bank with deposits insured by the FDIC. The Bank's primary federal banking regulator is the Office of Thrift Supervision ("OTS"). In this annual report, references to the business activities, financial condition and operations prior to July 9, 1997, refer to the Bank, while references to the periods after that date refer to both the GSB Financial Corporation and the Bank as consolidated, except to the extent that the context otherwise indicates.

Management Restructuring

     During the summer of 1998, we offered a voluntary early employment termination program to those of our employees who had at least five years of service under our pension plan. Employees had until September 30, 1998 to decide whether to participate in the program, and if they elected to do so, their employment would terminate on or before December 31, 1998. Those employees electing to participate in the program were entitled to receive certain enhanced pension benefits, severance payments and other related benefits. Eleven of our employees, including four executive officers, elected to participate in the program and filed their election by September 30. We then accrued the entire estimated $699,000 cost of the program during the quarter ended September 30, 1998.

     Although we recognize that this program will cause us to lose over 100 years of valuable executive officer experience, we believe that, in the long run, we can reduce salary expense by combining the responsibilities of executive officers and redistributing those responsibilities in a more efficient manner. Beginning in January 1999, our senior management team will consist of three executive officers. Rolly Peacock will be responsible for retail banking and commercial lending; Steve Dederick will be responsible for internal operations, finance and investments, and Barbara Carr will be responsible for residential mortgage lending and human resources. They have already begun to take over responsibility for these areas and control the day to day operations of the Bank as a three member management team. For technical regulatory reasons, Chairman of the Board Thomas Guarino has been designated as President of the Bank, but he continues his other business activities on a full time basis and will not be involved in the day to day management of the Bank.

Management Strategy

     Our strategy is to continue to operate the Bank as a community-based bank in strategic locations offering core financial services while exploring appropriate opportunities to leverage the additional capital obtained in the Conversion. The Bank obtains deposits from its local communities and invests those deposits principally in one-to-four family residential mortgage loans and, to a lesser degree, in consumer, commercial and other loans. Management seeks to maintain a high quality loan portfolio with low levels of delinquencies and non-performing assets by concentrating on residential mortgage loans. In fiscal 1998, we started a wholly-owned subsidiary (GSB Investment Services, Inc.) to make available, through an independent provider, investment advisory and full brokerage services. The Bank also opened a new branch office in Harriman, New York in September 1998, to expand its customer base. We have also increased our commercial lending activities to augment the other services we offer. We are also working to improve our customer service delivery capability to both provide better services to existing customers and facilitate expanding our customer base.

     At September 30, 1998, 91.3% of our loan portfolio were first mortgage loans on owner-occupied one-to-four family residential real estate, 3.0% were junior mortgage home equity loans (including lines of credit), and 2.3% were first mortgage loans secured on one-to-four family rental properties. We also invest in debt securities. We focus on callable government agency securities and mortgage-backed securities to increase yields, and we control risks by investing in securities rated in the three highest grades by a nationally recognized rating agency.

Analysis of Net Interest Income

     Net interest income, our principal source of income, is the difference between the income on interest-earning assets and the expense of interest-bearing liabilities. Net interest income depends principally on (i) the dollar amount of interest-earning assets that we can maintain; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and
(iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans affect net interest income because they do not provide interest income but still must be funded with deposits or borrowings. Furthermore, when a loan becomes non-performing, all accrued but unpaid interest is deducted from current period income, further reducing net interest income.

     Our efforts and strategies to leverage our new capital have a direct effect on net interest income. The following is a general discussion of the relationship between strategic actions taken and net interest income. Further specific information is provided below in the discussion comparing our financial condition and results of operations in fiscal 1998, when we were a stock company for the entire year, versus 1997 when we were a stock company for less than three months.

     Cost of Funds Management. During fiscal 1996, the Bank worked to reduce its cost of funds and adopted a number of deposit pricing programs to do so. Since the Conversion, in order to assist in the leveraging of the additional capital raised in the Conversion, we have adjusted our deposit pricing strategies to make deposit products more attractive. This has been done to increase funds available for investment and improve the leveraging of our capital. Management does not seek to lead the market in pricing deposits, but instead seeks to combine above average but not extreme pricing with local community service to attract deposit customers. However, we continue not to offer premium rates for certificates of deposit of $100,000 or more, resulting in a low level of such deposits. Certificates of deposit of $100,000 or more represented only $2.4 million, or 2.7% of total deposits, at September 30, 1998.

     Investing the Additional Capital from the Conversion. After the Conversion, we had approximately $19.6 million of additional funds to invest, equal to the amount raised in the Conversion minus expenses and minus our loan to the ESOP. These funds were first invested principally in government, agency, corporate and mortgage-backed bonds and federal funds sold. Since the new capital provides funds for investment without any interest cost, such investments increase net interest income. Those investments in securities and federal funds sold have reduced reported spread because they tend to have lower yields than loans, our highest yielding asset category. However, net interest margin has increased because the capital generates interest income without corresponding interest expense.

     Increasing the Deposit Base. We continue to explore opportunities to leverage our capital through expansion of our deposit-taking network. The Bank opened a new branch in Harriman, New York in September 1998. This location was already outfitted as a bank branch, which reduced costs, and allowed us to expand to an adjoining community. Further expansion through additional branches is under consideration, but there is no present agreement to do so. New branches may require that we temporarily offer higher than market rate deposits to capture market share. At the same time, we will incur the costs of the new branch before that branch has become profitable. Other growth strategies, such as borrowing money to increase funds available for investment, tend to increase the average cost of funds because borrowed money generally has a higher rate of interest than deposits. We cannot assure you that we will be able to satisfactorily leverage our capital, and even if we can do so, we may not be able to maintain our current asset mix or average asset yields.

     We have aggressively sought to increase our deposits through increased advertising and changing the terms of our money market accounts. Deposits increased by $5.3 million or 6.4%, during fiscal 1998 from $83.0 million to $88.3 million. Money market accounts increased by $2.1 million during the year as we changed the pricing of such accounts to make them more attractive for large balance depositors. We also believe that the customers of another local savings bank, which has recently merged, are disenchanted with the results of the merger, giving us opportunities to increase our customers within our existing and nearby markets.

     Expanding the Loan Portfolio. Obtaining additional funds through deposits and borrowings is only half of the equation. We must also find appropriate investment opportunities that provide satisfactory spreads. In order to do so, we have increased advertising for loans while also increasing our staff of loan originators. In addition, in order to increase average loan yields at a time of low residential mortgage rates, we have begun to develop a commercial loan portfolio. The portfolio is small but increasing, and provides opportunities not only for higher yields and better interest rate sensitivity, but also the potential for commercial demand deposits, which provide low-cost funds for investment.

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

                                                                         For the Year Ended September 30,
                                              -------------------------------------------------------------------------------------
                                                          1998                          1997                        1996
                                              --------------------------    --------------------------    -------------------------
                                                                 Average                       Average                      Average
                                               Average            Yield/     Average            Yield/    Average            Yield/
                                               Balance  Interest   Cost      Balance  Interest   Cost     Balance  Interest   Cost
                                              --------  -------- -------    --------  -------- -------    -------  -------- -------
                                                                             (Dollars in Thousands)
Interest-earnings assets:
Loans receivable (1)........................  $ 71,803   $5,544    7.72%    $ 62,520   $4,833    7.73%    $57,794   $4,328    7.49%
Mortgage-backed securities .................    11,158      720    6.45        7,045      474    6.73       6,334      396    6.25
Investment securities.......................    25,342    1,575    6.21       21,626    1,332    6.16      24,136    1,388    5.75
Federal funds sold .........................     7,522      381    5.07        7,868      439    5.58       2,310      123    5.32
                                              --------   ------             --------   ------             -------   ------
  Total interest-earning assets ............   115,825    8,220    7.10       99,059    7,078    7.15      90,574    6,235    6.88
                                                         ------                        ------                       ------
Non-interest-earning assets ................     5,722                         7,566                       8,505
                                              --------                      --------                      -------
  Total assets .............................  $121,547                      $106,625                      $99,079
                                              ========                      ========                      =======
Interest-bearing liabilities:
Savings accounts ...........................  $ 26,798   $  803    3.00      $27,976      825    2.95     $27,154      814    3.00
Certificates of deposit ....................    38,162    1,948    5.10       38,084    1,907    5.01      40,284    2,130    5.29
Money market ...............................     9,327      334    3.58        9,856      295    2.99      10,800      333    3.08
Now accounts................................     4,398      114    2.59        3,931      101    2.57       3,376       88    2.61
Other ......................................     4,307      225    5.22        2,938       98    3.34       1,051       83    7.90
                                              --------   ------             --------   ------             -------   ------
  Total interest-bearing liabilities........    82,992    3,424    4.13       82,785    3,226    3.90      82,665    3,448    4.17
                                                         ------                        ------                       ------
Non-interest-bearing liabilities. ..........     6,044                         7,198                        4,987
                                              --------                      --------                      -------
  Total liabilities.........................    89,036                        89,983                       87,652
Equity .....................................    32,511                        16,642                       11,427
  Total liabilities and equity .............  $121,547                      $106,625                      $99,079
                                              ========                      ========                      =======

Net interest income/spread (2).(3)..........             $4,796    2.97%               $3,852    3.25%              $2,787    2.71%
                                                         ======    ====                ======    ====               ======    ====
Net earning assets/net interest margin (4)..  $ 32,833             4.14%    $ 16,274             3.89%    $ 7,909             3.08%
                                              ========             ====     ========             ====     =======             ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities...              1.40x                         1.20x                       1.10x
                                                          ====                          ====                        ====

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

Rate/Volume Analysis of Net Interest Income

     One method of analyzing changes in net interest income is to consider how changes in average balance and changes in average rate earned or paid affect interest income or expense. The following table shows the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It distinguishes between the changes caused by increases or decreases in average balances and changes caused by increases or decreases in average interest rates. The effect of an increase or decrease in volume is measured by changes in average balance between two periods multiplied by rate earned or paid during the first period. The effect of an increase or decrease in rate between two periods is measured by changes in rate between the two periods multiplied by average volume for the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                                                          Year Ended September 30,
                                                   ----------------------------------------------------------------------
                                                           1998 vs. 1997                              1997 vs. 1996
                                                   Increase (Decrease) Due to:                Increase (Decrease) Due to:
                                                   ---------------------------                ---------------------------
                                                        Rate         Volume        Total          Rate         Volume        Total
                                                      -------       -------       -------       -------       -------       -------
                                                                                      (In Thousands)
Interest-earning assets:

Loans receivable ...............................      $    (6)          717       $   711       $   143       $   362       $   505
Mortgage-backed securities .....................          (20)          266           246            32            46            78
Investment securities ..........................           12           231           243            94          (150)          (56)
Federal funds ..................................          (39)          (19)          (58)            6           310           316
                                                      -------       -------       -------       -------       -------       -------
    Total interest-earning assets ..............          (53)        1,195         1,142           275           568           843
                                                      -------       -------       -------       -------       -------       -------

Interest-bearing liabilities:

Savings accounts ...............................           13           (35)          (22)          (13)           24            11
Certificates of deposit ........................           37             4            41          (110)         (113)         (223)
Money market ...................................           56           (17)           39           (10)          (28)          (38)
NOW accounts ...................................            1            12            13            (1)           14            13
Other ..........................................           70            57           127           (69)           84            15
                                                      -------       -------       -------       -------       -------       -------
    Total interest-bearing liabilities .........          177            21           198          (203)          (19)         (222)
                                                      -------       -------       -------       -------       -------       -------
Net change in net interest income ..............      $  (230)      $ 1,174       $   944       $   478       $   587       $ 1,065
                                                      =======       =======       =======       =======       =======       =======

     Management of Interest Rate Risk

     Our interest rate risk policy is to avoid taking undue interest rate risk while continuing to satisfy customer demand for loans. Management seeks to limit, but not eliminate, interest rate risk by offering adjustable rate loans. However, during periods of low interest rates when customers prefer fixed-rate loan products, such as during the past few years, originating adjustable rate residential mortgage loans has been very difficult. Instead, we have been making fixed-rate loans, often at interest rates higher than those which must be offered to attract borrowers willing to accept adjustable rate loans. To balance against the interest rate risk, which accompanies the making of such loans, we market other loan products with shorter terms or adjustable rates, such as variable rate based home equity loan products, commercial non-mortgage loans and consumer loans.

     Interest rate pricing and policy are implemented, in the first instance, by the Bank's Asset/Liability Committee, consisting of Bank officers. The committee meets weekly to review the pricing of the Bank's loan and deposit products. The Board of Directors of the Bank receives and reviews a report on the Bank's estimated interest rate sensitivity every quarter. When appropriate, based upon our need to manage interest rate risk, we may shift our investment emphasis between different types of loans and securities, or we may seek to lengthen the maturities of our liabilities. We also seek to cushion ourselves against interest rate fluctuations by preserving a loyal customer base with core deposits that are less prone to gravitate to high rate deposit products as interest rates rise. For example, at September 30, 1995, 1996, 1997, and 1998, the Bank had passbook and statement savings deposits of $27.2 million, $26.8 million, $26.8 million, and $28.1 million respectively, reflecting a significant level of deposits with interest rates that did not change materially for more than four years.

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring our estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or its interest rate will adjust based on market conditions (known as repricing) within that time period. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within a specific time period and the amount of interest-bearing liabilities estimated to mature or reprice within that same time period. At September 30, 1998, our one year gap position, the difference between the estimated amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was estimated to be a positive 10.5%, as shown on the table below.

     A gap is considered positive for any period when the amount of interest-sensitive assets exceeds the amount of interest sensitive liabilities estimated to reprice within such period. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets estimated to reprice within a given period. When market interest rates increase, the net interest income of an institution with a positive gap for the period of the increase would expect an increase in net interest income as its cost of funds rises more slowly than the yields on its assets. Net interest income of such an institution would be expected to be negatively affected during a period of falling interest rates. The effect would be expected to be the reverse for an institution with a negative gap. However, the repricing of most assets and liabilities is discretionary and depends, in part, on customer preference. Thus, for example, during periods of rising interest rates, loan customers may delay the sales of their homes, resulting in reduced loan turnover. At the same time, deposit customers with low-rate savings, demand and NOW accounts may switch those deposits into higher rate accounts as the higher rate accounts become more attractive.

     The following table shows the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998, which we estimate, based upon certain assumptions, will reprice within the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of the scheduled maturity or next scheduled interest rate adjustment of the asset or liability. Fixed-rate mortgage loans are included in the table without regard to scheduled principal payments or assumed voluntary prepayments. Although such assets are normally repaid more quickly due to regular amortization payments and voluntary prepayment, these assumptions are used during this period of low interest rates as a conservative approach to analyzing our ability to reprice our assets. Federal funds sold are assumed to be immediately interest sensitive.

     We have assumed that 70% of savings accounts, money market accounts and NOW accounts are core deposits and therefore are expected to reprice beyond five years. We have assumed that the remainder of such deposits will reprice evenly over the first five years. Certificates of deposit are included based upon their contractual maturities.

     Estimates of loan prepayment rates and deposit turnover rates can have a significant impact on our estimated gap. While we believe that the assumptions used to prepare the following table are reasonable, there can be no assurance that such estimates will approximate actual future loan repayment and deposit withdrawal activity.

                                                                            At September 30, 1998
                                             ---------------------------------------------------------------------------------------
                                              Less       Three
                                              Than       Months       Over One     Over Three    Over Five      More
                                              Three     Through       Through       Through       Through       Than
                                             Months     One Year    Three Years    Five Years    Ten Years    Ten Years      Total
                                             -------    -------       -------       -------      ---------     -------     --------
                                                                            (Dollars in Thousands)
Interest-earnings assets:
Loans receivable..........................   $ 2,546    $26,577       $ 3,091       $ 1,742      $   1,784     $43,137     $ 78,877
Mortgage backed securities................     1,061      1,774         2,125         1,875          1,588       1,255        9,678
Federal funds sold........................     5,929         --            --            --             --          --        5,929
Investment securities ....................     6,316     14,907         9,206            --             --          --       30,429
                                             -------    -------       -------       -------      ---------     -------     --------
Total interest-earning assets ............    15,852     43,258        14,422         3,617          3,372      44,392      124,913
                                             =======    =======       =======       =======      =========     =======     ========
Interest-bearing liabilities:
NOW accounts..............................        74        222           592           592          3,452          --        4,932
Savings accounts .........................       421      1,264         3,371         3,371         19,662          --       28,089
Money market accounts....................        164        493         1,315         1,315          7,671          --       10,958
Certificates of deposits..................    13,422     19,858         6,022            48             --          --       39,350
Borrowings................................        --     10,000            -             --             --          --       10,000
                                             -------    -------       -------       -------      ---------     -------     --------
Total interest-bearing liabilities........    14,081     31,837        11,300         5,326         30,785          --       93,329
                                             -------    -------       -------       -------      ---------     -------     --------
Interest-earning assets less
Interest-bearing liabilities  ..........     $ 1,771    $11,421       $ 3,122       $(1,709)     $ (27,413)    $44,392     $ 31,584
                                             =======    =======       =======       =======      =========     =======     ========
Cumulative interest sensitivity gap...       $ 1,771    $13,192       $16,314       $14,605      $(12,808)     $31,584
                                             =======    =======       =======       =======      =========     =======
Cumulative gap to total assets........         1.34%     10.00%        12.37%        11.07%        (9.91)%      23.94%
                                             =======    =======       =======       =======      =========     =======
Cumulative gap to interest-earning assets.     1.41%     10.50%        12.98%        11.62%       (10.19)%      25.28%
                                             =======    =======       =======       =======      =========     =======
Cumulative interest-earning assets to
cumulative interest-bearing liabilities...   112.58%    128.73%       128.51%       123.35%         86.28%     133.84%
                                             =======    =======       =======       =======      =========     =======

     Analysis of Market Risk. In addition to the gap analysis set forth above, we have prepared the following table which shows the expected maturity, weighted average interest rate and fair value of our on balance sheet financial instruments at September 30, 1998. Asset and liability maturities are based upon the same assumptions set forth above with respect to the gap analysis table and fair values are based upon the assumptions set forth in Note 19 of the accompanying Notes to Financial Statements. In any rapidly changing interest rate scenario, consumer preferences often shift dramatically, and unpredictably. For example, in an increasing interest rate environment, some borrowers may seek to refinance adjustable rate loans into fixed rates in order to lock in fixed rates before interest rates go even higher, while new home purchasers may seek adjustable rate loans in the belief that interest rates will go back down. Consumer preferences can have a substantial affect on the accuracy of projections of changes in future income or value when such projections are based upon interest rate sensitivity analysis. Therefore, although we consider interest rate sensitivity to be an important component of our analysis of product offerings and pricing, other factors, such as maintaining a satisfactory spread, are also important. Please do not place undue emphasis on interest rate sensitivity analysis.

                                                                                 At September 30, 1998
                                                       --------------------------------------------------------------------------
                                                                        One to        Two to     More than     Total
                                                         To One           Two          Three       Three        Book        Fair
                                                          Year           Years         Years       Years       Value       Value
                                                       ----------     ----------    ----------    -------     -------     -------
Financial Assets                                                               (Dollars in Thousands)

Cash and cash equivalents .........................    $    5,929     $       --    $       --    $ 1,689     $ 7,618     $ 7,618
  Weighted average interest rate ..................          5.50%                          --         --          --        4.28%
Investment securities available for sale ..........         3,204          5,640         1,495     17,274      27,613      27,936
  Weighted average interest rate ..................          6.17%          6.49%         6.75%                  7.04%       6.81%
Mortgage-backed securities available for sale .....            --             --            --      5,797       5,797       5,804
  Weighted average interest rate ..................                           --            --         --        6.54%       6.54%
Mortgage-backed securities held to maturity .......           345            579           676      2,281       3,881       3,965
  Weighted average interest rate ..................          5.00%          6.99%         5.89%                  7.50%       6.94%
Federal Home Loan Bank stock ......................            .-             --            --        704         704         704
  Weighted average interest rate ..................                           .-            --         --        7.21%       7.21%
Equity securities .................................            --             --            --      2,112       2,112       2,834
  Weighted average interest rate ..................                           .-            --         --        6.87%       6.87%
Real estate loans - fixed-rate ....................         1,856            594         1,035     44,346      47,831      47,831
  Weighted average interest rate ..................          7.30%          7.36%         9.80%                  7.59%       7.62%
Real estate loans - adjustable-rate ...............        26,928            481           793      1,954      30,156      30,156
  Weighted average interest rate ..................          7.41%          7.51%         6.40%                  7.64%       7.40%
Consumer loans ....................................           339             69           119        363         890         890
  Weighted average interest rate ..................         10.38%         11.53%        10.84%                 10.45%      10.56%
Deposits:
Savings accounts ..................................         1,685          1,685         1,686     23,033      28,089      28,089
  Weighted average interest rate ..................          3.00%          3.00%         3.00%                  3.00%       3.00%
Certificates of deposit ...........................        33,280          5,396           626         48      39,350      39,350
  Weighted average interest rate ..................          4.98%          5.22%         5.10%                  5.10%       5.01%
Money market accounts .............................           657            657           658      8,986      10,958      10,958
  Weighted average interest rate ..................          4.07%          4.07%         4.07%                  4.07%       4.07%
Now accounts ......................................           296            296           296      4,044       4,932       4,932
  Weighted average interest rate ..................          2.25%          2.25%         2.25%                  2.25%       2.25%
Demand accounts ...................................            --             --            --      4,981       4,981       4,981
  Weighted average interest rate ..................                           --            --         --          --          --

Comparison of Financial Condition at September 30, 1998 and September 30, 1997

Total assets increased by $14.9 million, or 12.7%, to $131.9 million at September 30, 1998 from $117.0 million at September 30, 1997. The principal components of the increase were:

     o an increase in loans, net by $13.0 million, or 19.7%, from $65.7 at September 30, 1997 to $78.7 million at September 30, 1998; and

     o an increase in investment securities available for sale increased by $4.8 million, or 18.2% to $31.5 million at September 30, 1998.

The asset increases were a consequence of management's plan to increase leverage and continue the process of deploying our capital. In order to implement this plan, we:

     o    increased   advertising  to  attract  both  additional   deposits  and
          additional loans;

     o added an additional employee to concentrate on the origination of residential mortgage loans through direct contacts with borrowers, real estate agents, builders and other potential loan sources;

     o    borrowed   funds  to  increase  the  level  of  funds   available  for
          investment;

     o restructured deposit pricing for money market accounts to attract large balance accounts by offering higher rates on such accounts; and

     o generally repriced deposit offerings to bring rates to slightly above average rates offered in the local market.

We funded the increase in assets primarily with:

     o a $3.0 million decrease in mortgage-backed securities to $9.7 million at September 30, 1998 from $12.6 million at September 30, 1997;

     o a $5.3 million, or 6.4%, increase in deposits to $88.3 million at September 30, 1998 as compared to $83.0 million at September 30, 1997, all of which occurred during the third and fourth quarters of fiscal 1998; and

     o    an increase in borrowings from zero to $10 million.

Total equity decreased by $1.1 million to $31.5 million at September 30, 1998 from $32.6 million at September 30, 1997. The primary cause of the decrease in equity was the repurchase of 126,230 shares of common stock for $2.0 million, combined with dividends of $135,000. These reductions in equity were partially offset by net income of $600,000, a $287,000 increased in equity resulting from the release of ESOP stock for allocation, and a $73,000 increase in the net unrealized gain on securities available for sale. At September 30, 1998, we had the right, pursuant to a notice previously filed with the Office of Thrift Supervision, to repurchase an additional 76,112 shares of our common stock without further regulatory approval or notice being required.

Comparison of Operating Results for the Years Ended September 30, 1998 and September 30, 1997

     General. Net income for the year ended September 30, 1998 was $600,000, as compared to $756,000 for the year ended September 30, 1997. The decrease in net income resulted principally from the accrual of $699,000 of expenses ($419,000 after tax) related to the implementation of a voluntary employment termination program that was partially offset by the termination of the post-retirement health care and life insurance plan of $134,000.

     Interest Income. For the year ended September 30, 1998, interest income was $8.2 million as compared to $7.1 million for 1997, a $1.1 million, or 16.1%, increase. The increase was primarily volume related as we invested the proceeds of our public offering, increased deposits and borrowed funds to increase leverage. Interest earned on loans increased primarily due to an increase of approximately $9.3 million in the average volume of loans. We estimate that the increase in the average balance of loans resulted in a $717,000 increase in interest income. The average yield on loans remained relatively constant, declining by only one basis point from fiscal 1997 to fiscal 1998. The yield on adjustable rate mortgages decreased due to a decline in the one year Treasury bill index during this period. The decrease in the yield on adjustable rate mortgage loans was partially offset by fixed rate mortgage loans, which were originated at rates slightly higher than the fully indexed rates on adjustable rate loans. Efforts to increase the levels of other loan types with higher yields, such as commercial loans and home equity junior mortgage loans, had not yet yielded material increases in these loan categories by the end of fiscal 1998.

     Interest earned on investment securities increased by $243,000 from fiscal 1997 to fiscal 1998, because of an increase in the average balance of investment securities by $3.7 million. This increase was primarily due to our leveraging program discussed above. We also concentrated our new security investments in callable government agency securities and mortgage-backed securities, which generally have higher yields than treasury securities. This was the principal reason that our average yield on investment securities increased by 5 basis points from fiscal 1997 to 1998.

     Interest Expense. Interest expense increased $198,000 from $3.2 million in fiscal 1997 to $3.4 million in fiscal 1998. The principal cause of the increase was $225,000 of interest on borrowings in fiscal 1998, compared to $24,000 of interest on borrowings in fiscal 1997. However, in fiscal 1997 we had $74,000 of interest expense on stock subscriptions pending the completion of our stock offering, compared to no similar expense in 1998.

     The average cost of funds increased by 23 basis points from fiscal 1997 to fiscal 1998, primarily due to the combined effect of the borrowings, which had higher rates than deposits, and the pricing strategies discussed above which increased the rates on certain deposit categories. In addition, there was a $207,000 increase in the average balance of interest-bearing liabilities from fiscal 1997 to fiscal 1998. For fiscal 1998, interest expense on deposits was $3.2 million as compared to $3.1 million for 1997. The primary reason for the increase was an increase in the average rates paid on money market deposit accounts of 59 basis points and on certificates of deposit of 9 basis points. The average balance of interest-bearing deposits declined by $1.2 million from fiscal 1997 to fiscal 1998, although this decline was entirely during the first two quarters of fiscal 1998. By the end of fiscal 1998, total deposits had increased by $5.3 million during the year as the increase in rates offered and more advertising began to be reflected in increased deposit volume.

     Net Interest Income. Net interest income before the provision for loan losses increased by $944,000 from fiscal 1997 to fiscal 1998, representing the net effect of the $1.1 million increase in interest income and the $198,000 increase in interest expense. The overall increase in net interest income was reflected in an increase in net average earning assets of $16.6 million, from $16.3 million at September 30, 1997 to $32.8 million at September 30, 1998, partially offset by decrease in spread of 28 basis points. Spread decreased due to a number of factors, including the investment of available funds in securities and federal funds sold pending reinvestment in loans, the need to improve deposit pricing, the generally higher rates paid on borrowings when compared to deposits, and pressures exerted by generally lower market interest rate conditions. However, net interest margin increased from 3.89% to 4.14% due to a $15.9 million increase in average equity as a non-interest-bearing funding source from an average of $16.6 million in 1997 to $32.5 million in 1998.

     During both fiscal 1998 and 1997, non-performing assets were at low levels and changes in the level of average non-performing assets from fiscal 1997 to fiscal 1998 did not have a material effect on the change in net interest income.

     Provision for Loan Losses. We increased our provision for loan losses for the year ended September 30, 1998 to $70,000 from $20,000 for the year ended September 30, 1997, due to increases in the loan portfolio and the charge-off of a portion of a residential mortgage loan that was foreclosed during 1998. Non-performing loans at September 30, 1998, totaled $4,000, represented by one consumer loan. We also had $94,000 of real estate owned at fiscal year end 1998, represented by one residential real estate parcel which was then being marketed and which was sold during the quarter ended December 31, 1998 at no further loss.

     We periodically review our loan portfolio, level of charge-offs and recoveries, general economic conditions and other factors to determine whether the allowance for loan losses is at a level which management believes is adequate. Any determination of the adequacy of the allowance for loan losses is necessarily speculative based upon estimates of the future performance of the loan portfolio. Although we maintain the allowance at a level which we consider to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the current estimated amounts. As a result, higher provisions for loan losses may be necessary in future periods, which would adversely affect operating results.

     Non-interest income. For the year ended September 30, 1998, non-interest income amounted to $450,000 as compared to $343,000 for the same period in 1997. The increase of $107,000 was principally caused by an increase of $129,000 in securities gains, partially offset by a reduction of $11,000 in capital gains distributions on our mutual fund investment. The mutual fund pays regular dividends and traditionally pays a capital gain dividend each year in December. The amount of the capital gain dividend depends upon the market value of the securities owned by the fund and the timing of its securities trading activities, which, depending upon market conditions, result in realized gains which are distributed each December.

     Non-interest expense. For the year ended September 30, 1998, non-interest expense totaled $4.2 million as compared to $3.0 million for the same period in 1997. The increase of $1.2 million is principally caused by the $699,000 of expense for the voluntary early employment termination program and $344,000 of compensation expense in connection with our ESOP and Incentive Stock Award Plan. The voluntary early employment termination program was offered to certain qualifying employees permitting them to receive severance payments and enhanced post-termination benefits if they terminated employment by December 31, 1998. Eleven employees of the Bank, including four executive officers, elected to terminate employment under the program and filed their elections prior to the end of fiscal 1998. We recorded the entire expense of the program during the fourth quarter of fiscal 1998. In connection with the program, we also revised our employee benefits programs to curtail post-retirement health insurance benefits, although employees electing to participate in the termination program retained certain post-retirement health benefits. The reduction in post-retirement health benefits allowed us to recover $134,000 previously accrued for anticipated post-retirement health benefit costs.

     The $344,000 of ESOP and ISAP expense includes $180,000 of contributions by the Bank to the ESOP to pay principal on our loan to the ESOP and $107,000 representing the amount required to be recorded as an expense under accounting rules because the market value of the stock on the date it was released from the lien of the ESOP loan was higher than its cost, which was 100% financed by the ESOP loan. The principal payments on the ESOP loan are $45,000 per calendar quarter. Interest on the ESOP loan payable to us is eliminated when the financial statements of Goshen Savings Bank and GSB Financial Corporation are consolidated. ISAP expense of $57,000 represented expense accruals for the gradual vesting of ISAP shares, which were awarded to officers and directors during fiscal 1998. We also operated as a publicly traded savings and loan holding company incorporated in Delaware throughout 1998, compared to less than three months during 1997. As a result, expenses related to operating as a public company were $241,000 higher in 1998 than in 1997, and were represented by expenses such as fees for additional board and committee meetings, legal fees related to securities matters and stockholder meetings, additional accounting fees associated with public reporting requirements under the Securities Exchange Act of 1934, proxy solicitation expense, and other items. Marketing and advertising expense also increased by $28,000 due to the implementation of a more aggressive advertising campaign to solicit deposits and loans.

     Income Tax Expense. Income tax expense decreased from $440,000 in fiscal 1997 to $401,000 in fiscal 1998. The decrease was primarily the result of the decline in net income before taxes by 195,000. Most of our income is taxable under both federal and New York State income tax laws. Tax-exempt municipal bonds are not a material income-producing factor.

Comparison of Financial Condition at September 30, 1997 and September 30, 1996

     Total assets at September 30, 1997 were $117.0 million compared to $96.3 million at September 30, 1996, an increase of $20.7 million, or 21.5%. The increase resulted principally from the net proceeds from the Conversion of $19.6 million, excluding the ESOP loan. Due to the active solicitation of new residential mortgage loans, we increased loans, net by $7.0 million, or 11.9%, from $58.7 million at September 30, 1996 to $65.7 million at September 30, 1997. We invested the remainder of the net proceeds of the Conversion principally in investment and mortgage-backed securities available for sale, which increased $3.6 million and $7.0 million, respectively, at September 30, 1997 compared to September 30, 1996. Total deposits decreased by $459,000 from $83.4 million at September 30, 1996 to $83.0 million as of September 30, 1997. Management believes the decrease in deposits resulted principally from the use of deposits by some customers to purchase stock in the Conversion. The Bank opened a new branch in March 1997, which had total deposits of $2.1 million at September 30, 1997. Such deposits partially offset the decline from deposits used to purchase stock.

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

Comparison of Operating Results for the Years Ended September 30, 1997 and September 30, 1996

     General. Net income in fiscal 1997 was $756,000, compared to $558,000 in fiscal 1996. The improvement resulted principally from an increase in net interest income of $1.1 million, caused by an increase in the yield on interest-earning assets, an increase in the volume of interest-earning assets and a decrease in the cost of funds. This improvement was offset by a decrease in non-interest income of $378,000 and an increase in both non-interest expenses of $404,000 and income tax expense of $89,000.

     Interest Income. Interest income increased by $843,000, or 13.5%, from $6.2 million in fiscal 1996 to $7.1 million in fiscal 1997. The average balance of interest-earning assets during the fiscal 1997 increased by $8.5 million, or 9.4%, compared to fiscal 1996. This increase was caused principally by the effect of investing (a) in excess of $50 million of stock subscriptions received by the Bank pending consummation of the Conversion and (b) the additional capital received when our stock was sold. The Bank invested stock subscriptions in federal funds sold, which was the principal reason for an increase in the average balance of federal funds sold from $2.3 million in fiscal 1996 to $7.9 million in fiscal 1997. The average balance of loans increased by $4.7 million, or 8.2%, in fiscal 1997 compared to fiscal 1996, as management actively pursued an increase in loan originations. The average balance of investment securities declined by $2.5 million from fiscal 1996 to 1997 as the proceeds from maturing investment securities were redeployed into higher-yielding loans in the early part of the year, to be replenished after the Conversion. Accompanying these increases in average volume was an overall increase in average yield of 27 basis points, including an increase in the average rate earned on loans of 24 basis points to 7.73% from 7.49% as adjustable mortgage loans reached fully indexed rates and new mortgage loans tended to be fixed-rate loans with slightly higher interest rates. Yields on other asset categories also increased due to higher market rates on federal funds sold and security investments.

     Interest Expense. Interest expense decreased $222,000 from $3.4 million in fiscal 1996 to $3.2 in fiscal 1997. The principal cause for the decrease was a decrease of 27 basis points in the average cost of funds in fiscal 1997, represented principally by a decline in the rate paid on certificates of deposit as low market interest rates combined with our efforts to reduce our cost of funds. The average balances of interest-bearing liabilities increased by $120,000 due to the stock subscriptions received in the Conversion. Subscription funds earned interest at the rates paid on the accounts into which the depositor deposited the funds, or 3% if not held in a customer deposit account. Thus, the increase in deposits was represented by increases in the volume of low cost deposit categories while the average volume of certificates of deposit, our highest costing deposits, declined by $2.2 million, and the average rate paid on such deposits declined by 28 basis points. Interest expense during fiscal 1997 included $74,000 of interest paid at the 3% rate on stock subscriptions not deposited into customer accounts.

     Net Interest Income. Net interest income before the provision for loan losses increased by $1.1 million from fiscal 1996 to fiscal 1997, representing the net effect of the $843,000 increase in interest income and the $222,000 decrease in interest expense. The increase in net interest income was reflected in an increase in our spread by 54 basis point from 2.71% to 3.25%.

     During both fiscal 1997 and 1996, non-performing assets were at low levels and changes in the level of average non-performing assets from fiscal 1996 to fiscal 1997 did not have a material effect on the change in net interest income.

     Provision for Loan Losses. From fiscal 1996 to fiscal 1997, the provision for loan losses was reduced by $3,500 from $23,500 to $20,000. The decrease resulted from management's assessment of the adequacy of the allowance for loan losses, the level of non-performing, delinquent and classified loans, and our historical experience. Throughout 1996 and 1997, we had low levels of non-performing, delinquent and classified loans, and net charge-offs amounted to only $15,000 in fiscal 1996 and $4,000 in fiscal 1997. All charge-offs during both periods were on non-real estate secured consumer loans. More than 85% of our loans in fiscal 1996 and 1997 were secured by first mortgages on owner-occupied one-to-four family residences. These loans, when compared to unsecured loans or commercial mortgage loans, tend to have lower default rates and, even after default, tend to result in lower charge-offs as a percentage of total loan amount. Therefore, the provision for loan losses in both years represented principally the replenishment of amounts charged against the allowance.

     Non-Interest Income. Non-interest income was $343,000 in 1997, compared to $721,000 in 1996. The $378,000 decrease was principally because during fiscal 1996, we recovered $232,000 of the reserve created in fiscal 1995 for possible losses related to the closing of our correspondent bank, Nationar, compared to a $9,000 additional recovery in 1997. The net realized gains on securities sold declined by $114,000 between the periods because we did not sell any investment securities during 1997. We also experienced a $26,000 decline in capital gain distributions on our mutual fund investments from fiscal 1996 to 1997.

     Non-Interest Expense. Non-interest expense increased by $404,000 from $2.6 million in 1996 to $3.0 million in fiscal 1997. Salaries and benefits expense increased by $150,000 due to $83,000 of benefits expense in connection with our ESOP and $67,000 representing the combined effect of normal salary increases, promotions and an increase in staff by approximately two full time equivalent employees. The $83,000 of ESOP expense corresponded to $45,000 contributed to the ESOP in the form of principal payments on the ESOP loan, an additional $22,000 representing the amount required to be recorded as an expense under accounting rules due to an increase in the market value of the stock released from the lien of the ESOP loan, and $16,000 in administrative expense related to the ESOP. Fiscal 1997 also included a $50,000 expense for costs related to the removal of environmental contamination on property adjoining the Bank's main office. Furthermore, from the completion of the Conversion to the end of fiscal 1997, we incurred or accrued $79,000 of expenses related to operating a public company and holding the first annual meeting of stockholders.

     Income Tax Expense. Income tax expense increased from $351,000 in fiscal 1996 to $440,000 in fiscal 1997. The increase was principally the result of the increase in our income before taxes from $909,000 in fiscal 1996 to $1.2 million in fiscal 1997. Our effective tax rate declined from 38.6% in fiscal 1996 to 36.8% in fiscal 1997 principally due to a reduction in deferred tax liabilities caused by changes in New York State law regarding the tax bad debt deduction.

Liquidity and Capital

     Our primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and debt securities and capital gain distributions on our mutual fund investment. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan and securities sales are greatly influenced by general interest rates, economic conditions and competition.

     Our primary investing activity is the origination of residential one-to-four family mortgage loans and the purchase of mortgage-backed and debt securities. In 1998, 1997 and 1996, we originated $20.8 million, $13.3 million and $10.2 million of loans, respectively. Loans, net, after payments and charge-offs, increased by $13.0 million, $7.0 million, and $808,000 during those same three years, respectively, while investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, increased by $1.8 million, $9.0 million and decreased by $2.9 million, respectively. In general, if funds are available at times when they are not needed to make loans, they are invested on a short term basis in securities or federal funds sold, and then when loan opportunities arise, funds are gradually shifted into loans. However, a portion of our assets are always invested in liquid assets such as federal funds sold, bank deposits and short term securities so that funds will be available when needed for unanticipated loan demand, deposit outflows, or other cash flow needs.

     Deposits and borrowings increased by $15.3 million, or 18.5%, from September 30, 1997 to September 30, 1998. The increase had two components - $10.0 million in new borrowings and a $5.3 million increase in deposits. These increases were caused by implementation of our capital leveraging strategies. Deposits declined by $459,000 from September 30, 1996 to September 30, 1997. Deposits decreased from 1996 to 1997 principally because interest credited on deposits was more than offset by withdrawals to purchase our stock. Deposit flows are also affected by the level of interest rates, the interest rates and products offered by the local competitors, and other factors.

     We regularly monitor our liquidity. Excess short-term liquidity is invested in overnight federal funds sold. If we need more funds than we can generate internally, we can borrow those funds. At September 30, 1998, the Bank had unused lines of credit with the Federal Home Loan Bank of New York of $15.5 million. The Bank also had outstanding Federal Home Loan Bank borrowings of $10.0 million at the end of fiscal year 1998, which were not against the line of credit. The Bank undertook these borrowings to provide an appropriate method of leveraging the additional capital obtained in the Conversion.

     At September 30, 1998, we had $4.4 million of outstanding commitments to make loans and our customers had $2.3 million of unused lines of credit which they could borrow from us. Management anticipates that we will have sufficient funds available to meet our obligations to fund these loans. Certificates of deposit scheduled to mature in one year or less from September 30, 1998, totaled $33.3 million. Management anticipates that we will be able to retain substantially all of such deposits if we decide to do so to fund loans and other investments.

     At September 30, 1998, the Bank exceeded all regulatory capital requirements of the OTS applicable to it, with tangible and core capital of $22.1 million, or 17.8% of adjusted assets and total risk-based capital of $22.3 million, or 37.4% of risk-weighted assets. The Bank was classified as "well capitalized" at September 30, 1998 under OTS regulations.

     The Bank must satisfy minimum liquidity regulations of the OTS, which require liquid assets equal to at least 5% of net withdrawable accounts plus short term borrowings, measured on a monthly basis. The Bank satisfies this requirement, and at September 30, 1998 had a liquidity ratio of 17.9%.

Year 2000 Compliance

     As is now well known due to extensive media coverage, many computer hardware and software systems as well as computerized components of non-computer systems may be unable to process information and perform their functions properly beginning January 1, 2000. In order to avoid business disruption as a result of non-compliant systems, we have adopted a multi-faceted approach to protecting our business operations. We have appointed an officer of the Bank to spearhead the Year 2000 compliance effort and our Board of Directors reviews that effort on a monthly basis.

     We have identified four principal areas in which Year 2000 risks may exist, requiring checking, testing and verification. First, there are general utility systems, such as the electric and telephone utilities, which must operate satisfactorily so we, as well as other businesses, can function properly. Although we have verified that these systems claim to be preparing for Year 2000 compliance, we can't test them because they are independent businesses with which we have no special contractual relationship. It is worthy to note that our main office has back-up generator power, which will allow us to continue on-site operation if electric service is interrupted. However, any interruption in electrical, telephone, mail or other similar service would make long-term operations difficult because of the need for communications lines to our data processing centers, telephone lines to service our customers, and mail service to receive loan payments. Back-up manual transmission of data by disks and tapes will be possible on an interim basis if local outages prevent normal data transmission.

     The second area for consideration is non-information technology systems within our offices, such as vaults, security systems, heating systems and the like. Most of these systems have already been tested and have been found to not have Year 2000 compliance problems, generally either because the systems are manual or are mechanical without material computerized parts. Final testing of these systems is expected to be complete by March 1999.

     The third, and perhaps most difficult area of compliance, is in our computerized data processing, record keeping, accounting and service delivery software and hardware. During the past few years, we have been aware of the problem of Year 2000 compliance and as systems have been gradually replaced, we have taken appropriate steps to assure that new software and hardware will operate properly. We recently worked with NCR Corporation, our primary data processing servicer, to convert to a new data processing system developed to be Year 2000 compliant. Working in conjunction with other users of the system, we have tested various dates and scenarios to assure that the system will operate properly, including actually changing system dates and processing actual transactions and reports. All the tests were satisfactory. NCR has also undergone Year 2000 compliance testing by bank regulators and the results of that testing have been reviewed by the Board of Directors.

     All data processing terminals were replaced during fiscal 1998 as part of our process of updating obsolete and fully depreciated equipment and improving our system for delivering services to customers. The new computers and related software are all Year 2000 compliant. Our mortgage origination software is scheduled to be upgraded as part of the normal upgrading process to improve functionality in early 1999. The designer has represented that the new system is Year 2000 compliant and other existing users have confirmed this. Likewise, we are scheduled to change our ATM servicer during March 1999, which will provide Year 2000 compliance as well as improved customer service. Other software systems have been tested and are already Year 200 compliant, with additional normal upgrades scheduled for 1999.

     Fourth, Year 2000 compliance problems of other businesses may have an adverse effect on their financial condition, which could have ripple effects on our business. Loans to businesses are a relatively small part of our loan portfolio, so we do not believe that business interruptions of customers are likely to have direct material effects on our operations. However, if local businesses are adversely affected by Year 2000 compliance, this could affect their employees, making it more difficult for them to repay their loans, or requiring them to reduce savings in order to have funds to live pending resumption of satisfactory employment. There is little that we can do to address these risks because they are primarily out of our control.

     The costs of Year 2000 compliance have not been significant because we have endeavored to integrate the need for compliance with our normal upgrading and improvement of hardware and software to prepare to meet the business challenges of the new millennium. Compliance costs are thus far insubstantial, and involve predominately the additional staffing costs associated with running necessary after-hours testing. We recognize, however, that Year 2000 compliance requires the co-operation of many vendors, some of which are not within our control. The most reasonably likely worst case scenario seems to be that either one of our local utility companies, or a company servicing the NCR data center, will not be able to perform and we, or NCR, will not be able to be up and running normally. If this occurs, we will be required to operate using manual systems until other service providers are operating satisfactorily. On a short term basis, manual systems may be satisfactory, but if outages extend for longer periods of time, customer service may be adversely affected, loan payments to us may be delayed, and additional staffing or overtime is likely to be required.

Impact of Inflation and Changing Prices

     Our Financial Statements have been prepared using Generally Accepted Accounting Principals, which require that we measure our financial position and operating results in historical dollars without considering the changes in the purchasing power of money over time due to inflation. Inflation increases our operating costs, such as salaries, building and equipment expense, insurance and most other categories of non-interest expenses. However, unlike industrial companies, most of our assets and liabilities are monetary in nature. As a result, changes in interest rates have a greater impact on our performance than inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services, although interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation.

Impact of New Accounting Standards

     Stock-Based Compensation. In November 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"). SFAS 123 permits us to choose either a new fair value method or the current intrinsic value method of accounting for stock-based compensation plans, such as our stock option plan and our incentive stock award plan, but not our ESOP. If the intrinsic value method is used, we must disclose net earnings and earnings per share computed as if we had used the fair value method. We have decided to account for compensation expenses of our stock option plan and incentive stock award plan using the intrinsic value method and have used that method for all awards under both plans.

     Pensions and Other Post-Retirement Benefits. In February 1998, the FASB issued SFAS 132, "Employers' Disclosures About Pensions and Other Post-Retirement Benefits," which standardizes the disclosure rules for pension and other post-retirement benefits for fiscal years beginning after December 15, 1997. Disclosures regarding pensions and other non-pension post-retirement benefits have been combined. SFAS 132 addresses disclosure issues only and does not require any substantive change in the measurement or recognition of liabilities arising out of the benefits covered by it. Hence, the implementation of SFAS 132 will have no effect on our financial condition or results of operations.

     In June  1998,  the  FASB  issued  SFAS  133,  "Accounting  for  Derivative
Instruments and Hedging Activities" which establishes requirements for the proper accounting, reporting and financial statement presentation of derivative instruments and hedging activities. Derivative instruments must be reflected in a company's financial statements separate from any hedging or similar transaction designed to reduce the risks of owning the derivative instrument. We do not invest in derivative instruments and we have no plans to do so in the foreseeable future. Therefore, SFAS 133 is not expected to have any effect on the financial disclosures or our financial condition. SFAS 133 also permits certain reclassifications of securities among the trading, available for sale and held to maturity classifications. We do not intend to reclassify any securities pursuant to SFAS 133.

Forward-Looking Statements

     When used in this Annual Report, in our future filings with the Securities and Exchange Commission, in our press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized officer, words and phrases such as " will likely result" "are expected to," "will continue," "are estimated," "are anticipated" and other similar expressions, are intended to identify "forward-looking statements" under the Private Securities Litigation Reform Act. In particular, certain information customarily disclosed by financial institutions, such as estimates of interest rate sensitivity and the adequacy of the loan loss allowance, are inherently forward-looking statements because, by their nature, they represent attempts to estimate what will occur in the future.

     A wide variety of factors could cause our actual results and experiences to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of the risks and uncertainties that may affect our financial condition or results of operations include but are not limited to: (i) deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial services industry; (iv) changes in competition; and (v) changes in consumer preferences. Year 2000 non-compliance by any business providing services to us could have a negative effect on our ability to operate profitably.

     Furthermore, changes in the economic circumstances of individual borrowers could have a material adverse effect on their ability to repay their loans regardless of general economic conditions. Likewise, financial adversity experienced by any one major business in our market area could have a significant adverse effect on those of our customers who are employees of that business or otherwise rely upon it for their economic well being. This could affect their ability to honor their loan obligations and their ability to maintain deposit balances.

     For these reasons, we caution readers not to place undue reliance upon any forward-looking statements. Forward-looking statements speak only as of the date made and we assume no obligation to update or revise any such statements upon any change in applicable circumstances.

                            GSB FINANCIAL CORPORATION
                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report ........................................................................21

Consolidated Statements of Condition at September 30, 1998 and 1997..................................22

Consolidated Statements of Operations for the Years Ended September 30, 1998, 1997 and 1996..........23

Consolidated Statements of Equity for the Years Ended September 30, 1998, 1997 and 1996..............24

Consolidated Statements of Cash Flows for the Years Ended September 30, 1998, 1997 and 1996.......25-26

Notes to Consolidated Financial Statements .......................................................27-53

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
GSB Financial Corporation
1 South Church Street
Goshen, New York 10924

     We have audited the accompanying consolidated statements of financial condition of GSB Financial Corporation and Subsidiaries (the "Company") as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1998. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSB Financial Corporation and Subsidiaries at September 30, 1998 and 1997, and the results of their operations, changes in stockholders' equity and their cash flows for each of the years in the three year period ended September 30, 1998, in conformity with generally accepted accounting principles.


Respectfully submitted,


---------------------------
NUGENT & HAEUSSLER, P.C.
October 27, 1998
Montgomery, New York

GSB Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except shares and per share amounts)

                                                                           September 30,
                                                                      ----------------------
                                                                         1998         1997
                                                                      ---------    ---------
ASSETS
  Cash and due from banks .........................................   $   2,818    $   3,218
  Federal funds sold ..............................................       4,800        5,100
                                                                      ---------    ---------
  Cash and cash equivalents .......................................       7,618        8,318

  Investment securities available for sale (Note 3 and 4) .........      31,474       26,638
  Mortgage-backed securities:
    Held to maturity (estimated market values of $3,965 and
      $5,766 at September 30, 1998 and 1997, respectively) (Note 5)       3,881        5,653
    Available for sale (Note 6) ...................................       5,804        6,990
  Loans receivable, net (Note 7 and 8) ............................      78,713       65,738
  Banking house and equipment (Note 9) ............................       2,800        2,299
  Accrued interest receivable (Note 10) ...........................         949          788
  Other real estate owned, net ....................................          94           --
  Prepaid expenses and other assets ...............................         602          622
                                                                      ---------    ---------
      Total assets ................................................   $ 131,935    $ 117,046
                                                                      =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
    Deposits (Note 11) ............................................   $  88,310    $  82,983
    Mortgagors' escrow deposits ...................................         126           62
    Borrowings (Note 12) ..........................................      10,000           --
    Accrued expenses and other liabilities ........................       2,004        1,368
                                                                      ---------    ---------
      Total liabilities ...........................................   $ 100,440    $  84,413
                                                                      ---------    ---------

  Commitments and contingent liabilities (Note 17)

  Stockholders'  Equity
    Preferred stock ($0.01 par value; 500,000 shares
      authorized; none issued) ....................................          --           --
    Common stock ($0.01 par value; 4,500,000 shares
      authorized; 2,248,250 issued at September 30, 1998) .........          22           22
    Additional paid-in capital ....................................      21,510       21,446
    Retained earnings, substantially restricted ...................      12,825       12,360
    Net unrealized gain on securities available
      for sale, net of taxes ......................................         632          559
    Unallocated ESOP stock (Note 14) ..............................      (1,574)      (1,754)
    Unearned ISAP stock (Note 14) .................................        (391)          --
    Treasury stock ................................................      (1,529)          --
                                                                      ---------    ---------
      Total stockholders' equity ..................................   $  31,495    $  32,633
                                                                      ---------    ---------
      Total liabilities and stockholders' equity ..................   $ 131,935    $ 117,046
                                                                      =========    =========

          See accompanying notes to consolidated financial statements.

GSB Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                For the Years Ended September 30,
                                                            ----------------------------------------
                                                                1998           1997         1996
                                                            -----------    -----------   -----------
                                                        (In thousands except shares and per share amounts)
INTEREST INCOME
   Loans ................................................   $     5,544    $     4,833   $     4,328
   Federal funds sold ...................................           381            439           123
   Investment securities ................................         1,575          1,332         1,388
   Mortgage-backed securities ...........................           720            474           396
                                                            -----------    -----------   -----------
     Total interest income ..............................         8,220          7,078         6,235

INTEREST EXPENSE
   Deposit accounts (Note 11) ...........................         3,199          3,128         3,365
   Other borrowings (Note 12) ...........................           225             24            83
   Stock subscription interest expense ..................            --             74            --
                                                            -----------    -----------   -----------
     Total interest expense .............................         3,424          3,226         3,448
   Net interest income ..................................         4,796          3,852         2,787
   Provision for loan losses (Note 8) ...................            70             20            24
                                                            -----------    -----------   -----------
   Net interest income after provision for loan losses ..         4,726          3,832         2,763

NON-INTEREST INCOME
   Service charges on deposit accounts ..................           139            139           147
   Other income .........................................            99            101           108
   Net realized gains on securities .....................           130              1           115
   Capital gains distributions ..........................            82             93           119
   Nationar recovery ....................................            --              9           232
                                                            -----------    -----------   -----------
     Total non-interest income ..........................           450            343           721

NON-INTEREST EXPENSE
   Salaries and employee benefits .......................         1,931          1,657         1,507
   Occupancy and equipment ..............................           319            361           333
   Data processing expenses .............................           236            246           223
   Early termination expense (Note 13) ..................           699             --            --
   Recovery of post-retirement FASB 106 expense (Note 14)          (134)            --            --
   Other non-interest expense ...........................         1,124            715           512
                                                            -----------    -----------   -----------
     Total non-interest expense .........................         4,175          2,979         2,575
                                                            -----------    -----------   -----------
   Income before income taxes ...........................         1,001          1,196           909
   Income tax expense (Note 15) .........................           401            440           351
                                                            -----------    -----------   -----------
   Net income ...........................................   $       600    $       756   $       558
                                                            ===========    ===========   ===========

   Basic earnings per share .............................   $      0.29    $      0.37           N/A
   Weighted average shares outstanding - basic ..........     2,043,484      2,068,444           N/A
   Diluted earnings per share ...........................   $      0.29    $      0.37           N/A
   Weighted average shares outstanding - diluted ........     2,059,981      2,068,444           N/A

          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
               (In thousands, except shares and per share amounts)

                                                                                       Unearned
                                                                  Retained     Common  Incentive             Unrealized
                                     Shares           Additional  Earnings     Stock     Stock    Treasury     Gain on
                                  Outstanding  Common  Paid-In  Substantially Acquired   Award      Stock,   Securities,
                                     Common    Stock   Capital   Restricted   by ESOP     Plan     at Cost   net of tax   Total
                                 ------------------------------------------------------------------------------------------------
Balance at September 30, 1995 ...          --     --        --    $11,046         --        --          --      $ 51     $11,097
                                 ------------------------------------------------------------------------------------------------

Net Income ......................          --     --        --        558         --        --          --        --         558

Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes .          --     --        --         --         --        --          --        92          92
                                 ------------------------------------------------------------------------------------------------
Balance at September 30, 1996 ...          --     --        --     11,604         --        --          --       143      11,747
                                 ------------------------------------------------------------------------------------------------

Net Income ......................          --     --        --        756         --        --          --        --         756
Sale of common stock ............   2,248,250     22    21,424         --         --        --          --        --      21,446
Acquisition of ESOP Stock .......          --     --        --         --     (1,799)       --          --        --      (1,799)
ESOP Shares committed to be
  Released ......................          --     --        22         --         45        --          --        --          67
Change in net unrealized gain on
  investment securities available
  for sale, net of income taxes .          --     --        --         --         --        --          --       416         416
                                 ------------------------------------------------------------------------------------------------
Balance at September 30, 1997 ...   2,248,250     22    21,446     12,360     (1,754)       --          --       559      32,633
                                 ------------------------------------------------------------------------------------------------

Net Income ......................          --     --        --        600         --        --          --        --         600
Dividends Paid ..................          --     --        --       (135)        --        --          --        --        (135)
Acquisition of Treasury Stock ...          --     --        --         --         --        --      (2,020)       --      (2,020)
ESOP Shares committed to be
  Released ......................          --     --       107         --        180        --          --        --         287
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes .          --     --        --         --         --        --          --        73          73
Grant of Restricted Stock under
  ISAP ..........................          --     --       (43)        --         --      (448)        491        --          --
Amortization of unearned
  ISAP compensation .............          --     --        --         --         --        57          --        --          57
                                 ------------------------------------------------------------------------------------------------
Balance at September 30, 1998 ...   2,248,250   $ 22   $21,510    $12,825    $(1,574)    $(391)    $(1,529)     $632     $31,495
                                 ================================================================================================

          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    Years Ended September 30,
                                                                                --------------------------------
                                                                                  1998        1997        1996
                                                                                --------    --------    --------
                                                                                          (In Thousands)
Cash flows from operating activities:
Net income (loss) ...........................................................   $    600    $    756    $    558
Adjustments to reconcile net income to net cash provided by
  operating activities:
Depreciation ................................................................        143         157         142
Provision for loan losses ...................................................         70          20          24
Fair value provision of ESOP & ISAP shares committed to be
  Released ..................................................................        343          67          --
Provision for Nationar loss contingency .....................................         --          --        (232)
Net loss on sale of other real estate owned .................................         --          --          (5)
Gain on maturity/redemption of investment securities -
  available for sale ........................................................       (130)         (1)       (115)
Net (increase) decrease in other assets .....................................       (234)       (314)        256
Net amortization on investment securities -  available for sale .............         55          72         222
Net amortization (accretion) on mortgage - backed
  securities - held to maturity .............................................          5           1           2
Net amortization (accretion) on mortgage - backed
  securities - available for sale ...........................................         17           2          --
Increase (decrease) in accrued expenses and other  liabilities ..............        589          18         262
                                                                                --------    --------    --------
Net cash provided by operating activities ...................................      1,458         778       1,114
                                                                                --------    --------    --------

Cash flows from investing activities:

Purchases of mortgage - backed securities
  held to maturity ..........................................................         --        (405)     (3,653)
Purchases of mortgage - backed securities
  available for sale ........................................................     (1,928)     (7,108)         --
Proceeds from principal paydowns of mortgage - backed
  securities -  held to maturity ............................................      1,765       1,225       1,581
Proceeds from principal paydowns of mortgage - backed
  securities - available for sale ...........................................      3,106         111          --
Proceeds from maturity and redemption of investment
  securities - available for sale ...........................................     11,486       9,173      11,511
Purchase of investment securities - held to maturity ........................         --          --
Purchase of investment securities - avail for sale ..........................    (16,316)    (12,111)     (7,401)
Proceeds from sale of investment securities
  available for sale ........................................................        183          --         702
Net (increase)  decrease  in loans ..........................................    (13,045)     (7,032)       (988)
Capital expenditures ........................................................       (644)       (194)        (78)
Proceeds from sale of other real estate owned ...............................         --          --         165
                                                                                --------    --------    --------
Net cash provided (used) by investing activities ............................    (15,393)    (16,341)      1,839
                                                                                --------    --------    --------

                   GSB Financial Corporation and Subsidiaries

Cash flow from financing activities:
Net increase (decrease) in demand, statement passbook, money
  market and NOW deposit accounts ...........................................      5,326        (459)     (4,651)
Proceeds from borrowings ....................................................     10,000       2,000          --
Repayments of borrowings ....................................................         --      (2,000)     (1,000)
Proceeds from issuance of common stock ......................................         --      22,483          --
Conversion costs ............................................................         --      (1,036)         --
Purchase of ESOP stock ......................................................         --      (1,799)         --
Purchase of treasury stock ..................................................     (2,020)         --          --
Dividends ...................................................................       (135)         --          --
Increase (decrease) in advances from borrowers for taxes
  and insurance .............................................................         64           8         (45)
                                                                                --------    --------    --------
Net cash provided by ( used in) financing activities ........................     13,235      19,197      (5,696)
                                                                                --------    --------    --------

Net increase (decrease) in cash and cash equivalents ........................       (700)      3,634      (2,743)
Cash and cash equivalents at beginning of year ..............................      8,318       4,684       7,427
                                                                                --------    --------    --------
Cash and cash equivalents at end of year ....................................   $  7,618    $  8,318    $  4,684
                                                                                ========    ========    ========

Additional Disclosures:

Supplemental disclosures of cash flows information-cash paid during year for:
  Interest on other borrowings ..............................................   $    158    $     24    $     83
  Income taxes ..............................................................        579         935         120

Supplemental schedule of non-cash investing activities:

Reduction in loans receivable resulting from the  transfer
  to real estate owned ......................................................        115          --         157

Transfers of investment securities - held to maturity to
  investment  securities - available for sale ...............................         --          --      20,913

Change in unrealized gains in investment securities -
  available for sale ........................................................         73         416          92

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

     A. Organization

     GSB Financial Corporation ("GSB Financial") was incorporated under Delaware law in March 1997 as a holding company to purchase 100% of the common stock of Goshen Savings Bank (the "Bank"). On July 9, 1997, GSB Financial completed its initial public offering of 2,248,250 shares of common stock in connection with the conversion of the Bank from a mutual form institution to a stock savings bank (the "Conversion"). Concurrently with the Conversion, GSB Financial acquired all of the Bank's common stock. In July 1998, GSB Financial started a wholly-owned subsidiary (GSB Investment Services, Inc.) to make available, through an independent provider, investment advisory and full brokerage services. To date, the principal operations of GSB Financial Corporation and subsidiaries (the "Company") have been those of the Bank.

     The Bank provides banking services to individual and corporate customers, with its business activities concentrated in Orange County, New York.

     During fiscal 1998, GSB Financial announced its intentions to repurchase 5%, or 112,412 shares, of its outstanding common stock. GSB Financial has repurchased 36,300 shares of its common stock through September 30, 1998. In addition, the Company purchased 4%, or 89,930 shares, to fund its ISAP Plan as approved at the annual meeting on February 25, 1998. Total common stock purchases amounted to $2.0 million, as illustrated in the accompanying Consolidated Statement of Changes in Stockholders' Equity.

     A substantial portion of the Bank's loans are secured by real estate located in Orange County in New York State. Accordingly, the ultimate collectability of a substantial portion of the Bank's loan portfolio is dependent upon market conditions in that market area. In addition, other real estate owned, if any is also generally located in Orange County in New York State.

     The following is a description of the more significant policies the Company follows in preparing and presenting its consolidated financial statements:

     B. Basis of Financial Statement Presentation

     The accompanying consolidated financial statement includes the accounts of GSB Financial and its wholly owned subsidiaries, Goshen Savings Bank and GSB Investment Services, Inc. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Significant intercompany transactions and amounts have been eliminated.

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

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Trading Securities

     The third classification are "trading securities" which include debt securities and equity securities purchased in connection with the Bank's trading activities and as such are expected to be sold in the near term. There are no investments in trading securities on the books of the Bank at September 30, 1998 and 1997.

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

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     G. Loans Receivable and Allowance for Loan Losses

     Loans receivable are stated at the amount of unpaid principal, less net deferred loan fees and the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The allowance is an amount that management believes will be adequate to absorb losses on existing loans that may become uncollectable, based on evaluations of the collectability of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrowers' ability to pay.

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

     H. Banking House and Equipment.

     Land is carried at cost. Banking house, furniture, fixtures and equipment are stated at cost, less depreciation. Depreciation is calculated using the straight-line method based upon the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

     The Company had one real estate owned from foreclosure or in-substance foreclosure at September 30, 1998 and none in 1997.

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

     K. Off-Balance-Sheet Risk

     In the normal course of business, the Bank is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit and unused lines of credit. The Bank's policy is to record such instruments when funded.

     L. Earnings Per Share.

     Earnings per share is calculated based upon the weighted average number of shares outstanding from the date of conversion, July 9, 1997 through September 30, 1998 adjusted for common stock equivalents that have a dilutive effect on the per share data. The weighted average number of shares outstanding for the period ending September 30, 1998 and1997 were 2,043,484 and 2,068,444, respectively.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     M. Advertising.

     Advertising costs are generally charged to operations in the year incurred. Advertising expense was $99,936, $72,101 and $60,412 for the years ended September 30, 1998, 1997 and 1996, respectively.

     N. Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" and SFAS No. 131 "Disclosures About Segments of an Enterprise and Related Information". Both of these statements are effective for periods beginning after December 15, 1997 and restatement of financial statements or information for earlier periods provided for comparative purposes is required. The provisions of these statements will not affect the Company's results of operations of financial condition.

     In February 1998, the FASB issued SFAS No. 132 "Employees' Disclosures about Pensions and Other Post-Retirement Benefits". This statement revises and supersedes the disclosure requirements for pensions and other post retirement benefit plans originally issued within SFAS No. 87 "Employers Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106 "Employers' Accounting for Post-retirement Benefits Other than Pensions". SFAS No. 132 does not address measurement or recognition for pension and other post-retirement benefit plans. The statement is effective for fiscal years beginning after December 15, 1997. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available, in which case the notes to the financial statements should include all information and description of the information is not available. The provision of this statement will not affect the Company's results of operations or financial condition.

     O. Year 2000 Readiness - Summary of Significant

     The Company has a year 2000 project plan as part of its overall Safety and Soundness Plan. The Company is complying with all assessment, testing, remeditions and contingency plans, as well as adhering to the critical date time-line established to enable the Bank to become year 2000 ready.

     P. Reclassification.

     Amounts in the prior periods' financial statements are reclassified whenever necessary to conform to current period presentations.


NOTE 2. Conversion to Stock Ownership.

     On July 9, 1997, GSB Financial sold 2,248,250 shares of common stock at $10.00 per share to depositors and employees of the Bank and to the Company's Employee Stock Ownership Plan (the "ESOP"). Net proceeds from the sale of stock of GSB Financial, after deducting conversion expenses of approximately $1.0 million, were $21.4 million and are reflected as common stock and additional paid-in-capital in the accompanying September 30, 1998 consolidated statement of financial conditions. The Company utilized $10.7 million of the net proceeds to acquire all of the capital stock of the Bank.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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


NOTE 3. INVESTMENT SECURITIES - AVAILABLE FOR SALE.

     A summary comparison of securities available for sale as of September 30, 1998 and 1997 is as follows:

                                                 September 30, 1998
                                     ------------------------------------------
                                                   Gross      Gross   Estimated
                                     Amortized  Unrealized Unrealized   Fair
                                        Cost       Gains     Losses     Value
                                     ---------  ---------- ---------- ---------
                                                   (In Thousands)
United States Treasury..............  $ 1,001     $    5      $ --      $ 1,006
United States Government Agencies ..   18,274        188        --       18,462
Corporate Debt Obligations .........    8,338        130        --        8,468
Foreign Debt Obligations ...........       --         --        --           --
Equity Securities...................    2,816        722        --        3,538
                                      -------     ------      ----     --------
                                      $30,429     $1,045      $ --      $31,474
                                      =======     ======      ====     ========

                                                 September 30, 1997
                                     ------------------------------------------
                                                   Gross      Gross   Estimated
                                     Amortized  Unrealized Unrealized   Fair
                                        Cost       Gains     Losses     Value
                                     ---------  ---------- ---------- ---------
                                                   (In Thousands)
United States Treasury .............  $ 3,497     $    8      $ --     $ 3,505
United States Government Agencies ..    7,123         44         4       7,163
Corporate Debt Obligations .........   11,879         74        11      11,942
Municipal Debt Obligations .........      400         --        --         400
Foreign Debt Obligations ...........    2,803        825        --       3,628
                                      -------     ------      ----     -------
Equity Securities.... ..............  $25,702     $  951      $ 15     $26,638
                                      =======     ======      ====     =======

     The amortized cost and approximate fair value of securities available for sale at September 30, 1998 and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          September 30, 1998
                                                       -------------------------
                                                       Amortized      Estimated
                                                          Cost        Fair Value
                                                       ---------      ----------
                                                            (In Thousands)
Due within one year..................................   $ 3,204        $ 3,211
Due one year to five years ..........................     7,135          7,281
Due five years to ten years .........................     6,978          7,023
Due over ten years...................................    13,112         13,959
                                                        -------        -------
Total................................................   $30,429        $31,474
                                                        =======        =======

                                                          September 30, 1997
                                                       -------------------------
                                                       Amortized      Estimated
                                                          Cost        Fair Value
                                                       ---------      ----------
                                                            (In Thousands)
Due within one year..................................   $ 7,793        $ 7,812
Due one year to five years ..........................    12,475         12,552
Due over five years..................................     5,434          6,274
                                                        -------        -------
Total................................................   $25,702        $26,638
                                                        =======        =======

     Proceeds from the sale of securities available for sale were approximately $183,000 and $0 during the years ended September 30, 1998 and 1997 respectively, which resulted in gross realized gains of approximately $130,000 and $0, respectively, and gross realized losses of approximately $0 and $0, respectively. There were no sales of securities available for sale during the year ended September 30, 1997.


NOTE 4. FEDERAL HOME LOAN BANK STOCK.

     As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at September 30, 1998. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock. The Bank has $704,000 invested in FHLB stock at September 30, 1998, which is included in Equity Securities in Note 3 and is carried at cost due to the fact that it is classified as a non-marketable restricted investment.


NOTE 5. MORTGAGE BACKED SECURITIES - HELD TO MATURITY.

     Mortgage backed securities held to maturity at September 30, 1998 and 1997, consists of Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities and are summarized as follows:

                                              September 30, 1998
                              --------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    Unrealized   Unrealized   Fair Market
                                Cost         Gains        Losses        Value
                              ---------    ----------   ----------   -----------
                                               (In Thousands)
Mortgage Backed Securities ..   $3,881        $ 91          $ 7         $3,965
                                ======        ====          ===         ======

                                              September 30, 1997
                              --------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    Unrealized   Unrealized   Fair Market
                                Cost         Gains        Losses        Value
                              ---------    ----------   ----------   -----------
                                               (In Thousands)
Mortgage Backed Securities ..   $5,653        $115          $ 2         $5,766
                                ======        ====          ===         ======

     The amortized cost and approximate fair market value of mortgage backed securities held to maturity at September 30, 1998, and 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    September 30, 1998
                                          --------------------------------------
                                          Amortized Cost    Estimated Fair Value
                                          --------------    --------------------
                                                      (In Thousands)
Due within one year ...................       $  345              $  344
Due one year to five years ............        1,868               1,914
Due five to ten years .................          318                 328
Due after ten years ...................        1,350               1,379
                                              ------              ------
Total .................................       $3,881              $3,965
                                              ======              ======

                                                    September 30, 1997
                                          --------------------------------------
                                          Amortized Cost    Estimated Fair Value
                                          --------------    --------------------
                                                      (In Thousands)
Due within one year ...................       $  212              $  212
Due one year to five years ............        2,623               2,648
Due five to ten years .................          688                 700
Due after ten years ...................        2,130               2,206
                                              ------              ------
Total .................................       $5,653              $5,766
                                              ======              ======


NOTE 6. MORTGAGE BACKED SECURITIES - AVAILABLE FOR SALE.

     Mortgage backed securities available for sale at September 30, 1998, and 1997 consists of FNMA, FHLMC and GNMA securities and are summarized as follows:


                                             September 30, 1998
                              --------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    Unrealized   Unrealized   Fair Market
                                Cost         Gains        Losses        Value
                              ---------    ----------   ----------   -----------
                                               (In Thousands)
Mortgage Backed Securities ..   $5,797        $ 29          $22         $5,804
                                ======        ====          ===         ======

                                             September 30, 1997
                              --------------------------------------------------
                                             Gross        Gross       Estimated
                              Amortized    Unrealized   Unrealized   Fair Market
                                Cost         Gains        Losses        Value
                              ---------    ----------   ----------   -----------
                                               (In Thousands)
Mortgage Backed Securities ..   $6,994        $  5          $ 9         $6,990
                                ======        ====          ===         ======

     The amortized cost and approximate fair market value of mortgage backed securities available for sale at September 30, 1998, and 1997 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                    September 30, 1998
                                          --------------------------------------
                                          Amortized Cost    Estimated Fair Value
                                          --------------    --------------------
                                                      (In Thousands)
Due within one year ...................       $   --              $   --
Due one year to five years ............        1,534               1,536
Due five to ten years .................          999               1,010
Due after ten years....................        3,264               3,258
                                              ------              ------
Total .................................       $5,797              $5,804
                                              ======              ======

                                                    September 30, 1997
                                          --------------------------------------
                                          Amortized Cost    Estimated Fair Value
                                          --------------    --------------------
                                                      (In Thousands)
Due within one year ...................       $   --              $   --
Due one year to five years ............        1,486               1,482
Due five to ten years .................        3,008               3,008
Due after ten years ...................        2,500               2,500
                                              ------              ------
Total .................................       $6,994              $6,990
                                              ======              ======


NOTE 7. LOANS RECEIVABLE, NET.

     Loans receivable are summarized as follows:

                                                             September 30,
                                                        ------------------------
                                                          1998            1997
                                                        --------        --------
                                                             (In Thousands)
Loans Secured by Real Estate
One to four family residential ..................       $ 72,038        $ 58,742
One to four family rental property ..............          1,764           1,936
Commercial real estate ..........................          1,820           2,073

Home equity line of credit loans ................          2,365           2,314
                                                        --------        --------
     Total Loans Secured by Real Estate .........         77,987          65,065
                                                        --------        --------
Other Loans
Loans on savings accounts .......................            115             174
Property improvement loans ......................            103             104
Commercial loan .................................            170              36
Consumer and other loans ........................            502             526
                                                        --------        --------
     Total Other loans ..........................            890             840
                                                        --------        --------
     Total Loans Receivable .....................         78,877          65,905
Less:
     Deferred loan fees .........................             (3)             28
     Allowance for losses-loans .................            167             139
                                                        --------        --------
     Loans Receivable, Net ......................       $ 78,713        $ 65,738
                                                        ========        ========

     The Bank entered into an agreement with the Federal National Mortgage Association to sell on a loan-by-loan basis, with the Bank retaining the servicing for such loans. The Bank sold no loans during the year ended September 30, 1998 and 1997. As a result of sales in prior years, loans which are serviced by the Bank, which are not included in the statement of condition, were $6.0 million, $6.8 million and $7.4 million at September 30, 1998, 1997, 1996, respectively.


NOTE 8. ALLOWANCE FOR LOAN LOSSES.

     Activity in the allowance for loan losses for the years ended September 30, 1998, 1997 and 1996 is summarized as follows:

                                                    Years Ended September 30,
                                                  -----------------------------
                                                   1998        1997        1996
                                                  -----       -----       -----
                                                         (In Thousands)
Balance at Beginning of Year ...............      $ 139       $ 123       $ 114
Provision charged to operations ............         70          20          24
Loans charged off
    Real Estate ............................        (43)         --          --
    Other loans ............................         --         (14)        (18)
Recoveries
    Real Estate ............................         --          --          --
    Other loans ............................          1          10           3
                                                  -----       -----       -----
Balance at End of Year .....................      $ 167       $ 139       $ 123
                                                  =====       =====       =====

     The following table sets forth information with regard to non-accrual loans:

                                                             September 30,
                                                         ---------------------
                                                         1998             1997
                                                         ----             ----
                                                            (In Thousands)
Loans in non-accrual status ..........................   $ --             $ --
                                                         ====             ====


     There were no troubled debt restructuring at September 30, 1998, and 1997.

     Accumulated interest on non-accrual loans, as shown above, collected and recognized as interest income for the years ended September 30, 1998, and 1997, was not material to equity or total interest income.


NOTE 9. BANKING HOUSE AND EQUIPMENT.

     Banking House and equipment at September 30, 1998 and 1997 are summarized by major classification as follows:

                                                              September 30,
                                                           1998         1997
                                                         -------      -------
                                                             (In Thousands)

Land.................................................    $ 1,187      $ 1,112
Buildings and improvements ..........................      1,274          948
Furniture, fixtures and equipment ...................        339          239
                                                         -------      -------
     Banking House and Equipment, Net................    $ 2,800      $ 2,299
                                                         =======      =======

     The Bank records depreciation expense directly against the cost of the related asset and does not utilize an accumulated depreciation account. Amounts charged to depreciation expense were $ 143,184 and $156,874 for the years ended September 30, 1998 and 1997, respectively.


NOTE 10. ACCRUED INTEREST RECEIVABLE.

     A summary of accrued interest receivable as of September 30, 1998 and 1997 is as follows:

                                                                 September 30,
                                                               1998         1997
                                                               ----         ----
                                                                 (In Thousands)
Securities available for sale ........................         $517         $421
Investment securities held to maturity ...............           21           16
Loans receivable .....................................          411          351
                                                               ----         ----
Total Accrued Interest Receivable ....................         $949         $788
                                                               ====         ====


NOTE 11. DEPOSITS.

     Deposits are summarized as follows:

                                                   September 30,
                                     -------------------------------------------
                                             1998                   1997
                                     -------------------     -------------------
                                      No. of                  No. of
                                     Accounts    Amount      Accounts    Amount
                                     -------     -------     -------     -------
                                                   (In Thousands)
TYPE OF ACCOUNTS
Savings Accounts ...............       4,741     $28,089       4,846     $26,839
Certificates of deposit ........       2,334      39,350       2,369      38,247
Money market accounts ..........         410      10,958         403       8,892
Now accounts....................         760       4,932         679       4,136
Demand accounts ................       2,620       4,981       2,750       4,869
                                     -------     -------     -------     -------
                                      10,865     $88,310      11,047     $82,983
                                     =======     =======     =======     =======

     The approximate contractual maturities of certificates of deposit accounts for the twelve month periods subsequent to September 30, 1998, are as follows:

                           Twelve month periods ended
                                  September 30,
                                  -------------
                                  (In Thousands)
1999 ..............................................................     $33,280
2000 ..............................................................       5,396
2001 ..............................................................         626
2002 ..............................................................          48
2003 ..............................................................          --
                                                                        -------
                                                                        $39,350
                                                                        =======

     The approximate contractual maturities of certificate of deposit accounts for the twelve month periods subsequent to September 30, 1997, are as follows:

                    Twelve month periods ended September 30,
                    ----------------------------------------
                                 (In Thousands)
1998 .............................................................      $34,719
1999 .............................................................        2,684
2000 .............................................................          780
2001 .............................................................           41
2002 .............................................................           23
                                                                        -------
                                                                        $38,247
                                                                        =======

     At September 30, 1998 and 1997, the aggregate of time deposit accounts with balances equal to or in excess of $100,000 was approximately $2.4 million and $1.8 million. Deposits in excess of $100,000 are not Federally insured.

     Interest expense on deposits for the years ended September 30, 1998, 1997, and 1996 is summarized as follows:

                                                     Years Ended September 30,
                                                    --------------------------
                                                     1998      1997      1996
                                                    ------    ------    ------
                                                         (In Thousands)

Savings ........................................    $  803    $  822    $  811
Certificates of deposit ........................     1,948     1,907     2,130
Money market accounts ..........................       334       295       333
Now accounts ...................................       114       101        88
Escrow .........................................         0         3         3
                                                    ------    ------    ------
                                                    $3,199    $3,128    $3,365
                                                    ======    ======    ======

NOTE 12. REPURCHASE AGREEMENTS AND BORROWED FUNDS.

     Securities sold to Federal Home Loan Bank under agreements to repurchase at September 30, 1998 are as follows:

         AMOUNT                        RATE                   MATURITY
         ------                        ----                   --------
      $ 2,000,000                      5.07%                 03/12/2008
      $ 2,000,000                      5.12%                 04/03/2008
      $ 2,000,000                      5.29%                 04/28/2008
      $ 2,000,000                      5.23%                 05/13/2008
      $ 2,000,000                      5.08%                 06/18/2008
      -----------
      $10,000,000
      ===========

     Information   relating  to  borrowings  under   repurchase   agreements  is
summarized as follows:

Average balance during the year .............................       $ 4,307,000
  Average Interest Rates During the Year ....................              5.22%
  Maximum Month-End Balance During the Year .................       $10,000,000
  Securities Underlying Agreement at Year-End:
     Amortized cost .........................................       $11,247,727
     Estimated Market Value .................................       $11,360,553

     Total interest expense on the borrowings under repurchase agreements for the year ended September 30, 1998 amounted to $225,000.

     The Bank has a line of credit available with the Federal Home Loan Bank of New York and as of September 30, 1998, the Bank could borrow up to $15.5 million. There were no amounts outstanding under this line of credit at September 30, 1998.

     There were no borrowings during the year ended September 30,1997, and maximum borrowings during the year ended September 30, 1997, was $2 million and interest related to these borrowings amounted to $24,160.


NOTE 13. EARLY RETIREMENT AND EMPLOYEE TERMINATION BENEFITS

     On July 15, 1998 the Board of Directors adopted and offered to eighteen eligible employees a voluntary early retirement and employee termination program. The eligible employees were required to notify the Bank in writing by September 30, 1998 their acceptance or rejection of the program. Eleven employees accepted the program, of which four were executive officers. The voluntary program expense consists of enhanced retirement benefits and severance pay, which amounted to $699,000.00. This amount has been recorded as an expense in the Statement of Operations for the year ended September 30, 1998, and as an accrued liability within the Statement of Condition of September 30, 1998.

NOTE 14. EMPLOYEE BENEFITS.

     Retirement Plans:

     A. Pension Plan

     The Bank has a non-contributory defined benefit pension plan covering substantially all of its employees. Current and past service pension costs are funded as accrued. The Bank has recorded pension expense for this period in accordance with SFAS #87.

     The following table sets forth the plan's funded status as of September 30, 1998 and 1997:

                                                                        September 30,
                                                                     -------    -------
                                                                       1998       1997
                                                                     -------    -------
                                                                       (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation ...................................   $ 3,615    $ 2,317
                                                                     =======    =======
Projected benefit obligation for service rendered to date ........   $(3,732)   $(2,874)
Plan assets at fair value ........................................     3,495      3,557
                                                                     -------    -------
Plan assets in excess of projected benefit .......................      (237)       683

Unrecognized net (gain) loss from past experience
different from that assumed and effects of changes in
assumptions
                                                                          --       (397)

Prior service cost not yet recognized in net periodic pension cost         7         16

Unrecognized net asset being recognized over 11.81
years
                                                                          --        (53)
                                                                     -------    -------
(Accrued) prepaid pension cost ...................................   $  (230)   $   249
                                                                     =======    =======

     Net  pension  cost for 1998 and 1997  included  the  following  components:

                                                                September 30,
                                                               1998        1997
                                                               ----        ----
                                                                (In Thousands)

Service Costs - Benefits
Earned during the period ...............................      $  87       $ 103
Interest cost on projected benefit obligation ..........        209         194
Return on plan assets ..................................       (282)       (233)
Amortization of unrecognized transition asset ..........        (17)        (17)
Amortization of unrecognized loss ......................         --          --
Amortization of past service liability .................          4           4
Curtailment credit .....................................       (186)         --
Termination benefits ...................................        665          --
                                                              -----       -----
Total Pension Expense ..................................      $ 480       $  51
                                                              =====       =====

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation for both years were 5.0% and 5.5% respectively. The expected long-term rate of return on assets was 8.0%.

     B. Profit Sharing Plan

     The Bank  maintains  a profit  sharing  trust  retirement  plan (a  defined contribution plan) which covers all eligible employees and includes an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Profit sharing contributions will be made as a matching of the employee's voluntary before-tax contributions up to a maximum of three percent of the individual employees' salary. The employer may, from time to time, change the plan to provide for a different matching contribution. Employees will be notified of any change made. The Bank's contributions to the profit sharing retirement plan amounted to $30,227, $26,569 and $28,295 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

     The Bank has every intention of continuing to offer the plan to all eligible employees. However, the Bank reserves the right to change, amend, modify, or even terminate the plan, if necessary. Termination of the plan is unlikely, but should it happen, the eligible employees will receive the full value of their plan accounts.

     C. Other Retirement Benefits

     In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees and their spouses. The post-retirement health care and life insurance benefits plan is being terminated on December 31, 1998. Eligible employees retired on or before that date will have benefits paid through the plan under the agreed upon terms existing at the employees retirement date. Beginning January 1, 1999 there will be no health care or life insurance payments made for employees retiring from that date forward. In terminating this plan the Bank recovered $134,000 of accrued Post-Retirement Benefit costs.

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


     The following is a reconciliation of the funded status of the plan at September 30, 1998 and 1997:

                                                              September 30,
                                                         ----------------------
                                                           1998           1997
                                                         -------        -------
                                                             (In Thousands)
Accumulated Postretirement Benefit
Obligation

Retirees ........................................        $   769        $   308
Active employees fully eligible for
  benefits ......................................             --            418
Other active employees ..........................             --            358
                                                         -------        -------
Total ...........................................            769          1,084

Unrecognized gain (loss) ........................             --           (236)
                                                         -------        -------
Accrued postretirement benefits .................        $   769        $   848
                                                         =======        =======

     The components of the net periodic postretirement benefit costs are as follows:

                                                       Years ended September 30,
                                                       -------------------------
                                                           1998         1997
                                                          -----        -----
                                                             (In Thousands)
Service cost ..........................................   $  20        $  19
Interest cost .........................................      70           73
Amortization of unrecognized gain (loss) ..............       2            7
Curtailment credit ....................................    (147)          --
                                                          -----        -----
Total net periodic benefit (credit)/cost ..............   $ (55)       $  99
                                                          =====        =====

     A discount rate of 7.25%, an annual rate of salary increases of 5.0% and a 7.5% increase in the assumed health care costs reducing linearly to 5% in the year 2005, were used to determine the APBO at September 30, 1998 and a discount rate of 7.75%, an annual rate of salary increases of 5.5% and a 7.5% increase in the assumed health care costs reducing linearly to 5.0% in the year 2005, were used to determine the APBO at September 30, 1997.

     D. Employee Stock Ownership Plan

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

     The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $287,000 of compensation expense under the ESOP during the year ended September 30, 1998. The ESOP shares as of September 30, 1998 were as follows:

Allocated Shares ...........................................               8,993
      Shares released for allocation .......................              13,490
      Unallocated share ....................................             157,377
                                                                       ---------
                                                                         179,860
                                                                       ---------
       Market Value of unallocated
       Shares at September 30, 1998 ........................           1,957,376
                                                                       =========

     E. Stock Option Plan

     The Company's Stock Option Plan for Outside Directors, Officers and Employees (Stock Option Plan) was approved by the shareholders at the annual meeting held on February 25, 1998. The purpose of the Stock Option Plan is to promote the growth and profitability of the Company by providing eligible directors, certain key officers and employees of the Company, and its affiliates with an incentive to achieve corporate objectives, and by allowing the Company to attract and retain individuals of outstanding competence by offering such individuals and equity interest in the Company.

     The Stock Option Plan may grant options not to exceed 224,825 shares, the shares necessary to fund the Stock Option Plan with Treasury Stock acquisitions. An option will entitle the holder to purchase one share of common stock at an exercise price equal to the fair market value on the date of grant, and expire on the last day of the ten-year period commencing on the date on which the option was granted. Options under the plan will be designated as either an Incentive Stock Option or a Non-Qualified Stock Option.

     On February 25, 1998, 67,446 shares were awarded at an exercise price of $15.88 per share, and on April 9, 1998, 10,500 shares were awarded at an exercise price of $16.75 per share. These shares have a ten-year term and vest at a rate of 20% per year from their respective grant dates.

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal 1998: expected volatility of 37.0%; risk free interest rate of 5.17% for the February 25, 1998 grant and 4.93% for the April 9,1998 grant; and expected lives of 7 years. Pro forma disclosures for the Company for the year ending September 30, 1998 is as follows:

                      (In thousands, except per share data)

Net Income
  As Reported ..............................................           $600
  Pro Forma ................................................            551
Earnings Per Share:
  As Reported ..............................................           $.29
  Pro Forma ................................................             27

Because the Company's employee stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the status of the Company's stock option plans as of September 30, 1998 and changes during the year on that date is presented below:

                                                           Weighted Average
                                                       Shares    Exercise Price
                                                       ------    --------------
Options
  Outstanding October 1 ..........................         --
  Granted ........................................     77,946        $15.99
  Exercised ......................................         --
  Cancelled
Outstanding at Year-End ..........................     77,946
Exercisable at Year-End ..........................         --
Estimated weighted average of fair value of
options granted on February 25, 1998 .............                     9.54
Estimated weighted average of fair value of
options granted on April 9, 1998 .................                     9.52

     F. Incentive Stock Award Plan

     On February 25, 1998, the Company's stockholders approved the GSB Financial Corporation Incentive Stock Award Plan ("ISAP"). The purpose of the plan is to promote the long-term interests of the company and its stockholders by providing a stock based compensation program to attract and retain officers and directors. Under ISAP, 89,930 shares of authorized shares are reserved for the issuance under the plan.

     On February 25, 1998 and April 9, 1998, 22,480 shares and 13,000 shares, respectively, were awarded under the ISAP. In connection with the acceptance of the voluntary early termination program by four executive officers, which resulted in the forfeiture of ISAP awards made to them totaling 7,304 shares. At September 30, 1998, there were 28,176 ISAP awards outstanding. The shares vest in five equal installments commencing one year from the date of grant. The fair market value of the shares awarded under the plan was $448,000 at the grant dates, and is being amortized to compensation expense on a straight-line basis over the five year vesting periods. Compensation expense of $57,000 was recorded in fiscal 1998, with the remaining unearned compensation cost of $391,000 shown as a reduction of shareholders' equity at September 30, 1998.

NOTE 15. INCOME TAXES.

     The components of income tax expense are as follows:

                                                Years Ended September 30,
                                          -------------------------------------
                                           1998            1997            1996
                                          -----           -----           -----
                                                     (In Thousands)
Current tax:
Expense ........................          $ 532           $ 922           $ 395
Deferred tax :
Expense (benefit) ..............           (131)           (482)            (44)
                                          -----           -----           -----
Income tax expense .............          $ 401           $ 440           $ 351
                                          =====           =====           =====

     Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income taxes for the reasons noted in the table below:

                                                 Years Ended September 30,
                                             -------------------------------
                                              1998         1997         1996
                                             -----        -----        -----
                                                    (In Thousands)
Expense at statutory federal tax rate .      $ 340        $ 407        $ 309
Tax-exempt income .....................         --           (2)          (2)
State income taxes, net of federal tax
  benefit .............................         69           83           60
Other, net ............................         (8)         (48)         (16)
                                             -----        -----        -----
Income tax expense ....................      $ 401        $ 440        $ 351
                                             =====        =====        =====
Effective tax rate ....................       40.1%        36.8%        38.6%

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at September 30, 1998, 1997 and 1996 are as follows:

                                                          September 30,
                                                   ---------------------------
                                                    1998       1997       1996
                                                   -----      -----      -----
                                                         (In Thousands)
Deferred tax assets:
Post retirement employees benefits ............    $ 308      $ 340      $ 314
Allowance for loan losses .....................       67         55         51
Mark to market securities tax .................      289        330         83
Accrued pension costs .........................       92         --         --
Other .........................................       25         56         24
                                                   -----      -----      -----
Total deferred tax assets .....................      781        781        472
                                                   -----      -----      -----

Deferred tax liabilities:
Depreciation ..................................       25         32         88
Prepaid pension costs .........................       --        104        121
Tax bad debt reserves over the base year ......       35         55        155
                                                   -----      -----      -----
Total deferred tax liabilities ................       60        191        364

Net deferred tax asset at the end of year .....      721        590        108

Net deferred tax asset at the beginning of year      590        108         64
                                                   -----      -----      -----
Deferred tax benefit for the year .............    $(131)     $(482)     $ (44)
                                                   =====      =====      =====

     In addition to the deferred tax amounts described above, the Bank also had a deferred tax liability of approximately $420,000, $372,000 and $103,000 at September 30, 1998, 1997 and 1996, respectfully, related to the net unrealized gain on securities available for sale.

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


NOTE 16. NATIONAR LIQUIDATION.

     On February 6, 1995, the Superintendent of Banks of the State of New York took possession of, and closed, Nationar, which was then the Bank's principal correspondent bank. Nationar was wholly-owned by various savings banks and provided commercial banking and other services, principally to savings banks and savings and loan associations.

     When Nationar was closed, the Bank had various deposits with and investments in Nationar. During the year ended September 30, 1995, the Bank recorded a provision for losses on Nationar matters of $278,623 based upon management's judgment of the losses, which would be suffered as Nationar was liquidated. Of the provision, $232,223 was allocated to a demand deposit balance of the Bank at Nationar and $46,400 was allocated to Nationar debentures and stock owned by the Bank. Losses in the actual liquidation of Nationar were less than anticipated, and by virtue of payments actually received, $10,969 and $9,375 of the reserves were reversed during the years ended September 30, 1998 and 1997 respectively.


NOTE 17. COMMITMENTS AND CONTINGENCIES.

     A. Legal Proceedings

     The Company may, from time to time, be a defendant in legal proceedings relating to the conduct of its business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

     B. Lease Commitments

     The Company leases approximately 105 square feet in an elder care facility in Goshen, New York, as a branch office at an annual rental of $2,400 terminating on September 30, 1999.

     In addition, the Bank has an agreement for data processing services through
February  of  2001.   Approximate  annual  payments  associated  with  the  data processing agreement are estimated to be $225,000.

     C. Off-Balance Sheet Financing

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

     D. Commitments Pending

     Contract amounts of financial instruments that represent credit risk are as follows:

                                            (Unaudited)        (Unaudited)
                                        September 30, 1998  September 30, 1997
                                        ------------------  ------------------
                                                   (In Thousands)
Commitments Pending
Mortgage Loans .......................        $2,990              $2,991
Equity Line of Credit:
  Available Draw .....................         1,545               1,071
  Commitments ........................           190                  95
  Commercial Loans ...................         1,222                  --
  Available Draw .....................           529                  --
Overdraft Checking ...................           206                 192
                                              ------              ------
                                              $6,682              $4,349
                                              ======              ======

     The breakdown of fixed rate loan commitments and the corresponding interest rate range for the periods of September 30, 1998 and 1997 are as follows:

                                           (Unaudited)         (Unaudited)
                                        September 30, 1998  September 30, 1997
                                        ------------------  ------------------
                                                   (In Thousands)
First Mortgage Loans..................        $2,990              $2,991
Home Equity Loans.....................           120                  45
                                              ------              ------
Total Fixed Rate Loan Commitments.....        $3,110              $3,036
                                              ======              ======
Fixed Rate Commitment Interest Rate...     6.75% to 8.25%     7.50% to 9.00%

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

     E. Environmental Contingency

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


NOTE 18. REGULATORY CAPITAL REQUIREMENTS.

     OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at September 30, 1998, the Bank was required to maintain a minimum ratio of tangible capital to total assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8%, of which 4.0% must be core (Tier 1) capital.

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

     Management believes that, as at September 30, 1998, the Bank meets all capital adequacy requirements to which it is subject.

     The Bank's actual capital amounts and ratios as of September 30, 1998, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution are summarized below. OTS capital regulations apply to the Bank only.

                                                                          For Classification
                                    Actual           Minimum Capital      as Well Capitalized
                               ---------------       ---------------      -------------------
Bank                            Amount   Ratio       Amount   Ratio         Amount   Ratio
                               -------   -----       ------   -----         ------   -----
                                                 (Dollars in Thousands)
Tangible Capital.............  $22,140   17.79%       1,867    1.50%            --      --
Tier 1 (Core) Capital........   22,140   17.79%       3,733    3.00%        $6,222     5.0%
Risk Based Capital:
Tier 1.......................   22,140   37.15%          --       --         3,576     6.0%
Total........................   22,307   37.43%       4,768    8.00%         5,959    10.0%


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

     Loans. The Bank's management has determined that the carrying amount of the loan portfolio approximates the estimated fair value. Quoted market prices are not available for the loan portfolio. The cost of determining the fair values of the loan portfolio would be excessive.

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

     The following is a summary of the carrying values and estimated fair values of the Company's financial instruments at September 30, 1998 and September 30, 1997:

                                         September 30, 1998                September 30, 1997
                                      -------------------------         --------------------------
                                      Carrying       Estimated          Carrying        Estimated
                                       Amount        Fair Value          Amount         Fair Value
                                      --------       ----------         --------        ----------
                                                           (In Thousands)
Financial Assets:
Cash and Cash Equivalents .........   $ 7,618          $ 7,618          $ 8,318          $ 8,318
Securities Available for Sale......    31,474           31,474           26,638           26,638
Mortgage Backed Securities-
Held to Maturity ..................     3,881            3,965            5,653            5,766
Available for Sale ................     5,804            5,804            6,990            6,990
Loans Receivable ..................    78,713           78,713           65,738           65,738
Financial Liabilities:
Deposits ..........................    88,310           88,310           82,983           82,983

NOTE 20. PARENT COMPANY FINANCIAL INFORMATION.

     GSB Financial began operations on July 9, 1997, in conjunction with the Bank's mutual-to-stock conversion and GSB Financial's initial public offering of its common stock. GSB Financial's statement of financial condition as of September 30, 1998 and 1997, and related statements of operations and cash flows for September 30, 1998, and the period July 9, 1997 to September 30, 1997, are as follows:

              Statement of Financial Condition as of September 30,
                                 (In Thousands)

                                                                         1998         1997
                                                                       --------     --------
Assets:
  Cash and due from banks .........................................    $  1,255     $  1,729
  Investment securities available for sale ........................       5,547        5,146
  Mortgage-backed securities available for sale ...................         766        2,009
  Loans, net ......................................................       1,574        1,754
  Accrued interest receivable .....................................         132          178
  Equity in net assets of subsidiaries ............................      22,667       21,905
  Other Assets ....................................................          18            6
                                                                       --------     --------
    Total Assets ..................................................    $ 31,959     $ 32,727
                                                                       ========     ========
Liabilities and Stockholders' Equity

Liabilities:
  Accrued expenses and other liabilities ..........................    $    606     $     94
                                                                       --------     --------
  Stockholders' Equity
  Preferred stock, $.01 par value; authorized 500,000 shares ......    $      0     $      0
  Common stock, $.01 par value; authorized 4,500,000:
    2,248,250 shares issued at September 30, 1997 .................          22           22
  Additional paid-in capital ......................................      21,424       21,424
  Retained earnings ...............................................      11,858       11,196
  Net unrealized loss on securities available for sale (net of tax)          12           (9)
  Treasury stock ..................................................      (1,963)          --
                                                                       --------     --------
    Total Stockholders' Equity ....................................      31,353       32,633
                                                                       --------     --------
    Total Liabilities and Stockholders' Equity ....................    $ 31,959     $ 32,727
                                                                       ========     ========

          Statement of Operations for the Year Ended September 30,1998
   and for the Period from Inception (July 9, 1997) Through September 30, 1997
   ---------------------------------------------------------------------------
                                 (In Thousands)

                                                                                     1998    1997
                                                                                     ----    ----
Interest Income .................................................................    $520    $102
Non-interest expense ............................................................     378      79
                                                                                     ----    ----
  Income before income taxes and equity in undistributed earnings of subsidiaries     142      23
Income tax expense ..............................................................      58       9
                                                                                     ----    ----
  Income before equity in undistributed earnings of subsidiaries ................      84      14
Equity in undistributed earnings of subsidiaries ................................     516     742
                                                                                     ----    ----
     Net Income .................................................................    $600    $756
                                                                                     ----    ----

          Statement of Cash Flows for the Year Ended September 30, 1998
  And for the Period from Inception (July 9, 1997) through September 30, 1997.
  ----------------------------------------------------------------------------
                                 (In Thousands)

                                                                       1998         1997
                                                                     --------     --------
Cash flows from operating activities:
Net income ......................................................    $    600     $    756
Adjustments to reconcile net income to net cash provided by
  operating activities
Equity in undistributed earnings of subsidiaries ................        (516)        (742)
Fair value provision of ISAP shares committed to be released ....          57
Increase (decrease) in accrued interest receivable ..............          47         (179)
Increase in other assets ........................................         (24)          --
Net amortization on investment securities-available for sale ....          34            9
Net amortization on mortgage-backed securities available for sale           8            1
Increase in accrued expenses and other liabilities ..............         510           94
                                                                     --------     --------
     Net cash provided (used) by operating activities ...........         716          (61)
                                                                     --------     --------

Cash flows from investing activities:
Purchase of investment securities-available for sale ............    $ (2,000)    $ (5,169)
Purchase of mortgage-backed securities-available for sale .......          --       (2,011)
Investment in common stock subsidiaries .........................         (50)     (10,723)
Proceeds from principal paydowns of mortgage-backed securities--
  available for sale ............................................       1,235           --
Proceeds from maturity and redemption of investment securities --
  available for sale ............................................       1,600           --
Net (increase) decrease in loans to ESOP ........................         180       (1,754)
                                                                     --------     --------
     Net cash provided (used) by investing activities ...........         965      (19,657)
                                                                     --------     --------

Cash flows from financing activities:
Proceeds from issuance of common stock ..........................          --       21,447
Purchase of treasury stock ......................................      (2,020)          --
Dividends .......................................................        (135)          --
                                                                     --------     --------
     Net cash provided by (used in) financing activities ........      (2,155)      21,447
                                                                     --------     --------

Net increase (decrease) in cash and cash equivalents ............        (474)       1,729
Cash and cash equivalents at beginning of year ..................       1,729           --
                                                                     --------     --------
Cash and cash equivalents at end of year ........................    $  1,255     $  1,729
                                                                     ========     ========

NOTE 21. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                    First     Second      Third     Fourth
Year Ended September 30, 1998                      Quarter    Quarter    Quarter    Quarter
-----------------------------                      -------    -------    -------    -------
                                                                (In Thousands)
Quarterly Operating Data
Interest income ...............................    $ 1,996    $ 1,945    $ 2,087    $ 2,192
Interest expense ..............................        778        771        893        982
                                                   -------    -------    -------    -------
Net interest income ...........................      1,218      1,174      1,194      1,210
Provision for loan losses .....................         20         10         10         30
Other non-interest income .....................        147         57         57        189
Non-interest expense ..........................        852        856        945      1,522
                                                   -------    -------    -------    -------
Income before taxes ...........................        493        365        296       (153)
Income tax expense ............................        198        144        121        (62)
                                                   -------    -------    -------    -------
Net income ....................................    $   295    $   221    $   175    $   (91)
                                                   =======    =======    =======    =======

                            STOCKHOLDERS' INFORMATION


CORPORATE OFFICE                        TRANSFER AGENT AND REGISTRAR

GSB Financial Corporation               Registrar and Transfer Company
1 South Church Street                   10 Commerce Drive
Goshen, New York 10924                  Cranford, NJ  07016-3572
(914) 294-6151
                                        SPECIAL COUNSEL

COMMON STOCK                            Serchuk & Zelermyer, LLP
                                        81 Main Street
The common stock of GSB                 White Plains, NY 10601
Financial Corporation is
traded on the NASDAQ                    INDEPENDENT AUDITORS
Stock Market under the
symbol "GOSB"                           Nugent and Haeussler, P.C.
                                        101 Bracken Road
                                        Montgomery, NY 12549
The approximate number of
stockholders of record was
471 at December 14, 1998.


GSB Financial Corporation common stock was issued at $10.00 per share in connection with the Company's initial public offering on July 9, 1997.
The following table shows the range of high and low sale prices for each quarterly period since the Company began trading in July.

    1998                        High             Low            Dividend
    ----                        ----             ---            --------
First Quarter                  $18.94           $14.50               --
Second Quarter                 $17.50           $15.25               --
Third Quarter                  $17.75           $16.50           $ 0.03
Fourth Quarter                 $17.00           $ 8.31           $ 0.03

    1997
    ----
Fourth Quarter                 $17.13           $14.00               --


                  FORM 10K

GSB Financial Corporation will file an Annual
Report on Form 10K for fiscal year 1998.
Stockholders may obtain a copy free of charge by Writing to:

Barbara A. Carr
GSB Financial Corporation
1 South Church Street
Goshen, NY  10924

GSB FINANCIAL CORPORATION and
GOSHEN SAVINGS BANK
DIRECTORS

THOMAS V. GUARINO
Chairman of the Board
GSB Financial Corp. and
President, Hudson Valley
Investment Advisors, Inc.

CLIFFORD E. KELSEY, JR.
President and Chief Executive Officer,
GSB Financial Corp. and
Goshen Savings Bank

RICHARD C. DURLAND
Executive Vice President and Treasurer,
GSB Financial Corp. and
Goshen Savings Bank

HERBERT C. MUELLER
Retired Veterinarian

ROY L. LIPPINCOTT
Retired President Lippincott Funeral
Home Inc. and Lippincott Funeral Chapel

STEPHEN O. HOPKINS
Representative R.D. Murray Fire
Apparatus and S.V.I. Trucks

GENE J. GENGEL
Executive Director,
Orange County Cerebral Palsy Assoc.
Rehabilitation Center


GSB FINANCIAL CORPORATION
     OFFICERS

CLIFFORD E. KELSEY *
President and Chief Executive Officer

RICHARD C. DURLAND *
Executive Vice President and Treasurer

STEPHEN W. DEDERICK
Chief Financial Officer and Treasurer

ROLLAND B. PEACOCK, III
Vice President

BARBARA A. CARR
Secretary

DIANE D. KING *
Senior Vice President and Assistant Treasurer

JENNY M. FORD *
Vice President and Secretary


GOSHEN SAVINGS BANK -- OFFICERS

CLIFFORD E. KELSEY, JR. *
President and Chief Executive Officer

RICHARD C. DURLAND *
Executive Vice President and Treasurer

STEPHEN W. DEDERICK
Senior Vice President and Chief Financial Officer

ROLLAND B. PEACOCK, III
Senior Vice President and Senior Lending Officer

DIANE D. KING *
Senior Vice President and Assistant Treasurer

JENNY M. FORD *
Vice President and Secretary

BARBARA A. CARR
Assistant Vice President and Senior Mortgage Officer

JENNIFER A. TERPSTRA
Operating Officer and Senior Marketing Officer

SUZANNE WATTERS
Assistant Vice President and Security Officer

CHRISTOPHER P. CURCIO
Assistant Vice President

FRANCES COUGHLIN
Branch Manager - Harriman



* Officers retiring as of
December 31, 1998.