Form 10-K, Exhibit 13
period 1999-12-31
GSB FINANCIAL CORP
filed 2000-03-30
CIK 1035351

EX - 13.1
Annual Report

                               To Our Stockholders

     It is my distinct pleasure to report to you the record year that GSB Financial Corporation and its principal subsidiary, Goshen Savings Bank, have achieved during fiscal year 1999. I am also proud to inform you of the progress and the growth momentum we have established in our journey to become the premier community bank in our region. Your Board of Directors, Executive Officers, Officers and Employees have worked diligently to build your company into a strong and vibrant financial institution that is expanding its delivery of financial products and services in the Hudson Valley region of New York State.

     During 1998, our organization began the process to change the organizational culture of our principal subsidiary, Goshen Savings Bank. The restructuring program was very well received by our employees and it allowed us to attract new employees with skill sets that complemented our existing staff, while we significantly reduced our cost structure to deliver banking and financial services. During 1999, this new culture began to take hold and a strong team effort led by our Executive Management Team emerged. Their efforts, and the support of the communities we serve, have resulted in record earnings and record growth of both assets and deposits.

     Net income in 1999 was $1.8 million or $0.94 per share, compared to $625,000 or $0.31 per share for the year ended December 31, 1998. This represented a 183.2% increase in net income and a 203.2% increase in earnings per share. Even if we exclude unusual non-recurring items, 1999 net income as adjusted of $1.6 million was 65.7% higher than adjusted net income in calendar 1998 of $964,000. Earnings per share increased 77.1% when comparing adjusted 1999 to the adjusted 1998 amounts.

     Our Bank grew consistently throughout 1999 and at year end we had grown our loan portfolio by $30.5 million, or 36.0%, and our deposits grew by $12.4 million, or 13.2%. Total asset growth was $39.1 million, or 28.5%.

     Through our restructuring efforts and our increased investment in technology, we were able to achieve these outstanding results with increased efficiency. Despite the increased costs associated with the growth of both assets and deposits, the Company improved its efficiency ratio from 72.0% for the year ended December 31, 1998 to 58.1% for the year ended December 31, 1999.

     We have continued to pursue our mission to offer core financial services to individuals and business in strategic locations within the Hudson Valley Region of New

York State. During 1999 we expanded the breadth of our products and services by the addition of the following:

     -    Expanded ATM network from regional to national usage.
     -    GSB Easy Access - 24 X 7 phone banking services.
     -    MasterMoney debit cards.
     -    Merchant services for commercial customers.
     - Effective January 2000, we opened a Salomon Smith Barney Investment Center at the main office, to offer non-bank financial products to our customers and the community.

     We have built the platform from which we will continue to introduce new products and services while maintaining the personal delivery system for which a true community bank prides itself. We are a community- based bank, and we intend to remain one.

     The Board of Directors and Management are continuing to explore strategic initiations to build upon the solid foundation we have established. We remain focused on efficiently expanding our franchise and its services to better serve our customers and our communities while returning increased value to you, our stockholders. The new millennium will present many new challenges in the financial services industry. I am very confident that GSB Financial Corporation has the personnel, the experience, the skills, the financial strength, and the desire to capitalize on these new challenges. I look forward to sharing future successes with you, our valued stockholders, and I thank you for your support.




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

Selected Financial Condition Data(9):

                                At December 31,                At September 30,
                             -------------------   -----------------------------------------
                               1999       1998       1998       1997      1996        1995
                             --------   --------   --------   --------   --------   --------
                                                   (In Thousands)
Total assets .............   $176,016   $136,954   $131,935   $117,046   $ 96,323   $101,041
Loans receivable, net (1)     115,273     84,752     78,713     65,738     58,727     57,919
Mortgage-backed securities      3,475      6,824      9,685     12,643      6,474      4,404
Investment securities (2)      46,871     32,616     31,474     26,638     23,081     27,844
Cash and cash equivalents       4,152      8,254      7,618      8,318      4,684      7,195
Deposits .................    106,256     93,833     88,310     82,983     83,442     88,093
Borrowings ...............     38,600     10,000     10,000         --         --      1,000
Total equity .............     29,109     31,367     31,495     32,633     11,747     11,097


Selected Operations Data(9):

                                                        Year Ended
                                                       December 31,           Year Ended September 30,
                                                    -----------------   -------------------------------------
                                                     1999       1998     1998      1997       1996     1995
                                                    -------   -------   -------   -------   -------   -------
                                                            (unaudited)            (In Thousands)

Interest income .................................   $10,709   $ 8,487   $ 8,220   $ 7,078   $ 6,235   $ 5,715
Interest expense ................................     5,099     3,638     3,424     3,226     3,448     3,289
                                                    -------   -------   -------   -------   -------   -------
      Net interest income .......................     5,610     4,849     4,796     3,852     2,787     2,426
Provision for loan losses .......................       140       110        70        20        24        29
                                                    -------   -------   -------   -------   -------   -------
      Net interest income after
           Provision for loan losses ............     5,470     4,739     4,726     3,832     2,763     2,397

Non-interest income .............................       622       604       450       343       721       450
Non-interest expense ............................     3,251     4,301     4,175     2,979     2,575     2,931
                                                    -------   -------   -------   -------   -------   -------

Income (loss) before income taxes and cumulative
effect of changes in accounting principles ......     2,841     1,042     1,001     1,196       909       (84)
Income tax expense (benefit) ....................     1,071       417       401       440       351       (16)
                                                    -------   -------   -------   -------   -------   -------
Income (loss) before cumulative effect of changes
      in accounting principles ..................     1,770       625       600       756       558       (68)
Cumulative effect of changes
      in accounting principles (3) ..............        --        --        --        --        --      (394)
                                                    -------   -------   -------   -------   -------   -------
           Net income (loss) ....................   $ 1,770   $   625   $   600   $   756   $   558   $  (462)
                                                    =======   =======   =======   =======   =======   =======

      Basic earnings per share ..................   $  0.94   $  0.31   $  0.29   $  0.37       N/A       N/A
      Diluted earnings per share ................   $  0.94   $  0.31   $  0.29   $  0.37       N/A       N/A



                         Notes appear on following page.

Selected Financial Ratios and Other Data (4),(9):

                                                  Year Ended
                                                  December 31,              Year Ended September 30,
                                              ------------------    ----------------------------------------
                                               1999       1998       1998       1997       1996       1995
                                              -------    -------    -------    -------    -------    -------
Performance Ratios:
Return on average assets (net income
    to average total assets) ..............      1.10%      0.50%      0.49%      0.71%      0.56%     (0.46)%
Return on average equity (net income
    to average equity) ....................      5.82       1.94       1.85       4.54       4.88      (4.04)
Average interest-earnings assets to
    average interest-bearing liabilities ..    126.78     137.12     139.56     119.66     109.57     109.91
Net interest rate spread (5) ..............      2.76       2.92       2.97       3.25       2.71       2.27
Net interest margin (6) ...................      3.65       4.04       4.14       3.89       3.08       2.62
Net interest income after provision
    for loan losses to total other expenses     1.55x      1.27x      1.13x      1.29x      1.07x      0.82x
Efficiency ratio(8) .......................     58.09      72.03      71.54      69.60      82.10      93.60
Capital and Asset Quality Ratios:
Average equity to average total assets ....     19.00      25.51      26.75      15.61      11.53      11.40
Total equity to assets end of period ......     16.44      22.90      23.87      27.88      12.20      10.98
Book value per share ......................     14.39      14.45      14.24      14.51        N/A        N/A
Non-performing assets to total assets .....        --       0.07       0.07         --       0.02       0.22
Non-performing loans to total loans .......        --       0.11       .001         --       0.03       0.39
Allowance for loan losses to total loans ..      0.30       0.25       0.21       0.21       0.21       0.20
Allowance for loan losses to
    Non-performing loans ..................     NM(7)     23.37x     41.75x      NM(7)      7.69x      0.51x
Other Data:
    Full service offices ..................         3          3          3          2          1          1


(1)  Shown net of deferred fees and the allowance for loan losses.

(2) At December 31, 1999, $1.5 million of the Company's mortgage-backed securities are classified as held to maturity and $2.0 million are classified as available for sale. All investment securities are classified as available for sale. See Notes 3, 4, 5 and 6 of Notes to Financial Statements.

(3) Reflects the recognition, in one lump sum, of the transition obligation for post-retirement pension benefits recognized in accordance with Statement of Financial Accounting Standards ("SFAS") 106. See Note 14 of Notes to Financial Statements.

(4) Asset quality and capital ratios are at end of period. Other ratios are based upon daily average balances, except all ratios 1997 and earlier are based on month end average balances.

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

(7)  Not Meaningful. The denominator (non-performing loans) is zero.

(8) The efficiency ratio represented non-interest expense as a percentage of the sum of the net interest income and non-interest income excluding any gains or losses on sales of assets and non-recurring items.

(9)  The year ended December 31, 1998, are presented for comparison purposes.

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

     General economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, can also have a significant effect on our profitability. For example, an increase in interest rates may increase the rates we must pay to keep our deposits, thus increasing our cost of operations. An economic recession in our community could make it harder for our customers to repay their loans and cause an increase in defaults. Although we now face substantial competition throughout Orange County, an increase in competition could drive down our interest rate spread by lowering loan rates while increasing deposit rates.

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

Management Restructuring

     Eleven of our employees, including four executive officers, participated in the voluntary early termination program and retired effective December 31, 1998. We accrued the entire estimated $699,000 cost of the program during the quarter ended September 30, 1998.

     Since January 1999, our senior management team has consisted of three executive officers. Rolly Peacock is responsible for retail banking and commercial lending; Steve Dederick is responsible for internal operations, finance and investments; and Barbara Carr is responsible for residential mortgage lending and human resources. For technical regulatory reasons, Chairman of the Board Thomas Guarino has been designated as President of the Bank, but he continues his other business activities on a full time basis and is not involved in the day to day management of the Bank.

Management Strategy

     Our strategy is to continue to operate the Bank as a community-based bank in strategic locations offering core financial services while exploring appropriate opportunities to leverage our capital. The Bank obtains deposits from its local communities and invests those deposits principally in one-to-four family residential mortgage loans and, to a lesser degree, in commercial, consumer and other loans. Management seeks to maintain a high quality loan portfolio with low levels of delinquencies and non-performing assets by concentrating on residential mortgage loans. The Bank opened a new branch office in Harriman, New York in September 1998, to expand its customer base. We have also increased our commercial lending activities to augment the other services we offer. We have worked to improve our customer service delivery capability to both provide better services to existing customers and facilitate expanding our customer base. We have expanded our ATM network, and started offering phone banking, debit cards and merchant services to help grow our business. These services allow us to satisfy more of our customer's financial needs and also generate fee income from non-customers. Beginning in the Year 2000, we will also be offering a wide range of non-bank financial products through a Salomon Smith Barney Investment Center at our main office.

     At December 31, 1999, 86.7% of our loan portfolio were first mortgage loans on owner-occupied one-to-four family residential real estate, 2.7% were junior mortgage home equity loans (including lines of credit), and 8.3% were mortgage loans secured by commercial properties. We also invest in debt securities. We focus on callable government agency securities to increase yields, and we control risks by investing in securities rated in the three highest grades by a nationally recognized rating agency.

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

     Our efforts and strategies to leverage our new capital have a direct effect on net interest income. The following is a general discussion of the relationship between strategic actions taken and net interest income. Further specific information is provided below in the discussion comparing our financial condition and results of operations in fiscal December 31, 1999, versus fiscal December 31, 1998. The Company has changed it fiscal year to a calendar year in order to improve efficiency and reduce duplication of effort.

     Cost of Funds Management. In order to assist in the leveraging of the additional capital raised in the Conversion, we have adjusted our deposit pricing strategies to make deposit products more attractive. This has been done to increase funds available for investment and improve the leveraging of our capital. Management does not seek to lead the market in pricing deposits, but instead seeks to combine above average but not extreme pricing with local community service to attract deposit customers. To assist in maintaining a satisfactory spread, we have emphasized core deposits, which grew, $8.5 million, or 68.1%, of the total deposit growth during 1999. Certificates of deposit of $100,000 or more represented only $3.1 million, or 2.9% of total deposits, at December 31, 1999.

     Investing the Additional Capital from the Conversion. After the Conversion, we had approximately $19.6 million of additional funds to invest, equal to the amount raised in the Conversion minus expenses and minus our loan to the ESOP. These funds were first invested principally in government, agency, corporate and mortgage-backed bonds and federal funds sold. Since the new capital provides funds for investment without any interest cost, such investments increase net interest income. In addition, we have also borrowed money and invested it in securities to improve leverage. However, investments in securities and federal funds sold reduce reported spread because they tend to have lower yields than loans, our highest yielding asset category.

     Increasing the Deposit Base. We continue to explore opportunities to leverage our capital through expansion of our deposit-taking network. The Bank opened a new branch in Harriman, New York in September 1998. This location was already outfitted as a bank branch, which reduced costs, and allowed us to expand to an adjoining community. Further expansion through additional branches is under consideration. New branches may require that we temporarily offer higher than market rate deposits to capture market share. At the same time, we will incur the costs of the new branch before that branch has become profitable. Other growth strategies, such as borrowing money to increase funds available for investment, tend to increase the average cost of funds because borrowed money generally has a higher rate of interest than deposits. We cannot assure you that we will be able to satisfactorily leverage our capital, and even if we can do so, we may not be able to maintain our current asset mix or average asset yields.

     We have aggressively sought to increase our deposits through increased advertising and changing the terms of our money market accounts. Deposits increased by $12.4 million or 13.2%, during fiscal 1999 from $93.8 million to $106.3 million. Core deposit accounts increased by $8.5 million during the year as we emphasized account relationships with our customers. We also believe that customers of local commercial banks are disenchanted with the service they are receiving, giving us opportunities to increase our customers within our existing and nearby markets.

     Expanding the Loan Portfolio. Obtaining additional funds through deposits and borrowings is only half of the equation. We must also find appropriate investment opportunities that provide satisfactory spreads. In order to do so, we have increased advertising for loans while also increasing our staff of loan originators. In addition, in order to increase average loan yields at a time of low residential mortgage rates, we have begun to develop a commercial loan portfolio. Our portfolio of $11.4 million in commercial mortgage loans and other commercial loans at December 31, 1999 more than doubled during the year. It is a small but increasing portfolio which provides opportunities not only for higher yields and better interest rate sensitivity, but also the potential for commercial demand deposits, which provide low-cost funds for investment.

     Borrowed Funds. Borrowings increased to fund loan growth and improve leverage through Federal Home Loan Bank of NY ("FHLB") advances. Borrowings were $38.6 million at December 31,1999, an increase of $28.6 million from $10.0 million at December 31, 1998. $20.0 million of the borrowings were used to purchase investment securities and $8.6 million were used to fund loan growth.

Average Balances, Interest Rates and Yield

     The following tables presents for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are daily average balances. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.

                                                              For the Year Ended December 31,
                                              -----------------------------------------------------------
                                                          1999                          1998
                                              ---------------------------    ----------------------------
                                                                  Average                         Average
                                              Average              Yield/    Average               Yield/
                                              Balance   Interest    Cost     Balance    Interest    Cost
                                              -------   --------    ----     -------    --------    ----
                                                              (Dollars in Thousands)
Interest-earnings assets:
Loans receivable (1) ......................   $102,715   $  7,432    7.24%   $ 75,290    $  5,780   7.68%
Mortgage-backed securities ................      4,999        333    6.66      10,192         674   6.61
Investment securities .....................     43,827      2,867    6.54      26,433       1,630   6.17
Federal funds sold ........................      2,129         77    3.62       8,211         404   4.92
                                              --------   --------            --------    --------
    Total interest-earning assets .........    153,670     10,709    6.97     120,126       8,488   7.07
                                                         --------                        --------
Non-interest-earning assets ...............      6,545                          6,032
                                              --------                       --------
     Total assets .........................   $160,215                       $126,158
                                              ========                       ========
Interest-bearing liabilities:
Savings accounts ..........................   $ 30,899   $    933    3.02    $ 27,171         816   3.00
Certificates of deposit ...................     42,866      2,023    4.72      38,919       1,973   5.07
Money market ..............................     13,879        528    3.80      10,058         378   3.76
NOW accounts ..............................      6,044        141    2.33       4,632         115   2.48
Other .....................................     27,521      1,474    5.36       6,827         357   5.23
                                              --------   --------            --------    --------
    Total interest-bearing liabilities ....    121,209      5,099    4.21      87,607       3,639   4.15
                                                         --------                        --------
Non-interest-bearing liabilities ..........      8,570                          6,368
                                              --------                       --------
    Total liabilities .....................    129,779                         93,975
Equity ....................................     30,436                         32,183
                                              --------                       --------
     Total liabilities and equity .........   $160,215                       $126,158
                                              ========                       ========

Net interest income/spread (2)(3) ........               $  5,610    2.76%               $  4,849   2.92%
                                                         ========    ====                ========   ====
Net earning assets/net interest margin (4)    $ 32,461               3.65%   $ 32,519               4.04%
                                              ========               ====    ========               ====
Ratio of average interest-earning assets
    to average interest-bearing liabilities                 1.27x                           1.37x
                                                            =====                           =====


(1) Average balances include non-accrual loans. Interest on such loans is recognized when received.

(2)  Includes interest-bearing deposits in other financial institutions.

(3) Interest-rate spread represents the difference between average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

                                                             For the Year Ended September 30,
                                              -----------------------------------------------------------
                                                          1998                          1997
                                              ---------------------------    ----------------------------
                                                                  Average                         Average
                                              Average              Yield/    Average               Yield/
                                              Balance   Interest    Cost     Balance    Interest    Cost
                                              -------   --------    ----     -------    --------    ----
                                                              (Dollars in Thousands)
Interest-earnings assets:
Loans receivable (1) ......................   $ 71,803   $  5,544    7.72%   $ 62,520    $  4,833   7.73%
Mortgage-backed ...........................     11,158        720    6.45       7,045         474   6.73
Investment securities .....................     25,342      1,575    6.21      21,626       1,332   6.16
Federal funds sold ........................      7,522        381    5.07       7,868         439   5.58
                                              --------   --------            --------    --------
    Total interest-earning assets .........    115,825      8,220    7.10      99,059       7,078   7.15
                                                         --------                        --------
Non-interest-earning assets ...............      5,722                          7,566
                                              --------                       --------
     Total assets .........................   $121,547                       $106,625
                                              ========                       ========
Interest-bearing liabilities:
Savings accounts ..........................   $ 26,798   $    803    3.00    $ 27,976         825   2.95
Certificates of deposit ...................     38,162      1,948    5.10      38,084       1,907   5.01
Money market ..............................      9,327        334    3.58       9,856         295   2.99
NOW accounts ..............................      4,398        114    2.59       3,931         101   2.57
Other .....................................      4,307        225    5.22       2,938          98   3.34
                                              --------   --------            --------    --------
    Total interest-bearing liabilities ....     82,992      3,424    4.13      82,785       3,226   3.90
                                                         --------                        --------
Non-interest-bearing liabilities ..........      6,044                          7,198
                                              --------                       --------
    Total liabilities .....................     89,036                         89,983
Equity ....................................     32,511                         16,642
                                              --------                       --------
     Total liabilities and equity .........   $121,547                       $106,625
                                              ========                       ========

Net interest income/spread (2) (3) ........              $  4,796    2.97%               $  3,852   3.25%
                                                         ========    ====                ========   ====
Net earning assets/net interest margin (4)    $ 32,833               4.14%   $ 16,274               3.89%
                                              ========               ====    ========               ====
Ratio of average interest-earning assets
    to average interest-bearing liabilities                 1.40x                           1.20x
                                                            =====                           =====

(1) Average balances include non-accrual loans. Interest on such loans is recognized when received.

(2)  Includes interest-bearing deposits in other financial institutions.

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

                                             Year Ended December 31,          Year Ended September 30,
                                          ----------------------------     ----------------------------
                                                  1999 vs. 1998                    1998 vs. 1997
                                          ----------------------------     ----------------------------
                                           Increase (Decrease) Due to:      Increase (Decrease) Due to:
                                          ----------------------------     ----------------------------
                                           Rate      Volume      Total      Rate      Volume     Total
                                          -------    -------    ------     -------    -------    ------
                                                                 (In Thousands)
Interest-earning assets:

Loans receivable ......................   $  (349)   $ 2,001    $ 1,652    $    (6)   $   717    $   711
Mortgage-backed securities ............         5       (346)      (341)       (20)       266        246
Investment securities .................       105      1,132      1,237         12        231        243
Federal funds .........................       (86)      (241)      (327)       (39)       (19)       (58)
                                          -------    -------    -------    -------    -------    -------
     Total interest-earning assets ....      (325)     2,546      2,221        (53)     1,195      1,142
                                          -------    -------    -------    -------    -------    -------

Interest-bearing liabilities:

Savings accounts ......................         4        113        117         13        (35)       (22)
Certificates of deposit ...............      (142)       192         50         37          4         41
Money market ..........................         5        145        150         56        (17)        39
NOW accounts ..........................        (7)        33         26          1         12         13
Other .................................         9      1,108      1,117         70         57        127
                                          -------    -------    -------    -------    -------    -------
     Total interest-bearing liabilities      (131)     1,591      1,460        177         21        198
                                          -------    -------    -------    -------    -------    -------

Net change in net interest income .....   $  (194)   $   955    $   761    $  (230)   $ 1,174    $   944
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

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring our estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or its interest rate will adjust based on market conditions (known as repricing) within that time period. The interest sensitivity gap is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within a specific time period and the amount of interest-bearing liabilities estimated to mature or reprice within that same time period. At December 31, 1999, we estimate that our one year gap position, the difference between the estimated amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was a negative 6.8%, as shown on the table below.

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

     The following table shows the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which we estimate, based upon certain assumptions, will reprice within the time periods shown. Except as stated below, the amount of assets and liabilities shown which reprice or mature during a particular period were determined based on the earlier of the scheduled maturity or next scheduled interest rate adjustment of the asset or liability. Fixed-rate mortgage loans are included in the table without regard to scheduled principal payments or assumed voluntary prepayments. Although such assets are normally repaid more quickly due to regular amortization payments and voluntary prepayment, these assumptions are used during this period of low interest rates as a conservative approach to analyzing our ability to reprice our assets. Federal funds sold are assumed to be immediately interest sensitive.

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

                                                                                  December 31, 1999
                                               -------------------------------------------------------------------------------------
                                                Less         Three
                                                Than         Months     Over One     Over Three   Over Five      More
                                                Three       Through      Through      Through      Through       Than
                                                Months      One Year   Three Years   Five Years   Ten Years    Ten Years     Total
                                               --------     --------   -----------   ----------   ---------    ---------    --------
                                                                            (Dollars in Thousands)
Interest-earnings assets:
Loans receivable ...........................   $ 16,566     $  8,192     $  2,493     $  3,539     $  8,436     $ 76,330    $115,556
Mortgage backed securities .................        222          598        1,202          343          233          957       3,555
Federal funds sold .........................      1,251           --           --           --           --           --       1,251
Investment securities ......................     32,712       12,746        3,498           --           --           --      48,956
                                               --------     --------     --------     --------     --------     --------    --------
Total interest-earning assets ..............     50,751       21,536        7,193        3,882        8,669       77,287     169,318
                                               ========     ========     ========     ========     ========     ========    ========

Interest-bearing liabilities:
NOW accounts ...............................        106          317          847          847        4,941           --       7,058
Savings accounts ...........................        464        1,391        3,711        3,711       21,646           --      30,923
Money market accounts ......................        238          713        1,902        1,902       11,093           --      15,848
Certificates of deposits ...................     19,985       21,954        3,537          201           --           --      45,677
Borrowings .................................     34,600        4,000           --           --           --           --      38,600
                                               --------     --------     --------     --------     --------     --------    --------
Total interest-bearing liabilities .........     55,393       28,375        9,997        6,661       37,680           --     138,106
                                               --------     --------     --------     --------     --------     --------    --------
Interest-earning assets less
Interest-bearing liabilities ...............   $ (4,642)    $ (6,839)    $ (2,804)    $ (2,779)    $(29,011)    $ 77,287    $ 31,212
                                               ========     ========     ========     ========     ========     ========    ========
Cumulative interest sensitivity gap ........   $ (4,642)    $(11,481)    $(14,285)    $(17,064)    $(46,075)    $ 31,212
                                               ========     ========     ========     ========     ========     ========
Cumulative gap to total assets .............      (2.64)%      (6.52)%      (8.12)%      (9.69)%     (26.18)%      17.73%
                                               ========     ========     ========     ========     ========     ========
Cumulative gap to interest-earning assets ..      (2.74)%      (6.78)%      (8.44)%     (10.08)%     (27.21)%      18.43%
                                               ========     ========     ========     ========     ========     ========
Cumulative interest-earning assets to
cumulative interest-bearing liabilities ....      91.62%       86.29%       84.77%       83.01%       66.64%      122.60%
                                               ========     ========     ========     ========     ========     ========

     Analysis of Market Risk.

     Interest rate pricing and interest rate risk strategy objectives are implemented, in the first instance, by an internal committee which meets weekly to review and assess deposit and loan pricing. The OTS prepares a quarterly interest-rate sensitivity report for the Bank based upon its asset and liability profile which seeks to estimate the effect of interest rate changes on the net value of the Bank's assets and liabilities. This report is reviewed with the Board of the Bank quarterly

     The OTS report seeks to estimate how changes in interest rates will affect the Bank's "net portfolio value." Net portfolio value, or "NPV," akin to net worth, represents the net present value of the Bank's cash flow from assets, liabilities and off balance sheet items. Each calendar quarter, the OTS calculates the Bank's estimated NPV and the estimated effect on NPV of instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. The calculations are based upon the OTS's assumptions regarding loan prepayments rates, deposit turnover and other factors affecting the repricing of assets and liabilities.

     The following table presents the Bank's estimated NPV at December 31, 1999, and the estimated effect on NPV of the specified interest rate changes, as calculated by the OTS. At December 31, 1999, the portfolio value of the Bank's assets as estimated by the OTS was $25.8 million.

                                                                                             Estimated NPV as a
                                                                           Estimated            Percentage of
Hypothetical Change in        Estimated         Estimated Change in    Percentage Change     Portfolio Value of
     Interest Rate       Net Portfolio Value    Net Portfolio Value        in NPV(1)               Assets
     -------------       -------------------    -------------------        ---------               ------
                                               (Dollars in thousands)
         +3.00%           $ 12,762               $  (13,005)                  (50)%                  8.1%
         +2.00%             17,232                   (8,534)                  (33)                  10.6
         +1.00%             21,705                   (4,062)                  (16)                  12.9
          0.00%             25,766                       --                    --                   14.8
         -1.00%             28,613                    2,846                    11                   16.1
         -2.00%             30,091                    4,325                    17                   16.7
         -3.00%             30,595                    4,828                    19                   16.8

(1) Calculated as the amount of estimated change in NPV divided by the estimated current NPV.

     The OTS does not include in its analysis any assets held by GSB Financial Corporation which are not owned by the Bank. In general, assets held directly by the Company tend to have shorter terms that the Bank's loan portfolio, and thus we believe that if the Company's assets were included in the OTS analysis, the change in net portfolio value caused by changes in interest rates would be less pronounced. Furthermore, the Company has additional portfolio equity of approximately $5.7 million excluded from the OTS analysis. If included, the percentage changes in the table would be less because of the higher capital base.

     The above table indicates that in a rising interest rate environment, the Bank's net portfolio value should decline, while net portfolio value should increase in a declining interest rate environment. These changes in net portfolio value should be accompanied by a decline in net income during periods of rising interest rates and an increase in net income during periods of declining interest rates. However, these expected changes in net income may not occur for many reasons including, among others, the possibility that we may decide not to reduce the rates we offer on our deposits when interest rates decline in order to retain and increase our deposit base.

     There are shortcomings in the methodology used by the OTS to calculate changes in NPV. In order to estimate changes in NPV, the OTS makes assumptions about repayment and turnover rates which may not turn out to be correct. The NPV table assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remain constant over the period being measured. So, for example, the NPV analysis assumes that the ratio of adjustable versus fixed-rate loans or short-term loans versus long-term loans remains the same and that interest rates will change equally for both long term and short term assets. Therefore, although the OTS NPV analysis provides the Board of the Bank with an indication of the Bank's interest rate risk exposure, it does not provide a precise forecast of the effect of changes in market interest rates on net interest income.

     We recognize that our net income could be adversely affected by rising interest rates. This is primarily a result of the high level of fixed rate mortgage loans in the Company's portfolio because customer prefer fixed rate residential mortgage loans in the low interest rate environment we have experienced in recent times. We are trying to address this issue by strengthening core deposits, which tend to be less interest sensitive, while also originating commercial business loans, commercial mortgage loans and consumer loans which tend to be more interest sensitive.

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

Total assets increased by $39.1 million, or 28.5%, to $176.0 million at December 31, 1999 from $137.0 million at December 31, 1998. The principal components of the increase were:

     o an increase in loans, net by $30.5 million, or 36.0%, to $115.3 million at December 31, 1999; and

     o an increase in investment securities available for sale by $14.3 million, or 43.7%, to $46.9 million at December 31, 1999.

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

We funded the increase in assets primarily with:

     o    a $3.3 million decrease in mortgage-backed securities;

     o    a $12.4 million, or 13.2%, increase in deposits; and

     o    a $28.6 million increase in borrowings.

Total equity decreased by $2.4 million to $29.1 million at December 31, 1999 from $31.4 million at December 31, 1998. The primary cause of the decrease in equity was the repurchase of 147,612 shares of common stock for $2.0 million, combined with dividends of $333,000, and a $2.0 million decrease in the net unrealized gain on securities available for sale. These reductions in equity were partially offset by net income of $1.8 million, a $180,000 increase in equity resulting from the release of ESOP stock for allocation. At December 31, 1999, we had the right, pursuant to a notice previously filed with the Office of Thrift Supervision, to repurchase an additional 56,492 shares of our common stock without further regulatory approval or notice being required.

Comparison of Operating Results for the Years Ended December 31, 1999 and December 31, 1998

     General. Net income for the year ended December 31, 1999 was $1.8 million, or $0.94 per share, as compared to $625,000, or $0.31 per share, for the year ended December 31, 1998. This represents a 183.2% increase in net income and a 203.2% increase in earnings per share. The 1998 results included a $699,000 expense for an early employment termination program and a related $134,000 recovery upon the termination of some post-retirement health benefits. The 1999 results included a $288,000 one-time settlement credit relating to the defined benefit pension expense. Excluding the three one-time items, 1999 net income, as adjusted, of $1.6 million was 65.7% higher than adjusted net income in calendar 1998 of $964,000. Earnings per share increased 77.1% when comparing adjusted 1999 to the adjusted 1998 amounts.

     Interest Income. For the year ended December 31, 1999, interest income was $10.7 million as compared to $8.5 million for 1998, a $2.2 million, or 26.2%, increase. The primary cause for the increase was a higher level of interest earned on loans and investment securities due to increases in volume. The average volume of loans increased by $27.4 million. We estimate that this increase resulted in a $2.0 million increase in interest income. The average yield on loans decreased due to the lower interest rates environment in late 1998 and early 1999, declining by 44 basis points from 1998 to 1999. The yield on adjustable rate mortgages decreased due to a decline in the one year Treasury bill index during this period. The decrease in the yield on adjustable rate mortgage loans was partially offset by fixed rate mortgage loans, which were originated at rates slightly higher than the fully indexed rates on adjustable rate loans. Efforts to increase the levels of other loan types with higher yields, such as commercial loans and home equity junior mortgage loans, had not yet generated material increases in these loan categories by the end of 1999.

     Interest earned on investment securities increased by $1.2 million from 1998 to 1999, because of an increase in the average balance of investment securities by $17.4 million. This increase was primarily due to our leveraging program discussed above. We also concentrated our new security investments in callable government agency securities, which generally have higher yields than treasury securities. This was the principal reason that our average yield on investment securities increased by 37 basis points from fiscal 1998 to 1999.

     Interest Expense. Interest expense increased $1.5 million from $3.6 million in 1998 to $5.1 million in 1999. The primary cause of the increase was a $20.7 million increase in the average balance of borrowings and a $12.9 million increase in the average balance of interest-bearing deposits. In both cases, the increases were the result of deliberate actions by the Company to increase funding sources to support additional asset growth. The increase in borrowings, when compared to the increase in deposits, had a greater effect on the level of interest income for two reasons. First, the dollar amount of the borrowings increase was higher. Second, borrowings are our highest cost funding source, and a shift in the mix of liabilities towards borrowings would tend to increase our cost of funds even if there is no change in market interest rates.

     Our cost of funds increased by 6 basis points from 1998 to 1999, primarily because of the new borrowings. The average cost of our certificates of deposit declined by 35 basis points from 1998 to 1999 due to lower interest rate conditions in late 1998 and early 1999. The effect of the declining interest rates was partially offset by our more aggressive deposit pricing strategies discussed above. In addition, the increase in market interest rates during the latter part of 1999 is likely to put upward pressure on our cost of funds in 2000.

     Net Interest Income. Net interest income before the provision for loan losses increased by $761,000 from fiscal 1998 to fiscal 1999, representing the net effect of the $2.2 million increase in interest income and the $1.5 million increase in interest expense. The overall increase in net interest income was primarily a result of growth. Average interest-earning assets and average interest-bearing liabilities both increased by approximately $33.5 million. The effect of this increase was partially offset by a decrease in our spread. Spread decreased due to a number of factors, including the lower interest environment for new loans and refinancing of existing loans, the need to improve deposit pricing, the generally higher rates paid on borrowings when compared to deposits, and pressures exerted by generally lower market interest rate conditions. Net interest margin decreased from 4.04% to 3.65% for these reasons and also because of a reduction in capital as a zero cost funding source.

     During 1999 and 1998, non-performing assets were at low levels and changes in the level of average non-performing assets did not have a material effect on the change in net interest income.

     Provision for Loan Losses. We increased our provision for loan losses for the year ended December 31, 1999 to $140,000 from $110,000 for the year ended December 31, 1998, due to increases in the loan portfolio and efforts to develop a commercial lending portfolio. There were no non-performing loans at December 31, 1999. At December 31, 1999, the allowance for loan losses was $351,000 representing 0.30 of period end loans. Net charge-offs during 1999 were $4,000. We had one commercial loan in the amount of $ 48,000 in which the borrower was in bankruptcy at December 31, 1999, but the loan is current. We considered the status of this loan when evaluating the appropriate provision for loan losses.

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

     Non-interest income. For the year ended December 31, 1999, non-interest income amounted to $622,000 as compared to $604,000 for the same period in 1998. The increase of $18,000 was principally caused by an increase of $99,000 in capital gains distributions on our mutual fund investment, $45,000 increase of other income and a $30,000 increase in service charges on deposits, partially offset by a decrease in securities gains of $156,000.

The mutual fund pays regular dividends and traditionally pays a capital gain dividend each year in December. The amount of the capital gain dividend depends upon the market value of the securities owned by the fund and the timing of its securities trading activities, which, when market conditions are favorable, result in realized gains which are distributed each December.

     Non-interest expense. For the year ended December 31, 1999, non-interest expense totaled $3.3 million as compared to $4.3 million for the same period in 1998. The 1998 expenses included $565,000 for the early employment termination expense net of the recovery for the reduction in the post-retirement health benefits. The remainder of the reduction in non-interest expense was caused primarily by the lower salary and benefit expenses of $274,000 due to the effect of the early employment termination program on aggregate 1999 salaries, and a one-time settlement credit relating to the defined benefit pension of $288,000. The increase in occupancy and equipment expense of $27,000 is mostly attributed to the opening of the Harriman branch in September 1998, and the related expenses of the new office for the full year in 1999. The increase in data processing expense of $62,000 is comprised of the processing cost of the new branch office, upgrades and improvements to the data processing systems to improve customer service and expenses relating to Y2K compliance.

     Income Tax Expense. Income tax expense increased from $417,000 in fiscal 1998 to $1.1 million in fiscal 1999. The increase was primarily the result of the increase in net income before taxes by $1.8 million. Most of our income is taxable under both Federal and New York State income tax laws.


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


Liquidity and Capital

     Our primary sources of funds are deposits, borrowed funds, proceeds from the principal and interest payments on loans, mortgage-backed and debt securities and capital gain distributions on our mutual fund investment. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments and mortgage loan and securities sales are greatly influenced by general interest rates, economic conditions and competition.

     Our primary investing activity is the origination of residential one-to-four family mortgage loans and commercial loans and the purchase of debt securities. We originated $51.5 million of loans in fiscal 1999, $20.8 million in fiscal 1998 and $13.3 million of loans in fiscal 1997, respectively. Loans, net, after payments and charge-offs, increased by $30.6 million, $13.0 million, and $7.0 million, respectively, while investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, increased by $14.3 million, $1.8 million and $9.0 million, during those three years. In general, if funds are available at times when they are not needed to make loans, we invest them on a short term basis in securities or federal funds sold, and then when loan opportunities arise, we gradually shift funds into loans. However, we always invest a portion of our assets in liquid assets such as federal funds sold, bank deposits and short term securities so that funds will be available when needed for unanticipated loan demand, deposit outflows, or other cash flow needs.

     Deposits and borrowings increased by $41.0 million, or 39.5%, during 1999. The increase had two components; $28.6 million in new borrowings and a $12.4 million increase in deposits. Deposits and borrowings increased by $15.3 million, or 18.5%, during fiscal 1998, likewise consisting of $10.0 million in new borrowings and a $5.3 million increase in deposits. These increases in both periods were caused by implementation of our capital leveraging strategies.

     We regularly monitor our liquidity. We invest excess short-term liquidity in overnight federal funds sold. If we need more funds than we can generate internally, we can borrow those funds. At December 31, 1999, we had lines of credit with the Federal Home Loan Bank of New York of $15.8 million, with $8.6 million outstanding. We also had additional Federal Home Loan Bank borrowings of $30.0 million at December 31, 1999, which were not against the line of credit.

     At December 31, 1999, we had $4.3 million of outstanding commitments to make loans and our customers had $4.0 million of unused lines of credit which they could borrow from us. Management anticipates that we will have sufficient funds available to meet our obligations to fund these loans. Certificates of deposit scheduled to mature in one year or less from December 31, 1999, totaled $41.9 million. Management anticipates that we will be able to retain substantially all of such deposits if we decide to do so to fund loans and other investments.

     At December 31, 1999, the Bank exceeded all regulatory capital requirements of the OTS applicable to it, with tangible and core capital of $24.5 million, or 14.1% of adjusted assets and total risk-based capital of $24.9 million, or 28.8% of risk-weighted assets. The Bank was classified as "well capitalized" at December 31, 1999 under OTS regulations.

     The Bank must satisfy minimum liquidity regulations of the OTS, which require liquid assets equal to at least 4% of net withdrawable accounts plus short term borrowings, measured on a monthly basis. The Bank satisfies this requirement, and for December 1999 had a liquidity ratio of 7.8%.


Year 2000 Compliance

     We experienced no material Y2K related problems at the century date rollover and for leap year, February 29, 2000. There were no computer related problems and our customers did not withdraw an excessive amount of funds. The Bank increased its supply of cash on hand before year end to meet customer demand, which did not materialize, so the excess funds were moved back into interest earning assets as quickly as possible.


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

Forward-Looking Statements

     When used in this Annual Report, in our future filings with the Securities and Exchange Commission, in our press releases or other public or stockholder communications, or in oral statements made with the approval of an authorized officer, words and phrases such as "will likely result" "are expected to," "will continue," "are estimated," "are anticipated" and other similar expressions, are intended to identify "forward-looking statements" under the Private Securities Litigation Reform Act. In particular, certain information customarily disclosed by financial institutions, such as estimates of interest rate sensitivity and the adequacy of the loan loss allowance, are inherently forward-looking statements because, by their nature, they represent attempts to estimate what will occur in the future.

     A wide variety of factors could cause our actual results and experiences to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of the risks and uncertainties that may affect our financial condition or results of operations include but are not limited to: (i) deterioration in local, regional, national or global economic conditions which could result, among other things, in an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change; (iii) changes in laws and regulations affecting the financial services industry; (iv) changes in competition; (v) changes in consumer preferences; (vi) changes in Federal Reserve monetary policy; and (vii) the results of the national elections this year.

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

                            GSB FINANCIAL CORPORATION
                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report ............................................  20

Consolidated Statements of Financial Condition at December 31, 1999
and December 31, 1998 and September 30, 1998 ............................  21


Consolidated Statements of Operations for the Year Ended
December 31, 1999, the Three Months Ended December 31, 1998 and the
Years Ended September 30, 1998 and 1997 .................................  22

Consolidated Statements of Equity for the Year Ended December 31, 1999,
the Three Months Ended December 31, 1998 and the Years
Ended September 30, 1998 and 1997 .......................................  23

Consolidated Statements of Cash Flows for the Year Ended
December 31, 1999, the Three Months Ended December 31, 1998 and the
Years Ended September 30, 1998 and 1997 .................................  24-25

Notes to Consolidated Financial Statements ..............................  26-50

                    [LETTERHEAD OF NUGENT & HAEUSSLER, P.C.]


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
GSB Financial Corporation
1 South Church Street
Goshen, New York 10924



We have audited the accompanying consolidated statements of financial condition of GSB Financial Corporation and Subsidiaries (the "Company") as of December 31, 1999 and 1998, and September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999, the three months ended December 31, 1998 and the years ended December 31, 1998 and the years ended September 30, 1998 and 1997. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GSB Financial Corporation and Subsidiaries at December 31, 1999 and 1998 and at September 30, 1998, and the results of their operations changes in stockholders' equity and their cash flows for the year ended December 31, 1999, the three months ended December 31, 1998 and the years ended September 30, 1998 and 1997, in conformity with generally accepted accounting principles.

Respectfully submitted,

/s/ NUGENT & HAEUSSLER, P.C.
----------------------------
NUGENT & HAEUSSLER, P.C.


January 18, 2000
Montgomery, New York

                   GSB Financial Corporation and Subsidiaries
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                (In thousands except share and per share amounts)

                                                                                                     Year Ended
                                                                           Year Ended December 31,  September 30,
                                                                           ----------------------   -------------
                                                                              1999         1998         1998
                                                                           ---------    ---------    ---------
ASSETS
     Cash and due from banks ...........................................   $   4,052    $   1,679    $   2,818
     Federal funds sold ................................................         100        6,575        4,800
                                                                           ---------    ---------    ---------
     Cash and cash equivalents .........................................       4,152        8,254        7,618

     Investment securities available for sale (Note 3 and 4) ...........      46,871       32,616       31,474
     Mortgage-backed securities:
       Held to maturity (estimated market values of $1,455 and $2,452 at
         December 31, 1999 and 1998 respectively and $3,965 at September
         30, 1998) (Note 5) ............................................       1,471        2,427        3,881
       Available for sale (Note 6) .....................................       2,004        4,397        5,804
     Loans receivable, net (Note 7 and 8) ..............................     115,273       84,753       78,713
     Banking house and equipment (Note 9) ..............................       2,768        2,852        2,800
     Accrued interest receivable (Note 10) .............................       1,315          854          949
     Other real estate owned, net ......................................          --           --           94
     Prepaid expenses and other assets .................................       2,162          801          602
                                                                           ---------    ---------    ---------
          Total assets .................................................   $ 176,016    $ 136,954    $ 131,935
                                                                           =========    =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities
     Deposits (Note 11) ................................................   $ 106,256    $  93,833    $  88,310
     Mortgagors' escrow deposits .......................................         503          299          126
     Borrowings (Note 12) ..............................................      38,600       10,000       10,000
     Accrued expenses and other liabilities ............................       1,548        1,455        2,004
                                                                           ---------    ---------    ---------
          Total liabilities ............................................   $ 146,907    $ 105,587    $ 100,440
                                                                           ---------    ---------    ---------

  Commitments and contingent liabilities (Note 16)

  Stockholders'  Equity
     Preferred stock ($0.01 par value; 500,000 shares
        Authorized; none issued) .......................................          --           --           --
     Common stock ($0.01 par value; 4,500,000 shares authorized;
         2,248,250 issued at December 31, 1999 and 1998 respectively and
        at September 30, 1998) .........................................          22           22           22
     Additional paid-in capital ........................................      21,575       21,524       21,510
     Retained earnings, substantially restricted .......................      14,518       13,081       12,825
     Accumulated other comprehensive income ............................      (1,297)         720          632
     Unallocated ESOP stock (Note 14) ..................................      (1,349)      (1,529)      (1,574)
      Unearned ISAP stock (Note 14) ....................................        (308)        (367)        (391)
     Treasury stock ....................................................      (4,052)      (2,084)      (1,529)
                                                                           ---------    ---------    ---------
          Total stockholders' equity ...................................   $  29,109    $  31,367    $  31,495
                                                                           ---------    ---------    ---------
          Total liabilities and stockholders' equity ...................   $ 176,016    $ 136,954    $ 131,935
                                                                           =========    =========    =========

          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              For the Year    For the Three Months            For the Years
                                                           Ended December 31,  Ended December 31,         Ended September 30,
                                                           ------------------ --------------------   -------------------------------
                                                                 1999                1998               1998                1997
                                                              -----------         -----------        -----------         -----------
                                                                        (In thousands except share and per share amounts)
INTEREST INCOME
   Loans ................................................     $     7,432         $     1,538        $     5,544         $     4,833
   Federal funds sold ...................................              77                  88                381                 439
   Investment securities ................................           2,867                 485              1,575               1,332
   Mortgage-backed securities ...........................             333                 153                720                 474
                                                              -----------         -----------        -----------         -----------
     Total interest income ..............................          10,709               2,264              8,220               7,078

INTEREST EXPENSE
   Deposit accounts (Note 11) ...........................           3,625                 861              3,199               3,128
   Other borrowings (Note 12) ...........................           1,474                 132                225                  24
   Stock subscription interest expense ..................              --                  --                 --                  74
                                                              -----------         -----------        -----------         -----------
     Total interest expense .............................           5,099                 993              3,424               3,226
   Net interest income ..................................           5,610               1,271              4,796               3,852
   Provision for loan losses (Note 8) ...................             140                  60                 70                  20
                                                              -----------         -----------        -----------         -----------
   Net interest income after provision for loan losses ..           5,470               1,211              4,726               3,832

NON-INTEREST INCOME
   Service charges on deposit accounts ..................             179                  44                139                 139
   Other income .........................................             139                  25                 99                 110
   Net realized gains on securities .....................              --                  27                130                   1
   Capital gains distributions ..........................             304                 205                 82                  93
                                                              -----------         -----------        -----------         -----------
     Total non-interest income ..........................             622                 301                450                 343

NON-INTEREST EXPENSE
   Salaries and employee benefits .......................           1,621                 488              1,931               1,657
   Occupancy and equipment ..............................             339                  79                319                 361
   Data processing expenses .............................             280                  70                236                 246
   Early termination expense (Note 13) ..................              --                  --                699                  --
   Recovery of post-retirement FASB 106 expense (Note 14)            (288)                 --               (134)                 --
   Other non-interest expense ...........................           1,299                 341              1,124                 715
                                                              -----------         -----------        -----------         -----------
     Total non-interest expense .........................           3,251                 978              4,175               2,979
                                                              -----------         -----------        -----------         -----------

   Income before income taxes ...........................           2,841                 534              1,001               1,196
   Income tax expense (Note 15) .........................           1,071                 214                401                 440
                                                              -----------         -----------        -----------         -----------

   Net income ...........................................     $     1,770         $       320        $       600         $       756
                                                              ===========         ===========        ===========         ===========

   Basic earnings per share .............................     $      0.94         $      0.16        $      0.29         $      0.37
   Weighted average shares outstanding - basic ..........       1,874,670           1,944,564          2,043,484           2,068,444
   Diluted earnings per share ...........................     $      0.94         $      0.16        $      0.29         $      0.37
   Weighted average shares outstanding - diluted ........       1,888,566           1,964,330          2,059,981           2,068,444


          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY
               (In thousands, except share and per share amounts)

                                                                    Retained                                    Accumulated
                                                                    Earnings     Common     Unearned              other
                                   Shares               Additional  Substan-     Stock     Incentive   Treasury Comprehensive
                                 Outstanding    Common   Paid-In     tially     Acquired     Stock      Stock,    Income,
                                    Common       Stock   Capital    Restricted   By ESOP   Award Plan  at Cost     Net      Total
                                  --------------------------------------------------------------------------------------------------
Balance at September 30, 1996            --        --        --    $11,604.00       --        --          --    $   143    $ 11,747
                                  -------------------------------------------------------------------------------------------------

Net income                               --        --        --        756          --        --          --         --         756
Sale of common stock              2,248,250        22    21,424         --          --        --          --         --      21,446
Acquisition of ESOP stock                --        --        --         --      (1,799)       --          --         --      (1,799)
ESOP shares committed to be
      Released                           --        --        22         --          45        --          --         --          67
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes          --        --        --         --          --        --          --        416         416

Comprehensive Income

                                  --------------------------------------------------------------------------------------------------
Balance at September 30, 1997     2,248,250        22    21,446     12,360      (1,754)       $0          $0       $559     $32,633
                                  -------------------------------------------------------------------------------------------------

Net income                               --        --        --        600          --        --          --         --         600
Dividends paid                           --        --        --       (135)         --        --          --         --        (135)
Acquisition of treasury stock            --        --        --         --          --        --      (2,020)        --      (2,020)
ESOP shares committed to be
      Released                           --        --       107         --         180        --          --         --         287
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes          --        --        --         --          --                    --         73          73

Comprehensive Income

Grant of restricted stock under
     ISAP                                --        --       (43)        --          --      (448)        491         --          --
Amortization of unearned
     ISAP compensation                   --        --        --         --          --        57          --         --          57
                                  -------------------------------------------------------------------------------------------------
Balance at September 30, 1998     2,248,250   $    22   $21,510    $12,825   $  (1,574)   $ (391)   $ (1,529)   $   632    $ 31,495
                                  =================================================================================================

Net income                               --        --        --        320          --        --          --         --         320
Dividends paid                           --        --        --        (64)         --        --          --         --         (64)
Acquisition of treasury stock            --        --        --         --          --        --        (555)        --        (555)
ESOP shares committed to be
      Released                           --        --        14         --          45                    --         --          59
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes          --        --        --         --          --                    --         88          88

Comprehensive Income

Grant of restricted stock under
     ISAP                                --        --        --         --          --        --          --         --          --

Amortization of unearned
     ISAP compensation                   --        --        --         --          --        24          --         --          24
                                  -------------------------------------------------------------------------------------------------
Balance at December 31, 1998      2,248,250   $    22   $21,524    $13,081   $  (1,529)   $ (367)   $ (2,084)   $   720    $ 31,367
                                  =================================================================================================

Net income                               --        --        --      1,770          --        --          --         --       1,770
Dividends paid                           --        --        --       (333)         --        --          --         --        (333)
Acquisition of treasury stock            --        --        --         --          --        --      (2,012)        --      (2,012)
ESOP shares committed to be
      Released                           --        --        62         --         180        --          --         --         242
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes          --        --        --         --          --                    --     (2,017)     (2,017)

Comprehensive Income

Grant of restricted stock under
     ISAP                                --        --       (11)        --          --       (33)         44         --          --
Amortization of unearned
     ISAP compensation                   --        --        --         --          --        92          --         --          92
                                  -------------------------------------------------------------------------------------------------
Balance at December 31, 1999      2,248,250   $    22   $21,575    $14,518   $  (1,349)   $ (308)   $ (4,052)   $(1,297)   $ 29,109
                                  =================================================================================================




                                          Comprehensive
                                              Income
                                        ---------------
Balance at September 30, 1996


Net income                                     $756
Sale of common stock
Acquisition of ESOP stock
ESOP shares committed to be
      Released
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes                 416
                                        -----------
Comprehensive Income                         $1,172
                                        ===========

Balance at September 30, 1997


Net income                                     $600
Dividends paid
Acquisition of treasury stock
ESOP shares committed to be
      Released
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes                  73
                                        -----------
Comprehensive Income                           $673
                                        ===========
Grant of restricted stock under
     ISAP
Amortization of unearned
     ISAP compensation

Balance at September 30, 1998


Net income                                     $320
Dividends paid
Acquisition of treasury stock
ESOP shares committed to be
      Released
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes                  88
                                        -----------
Comprehensive Income                           $408
                                        ===========
Grant of restricted stock under
     ISAP

Amortization of unearned
     ISAP compensation

Balance at December 31, 1998


Net income                                   $1,770
Dividends paid
Acquisition of treasury stock
ESOP shares committed to be
      Released
Change in net unrealized gain on
  Investment securities available
  for sale, net of income taxes              (2,017)
                                        -----------
Comprehensive Income                           (247)
                                        ===========
Grant of restricted stock under
     ISAP
Amortization of unearned
     ISAP compensation

Balance at December 31, 1999






          See accompanying notes to consolidated financial statements.

                   GSB Financial Corporation and Subsidiaries
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Three Months
                                                                        Year Ended       Ended                Years Ended
                                                                       December 31,   December 31,           September 30,
                                                                       ------------   ------------      ------------------------
                                                                          1999           1998            1998             1997
                                                                        --------        --------        --------        --------
                                                                                             (In thousands)
Cash flows from operating activities:
Net income (loss) ...............................................       $  1,770        $    320        $    600        $    756
Adjustments to reconcile net income to net cash provided by
 operating activities:
Depreciation ....................................................            171              44             143             157
Provision for loan losses .......................................            140              60              70              20
Fair value provision of ESOP & ISAP shares committed to be
 Released .......................................................            314              84             343              67
Gain on sale of mortgage-backed securities-held to maturity .....             --             (27)             --              --
Gain on maturity/redemption of investment securities -
  available for sale ............................................             --              --            (130)             (1)
Net (increase) decrease in other assets .........................           (954)           (104)           (234)           (314)
Net amortization on investment securities -  available for sale .             43              15              55              72
Net amortization (accretion) on mortgage - backed
 securities - held to maturity ..................................             (1)             (4)              5               1
Net amortization (accretion) on mortgage - backed
 securities - available for sale ................................             16               6              17               2
Increase (decrease) in accrued expenses and other  liabilities ..            573            (608)            589              18
                                                                        --------        --------        --------        --------
Net cash provided by operating activities .......................          2,072            (214)          1,458             778
                                                                        --------        --------        --------        --------

Cash flows from investing activities:

Purchases of mortgage - backed securities
  held to maturity ..............................................             --              --              --            (405)
Purchases of mortgage - backed securities
  available for sale ............................................             --              --          (1,928)         (7,108)
Proceeds from principal paydowns of mortgage - backed
  securities -  held to maturity ................................            968             880           1,765           1,225
Proceeds from principal paydowns of mortgage - backed
  securities - available for sale ...............................          2,307           1,390           3,106             111
Proceeds from maturity and redemption of investment
  securities - available for sale ...............................          6,741           3,500          11,486           9,173
Purchase of investment securities - available for sale ..........        (24,324)         (4,500)        (16,316)        (12,111)
Proceeds from sale of investment securities
  available for sale ............................................             --              --             183              --
Proceeds from sale of mortgage-backed securities-held to maturity             --             605              --              --
Net (increase)  decrease  in loans ..............................        (30,661)         (6,099)        (13,045)         (7,032)
Capital expenditures ............................................            (87)            (96)           (644)           (194)
Proceeds from sale of other real estate owned ...................             --              94              --              --
                                                                        --------        --------        --------        --------
Net cash provided (used) by investing activities ................        (45,056)         (4,226)        (15,393)        (16,341)
                                                                        --------        --------        --------        --------


                            (continued on next page)

                   GSB Financial Corporation and Subsidiaries
                CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Cash flow from financing activities:
Net increase (decrease) in demand, statement passbook, money
 market and NOW deposit accounts ..................................         12,423           5,523           5,326            (459)
Proceeds from borrowings ..........................................         25,000              --          10,000           2,000
Repayments of borrowings ..........................................             --              --              --          (2,000)
Proceeds from issuance of common stock ............................             --              --              --          22,483
Conversion costs ..................................................             --              --              --          (1,036)
Purchase of ESOP stock ............................................             --              --              --          (1,799)
Proceeds of purchased federal funds ...............................          3,600              --              --              --
Purchase of treasury stock ........................................         (2,013)           (555)         (2,020)             --
Dividends .........................................................           (332)            (65)           (135)             --
Increase (decrease) in advances from borrowers for taxes
 and insurance ....................................................            204             173              64               8
                                                                          --------        --------        --------        --------
Net cash provided by ( used in) financing activities ..............         38,882           5,076          13,235          19,197
                                                                          --------        --------        --------        --------

Net increase (decrease) in cash and cash equivalents ..............         (4,102)            636            (700)          3,634
Cash and cash equivalents at beginning of year ....................          8,254           7,618           8,318           4,684
                                                                          --------        --------        --------        --------
Cash and cash equivalents at end of year ..........................       $  4,152        $  8,254        $  7,618        $  8,318
                                                                          ========        ========        ========        ========

Additional Disclosures:

Supplemental disclosures of cash flows information-cash paid during year for:
     Interest on other borrowings .................................       $  1,335        $    132        $    158        $     24
     Income taxes .................................................          1,445              --             579             935

Supplemental schedule of non-cash investing activities:

Reduction in loans receivable resulting from the  transfer
  to real estate owned ............................................             --              --             115              --

Change in unrealized gains in investment securities -
 available for sale ...............................................         (2,017)             88              73             416



          See accompanying notes to consolidated financial statements.

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

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

Trading Securities

     "Trading securities" include debt securities and equity securities purchased in connection with the Company's securities trading activities, if any, and as such are expected to be sold in the near term. The Company has not held any trading securities during any of the periods covered by these financial statements.

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

     A loan is considered impaired when, based on current information and events, it is probable that the

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company measures impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. If the measure of the impaired loan is less than the recorded investment in the loan, the Company records a valuation allowance to recognize the impairment, with a corresponding charge to bad debt expense. These rules regarding impaired loans apply to all loans that are identified for evaluation of impairment, except for, among others, large groups of smaller-balance homogenous loans, such as residential mortgage loans and consumer installment loans, that are collectively evaluated for impairment and loans that are measured at fair value or the lower of cost or fair value.

     An insignificant payment delay, which is defined by the Company as up to 90 days, will not cause a loan to be classified as impaired. In addition, a loan is not considered impaired when payments are delayed but the Company expects to collect all amounts due, including accrued interest for the period of delay.

     The Company does not aggregate impaired loans for evaluation purposes. Payments received on impaired loans are applied first to accrued interest, if any, and then to principal.

     G. Banking House and Equipment.

     Land is carried at cost. Banking house, furniture, fixtures and equipment are carried at cost, less depreciation. Depreciation is calculated using the straight-line method based upon the estimated useful lives of the related assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

     H. Real Estate Owned.

     Real estate owned includes assets received from foreclosure and in-substance foreclosures. The Company classifies a loan as an in-substance foreclosure when the Company has taken possession of the collateral regardless of whether formal foreclosure proceedings have taken place.

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

     The Company had no real estate owned from foreclosure or in-substance foreclosure at December 31, 1999 and none in 1998.

     I. Income Taxes

     The company recognizes deferred tax assets and liabilities to reflect the anticipated future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that the change in tax rates is enacted.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     J. Off-Balance-Sheet Risk

     In the normal course of business, the Company is a party to certain financial instruments with off-balance-sheet risk such as commitments to extend credit and unused lines of credit. The Company's policy is to record such instruments when funded.

     K. Earnings Per Share.

     Earnings per share is calculated based upon the weighted average number of shares outstanding from the date of the Conversion, July 9, 1997 through December 31, 1999, adjusted for common stock equivalents that have a dilutive effect on the per share data. The weighted average number of shares outstanding for the period ending December 31, 1999 and 1998, and September 30, 1998 were 1,874,670, 1,944,564 and 2,043,484, respectively.

     L. Advertising.

     Advertising costs are generally charged to operations in the year incurred. Advertising expense was $115,623, $31,138 and $99,936, $72,101 for the periods ended December 31, 1999, 1998 and September 30, 1998, 1997, respectively.

     M. Comprehensive Income

     The Company adopted SFAS No. 130 "Reporting Comprehensive Income" in 1998. All comparative financial statements provided for earlier periods have been reclassified to reflect application of the provisions of this Statement.

     Comprehensive income includes net income and all other changes in equity during a period except those resulting from investment by owners and distributions to owners. Other comprehensive income includes revenues, expenses, gains, and losses that under generally accepted accounting principles are included in comprehensive income but excluded from net income.

     Comprehensive income and accumulated other comprehensive income are reported net of related income taxes. Accumulated other comprehensive income for the Company consists solely of unrealized holding gains or losses on available-for-sale securities.

     N. Accounting Pronouncements

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes requirements for the proper accounting, reporting and financial statement presentation of derivative instruments and hedging activities. Derivative instruments must be reflected in a company's financial statements separate from any hedging or similar transaction designed to reduce the risks of owning the derivative instrument. We do not invest in derivative instruments and we have no plans to do so in the foreseeable future. Therefore, SFAS 133 is not expected to have any effect on the financial disclosure or our financial condition. SFAS 133 also permits certain reclassifications of securities among the trading, available for sale and held to maturity classifications. We do not intend to reclassify any securities pursuant to SFAS 133. In May 1999, this statement was delayed by the FASB to fiscal years beginning after June 15, 2000.

     In October 1998, the FASB issued SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." SFAS No. 134 conforms the subsequent accounting for securities retained after the securitization of mortgage loans by

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. SFAS No. 134 is effective for fiscal years beginning after December 15, 1998 and will not impact the Company's accounting or disclosure.

     O. Reclassification.

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

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3.   INVESTMENT SECURITIES - AVAILABLE FOR SALE.

     The following is a summary of securities available for sale:

                                                        December 31, 1999
                                       ---------------------------------------------------
                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized     Estimated
                                          Cost         Gains        Losses      Fair Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
United States Government Agencies       $40,743       $    --       $ 3,034       $37,709
Corporate Debt Obligations ......         4,051             5             5         4,051
Equity Securities ...............         4,162           949            --         5,111
                                        -------       -------       -------       -------
                                        $48,956       $   954       $ 3,039       $46,871
                                        =======       =======       =======       =======

                                                        December 31, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized     Estimated
                                          Cost         Gains        Losses      Fair Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
United States Treasury ..........       $ 1,001       $     2       $    --       $ 1,003
United States Government Agencies        20,769            45            56        20,758
Corporate Debt Obligations ......         6,827            91            --         6,918
Equity Securities ...............         2,816         1,121            --         3,937
                                        -------       -------       -------       -------
                                        $31,413       $ 1,259       $    56       $32,616
                                        =======       =======       =======       =======

                                                        September 30, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized     Estimated
                                          Cost         Gains        Losses      Fair Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
United States Treasury ..........       $ 1,001       $     5       $    --       $ 1,006
United States Government Agencies        18,274           188            --        18,462
Corporate Debt Obligations ......         8,338           130            --         8,468
Foreign Debt Obligations ........            --            --            --            --
Equity Securities ...............         2,816           722            --         3,538
                                        -------       -------       -------       -------
                                        $30,429       $ 1,045       $    --       $31,474
                                        =======       =======       =======       =======

The amortized cost and approximate fair value of securities available for sale at December 31, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                   December 31, 1999
                                         ---------------------------------------
                                         Amortized Cost     Estimated Fair Value
                                         --------------     --------------------
                                                     (In Thousands)

Due within one year .................       $ 4,508              $ 4,445
Due one year to five years ..........         1,498                1,458
Due five years to ten years .........         5,004                4,755
Due over ten years ..................        37,946               36,213
                                            -------              -------
Total ...............................       $48,956              $46,871
                                            =======              =======

     Proceeds from the sale of securities available for sale were approximately $0, and $0 during December 31, 1999, and the three months ended December 31, 1998 and $183,000 during the year ended September 30, 1998, respectively, which resulted in gross realized gains of approximately $0 and $0 and $130,000, respectively.

NOTE 4.  FEDERAL HOME LOAN BANK STOCK.

     As a member of the Federal Home Loan Bank ("FHLB") system, the Bank is required to maintain a minimum investment in FHLB stock. The current investment exceeds the required level at December 31, 1999. Any excess may be redeemed by the Bank or called by the FHLB at par. At its discretion, the FHLB may declare dividends on this stock. The Bank has $2.1 million invested in FHLB stock at December 31, 1999, which is included in Equity Securities in Note 3 and is carried at cost due to the fact that it is classified as a non-marketable restricted investment.

NOTE 5.  MORTGAGE BACKED SECURITIES - HELD TO MATURITY.

     Mortgage backed securities held to maturity at December 31, 1999 and 1998, and September 30, 1998, consists of Federal National Mortgage Association ("FNMA"), Federal Home Loan Mortgage Corporation ("FHLMC") and Government National Mortgage Association ("GNMA") securities and are summarized as follows:

                                                        December 31, 1999
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 1,471       $     5       $    21       $ 1,455
                                        =======       =======       =======       =======

                                                        December 31, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 2,427       $    32       $     7       $ 2,452
                                        =======       =======       =======       =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                        September 30, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 3,881       $    91       $     7       $ 3,965
                                        =======       =======       =======       =======

     The amortized cost and approximate fair market value of mortgage backed securities held to maturity at December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may prepay the underlying loans or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                   December 31, 1999
                                            ------------------------------------
                                            Amortized Cost  Estimated Fair Value
                                            --------------  --------------------
                                                        (In Thousands)

Due within one year ......................      $   --             $   --
Due one year to five years ...............         801                783
Due five to ten years ....................          --                 --
Due after ten years ......................         670                672
                                                ------             ------
Total ....................................      $1,471             $1,455
                                                ======             ======

     Proceeds from the mortgage backed securities held to maturity were approximately $0, and $605,000 during December 31, 1999, and the three months ended December 31, 1998 and $0 during the year ended September 30, 1998, respectively, which resulted in gross realized gains of approximately $0 and $27,000 and $0, respectively.

NOTE 6. MORTGAGE BACKED SECURITIES - AVAILABLE FOR SALE.

     Mortgage backed securities available for sale at December 31, 1999 and 1998, and September 30, 1998, consists of FNMA, FHLMC and GNMA securities and are summarized as follows:

                                                        December 31, 1999
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 2,084       $    --       $    80       $ 2,004
                                        =======       =======       =======       =======

                                                        December 31, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 4,401       $    12       $    16       $ 4,397
                                        =======       =======       =======       =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                        September 30, 1998
                                       ---------------------------------------------------
                                                       Gross        Gross        Estimated
                                       Amortized     Unrealized   Unrealized    Fair Market
                                          Cost         Gains        Losses         Value
                                       ---------     ----------   ----------    ----------
                                                        (In Thousands)
Mortgage Backed Securities ......       $ 5,797       $    29       $    22       $ 5,804
                                        =======       =======       =======       =======

     The amortized cost and approximate fair market value of mortgage backed securities available for sale at December 31, 1999, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because borrowers may prepay the underlying loans or issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     December 31, 1999
                                            ------------------------------------
                                            Amortized Cost  Estimated Fair Value
                                            --------------  --------------------
                                                       (In Thousands)

Due within one year ......................       $   --             $   --
Due one year to five years ...............           --                 --
Due five to ten years ....................          380                376
Due after ten years ......................        1,704              1,628
                                                 ------             ------
Total ....................................       $2,084             $2,004
                                                 ======             ======

NOTE 7. LOANS RECEIVABLE, NET.

     Loans receivable are summarized as follows:

                                                Year          Three Months        Year
                                                Ended            Ended           Ended
                                             December 31,     December 31,    September 30,
                                             ------------     ------------    -------------
                                                1999             1998             1998
                                              ---------        ---------        ---------
                                                             (In Thousands)
Loans Secured by Real Estate
One to four family residential ........       $ 100,206        $  77,094        $  73,802
Commercial real estate ................           9,617            3,404            1,820
Home equity loans .....................           3,153            2,704            2,365
                                              ---------        ---------        ---------
     Total Loans Secured by Real Estate         112,976           83,202           77,987
                                              ---------        ---------        ---------
Other Loans
Loans on savings accounts .............              74              110              115
Property improvement loans ............             162              108              103
Commercial loan .......................           1,818            1,024              170
Consumer and other loans ..............             526              509              502
                                              ---------        ---------        ---------
     Total Other loans ................           2,580            1,751              890
                                              ---------        ---------        ---------
     Total Loans Receivable ...........         115,556           84,953           78,877
Less:
     Deferred loan fees ...............             (68)             (15)              (3)
     Allowance for losses-loans .......             351              215              167
                                              ---------        ---------        ---------
     Loans Receivable, Net ............       $ 115,273        $  84,753        $  78,713
                                              =========        =========        =========

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     In the past the Bank sold loans to the Federal National Mortgage Association, with the Bank retaining the servicing for such loans. The Bank sold no loans during the period ended December 31, 1999 and 1998, and September 30, 1998. As a result of sales in prior years, loans, which are serviced by the Bank, which are not included in the statement of condition, were $5.5 million, $5.8 million and $6.0 million for the respective time periods.

NOTE 8. ALLOWANCE FOR LOAN LOSSES.

     Activity in the allowance for loan losses are summarized as follows:

                                     Year           Three Months         Year               Year
                                     Ended             Ended             Ended             Ended
                                  December 31,      December 31,      September 30,     September 30,
                                  ------------      ------------      -------------     -------------
                                     1999               1998              1998              1997
                                   ----------        ----------        ----------        ----------
                                                              (In Thousands)
Balance at Beginning of Year       $      215        $      167        $      139        $      123
Provision charged to
    operations .............              140                60                70                20
Loans charged off
    Real Estate ............               --                --               (43)               --
    Other loans ............               (5)              (12)               --               (14)
Recoveries
    Real Estate ............               --                --                --                --
    Other loans ............                1                --                 1                10
                                   ----------        ----------        ----------        ----------
Balance at End of Year .....       $      351        $      215        $      167        $      139
                                   ==========        ==========        ==========        ==========

     The following table sets forth information with regard to non-accrual loans:

                                                       At December 31,          At September 30,
                                                ---------------------------     ----------------
                                                   1999             1998             1998
                                                ----------       ----------       ----------
                                                               (In Thousands)
Loans in non-accrual status .............       $       --       $       92       $       --
                                                ==========       ==========       ==========

     There were no troubled debt restructuring at December 31, 1999, and 1998 and September 30, 1998.

     Accumulated interest on non-accrual loans, as shown above, collected and recognized as interest income for the years ended December 31, 1999, and 1998, was not material to equity or total interest income.

NOTE 9.  BANKING HOUSE AND EQUIPMENT.

     Banking House and equipment at December 31, 1999 and 1998, and September 30, 1998 are summarized by major classification as follows:

                                                December 31,      September 30,
                                            -------------------   --------------
                                             1999         1998         1998
                                            ------       ------       ------
                                                     (In Thousands)

Land ................................       $1,187       $1,187       $1,187
Buildings and improvements ..........        1,271        1,290        1,274
Furniture, fixtures and equipment ...          310          375          339
                                            ------       ------       ------
     Banking House and Equipment, Net       $2,768       $2,852       $2,800
                                            ======       ======       ======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Bank records depreciation expense directly against the cost of the related asset and does not utilize an accumulated depreciation account. Amounts charged to depreciation expense were $171,000 and $44,000 for the year ended December 31, 1999 and the three months ended December 31, 1998, respectively, and $143,000 for the year ended September 30, 1998.


NOTE 10.  ACCRUED INTEREST RECEIVABLE.

     A summary of accrued interest receivable as of December 31, 1999 and 1998, and September 30, 1998 are as follows:

                                           At December 31,     At September 30,
                                          -------------------  ----------------
                                           1999         1998         1998
                                          ------       ------       ------
                                                   (In Thousands)

Securities available for sale ........    $  773       $  408       $  517
Investment securities held to maturity         8           13           21
Loans receivable .....................       534          433          411
                                          ------       ------       ------
Total Accrued Interest Receivable ....    $1,315       $  854       $  949
                                          ======       ======       ======


NOTE 11. DEPOSITS.

     Deposits are summarized as follows:

                                      At December 31,          At September 30,
                                 -------------------------     ----------------
                                   1999             1998            1998
                                  Amount           Amount           Amount
                                 --------         --------         --------
                                               (In Thousands)
TYPE OF ACCOUNTS
Savings Accounts ............    $ 30,923         $ 28,634         $ 28,089
Certificates of deposit .....      45,677           41,712           39,350
Money market accounts .......      15,848           12,275           10,958
Now accounts ................       7,058            5,871            4,932
Demand accounts .............       6,750            5,341            4,981
                                 --------         --------         --------
                                 $106,256         $ 93,833         $ 88,310
                                 ========         ========         ========

     The approximate contractual maturities of certificates of deposit accounts for the twelve month periods subsequent to December 31, 1999, are as follows:


                           Twelve month periods ended
                                  December 31,
                -----------------------------------------------
                                 (In Thousands)
                2000.................                  $ 41,939
                2001.................                     3,384
                2002.................                       153
                2003.................                        --
                2004.................                       201
                                                       --------
                                                       $ 45,677
                                                       ========

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     At December 31, 1999 and 1998, the aggregate of time deposit accounts with balances equal to or in excess of $100,000 was approximately $3.1 million and $2.7 million. Deposits in excess of $100,000 are not Federally insured.

     Interest expense on deposits accounts is summarized as follows:

                                     Year         Three Months         Year              Year
                                     Ended            Ended           Ended             Ended
                                  December 31,     December 31,    September 30,     September 30,
                                  ------------     ------------    -------------     -------------
                                      1999             1998             1998             1997
                                   ----------       ----------       ----------       ----------
                                                         (In Thousands)
Savings ....................       $      927       $      211       $      803       $      822
Certificates of deposit ....            2,023              512            1,948            1,907
Money market accounts ......              528              109              334              295
Now accounts ...............              141               29              114              101
Escrow .....................                6               --               --                3
                                   ----------       ----------       ----------       ----------
                                   $    3,625       $      861       $    3,199       $    3,128
                                   ==========       ==========       ==========       ==========


NOTE 12.  BORROWINGS.

     Securities sold to Federal Home Loan Bank under agreements to repurchase at December 31, 1999 are as follows:

                  Amount              Rate            Maturity
                  ------              ----            --------
               $ 2,000,000            5.40%          12/13/2007
               $ 2,000,000            5.12%          04/02/2008
               $ 2,000,000            5.29%          04/28/2008
               $ 2,000,000            5.23%          05/13/2008
               $ 2,000,000            5.60%          12/20/2009
               -----------
               $10,000,000
               ===========


     Total interest expense on the borrowings under repurchase agreements for the year ended December 31, 1999 amounted to $526,000 and $132,000 and $225,000 for the three months ended and the year ended December 31, 1998 and September 30, 1998, respectively. The borrowings are secured by government agency bonds with a carrying value of approximately $11.4 million. The securities used as collateral for the repurchase agreements are being held in safekeeping at the FHLB.

     Information relating to borrowings under Federal Home Loan Bank of NY advance and line of credit agreements is summarized as follows:

  Average balance during the year.............................   $ 17,521,000
  Average Interest Rates During the Year......................           5.41%
  Maximum Month-End Balance During the Year...................   $ 29,825,000

     Total interest expense on the advance and line of credit borrowings for the year ended December 31, 1999 amounted to $948,000, there were no advances or line of credit borrowings before 1999.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Bank has a line of credit available with the Federal Home Loan Bank of New York of $15.8 million, as of December 31, 1999, the Bank had outstanding borrowing of $8.6 million.

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

     The following table sets forth the plan's funded status as of December 31, 1999 and September 30, 1998:

                                                                       December 31,  September 30,
                                                                           1999          1998
                                                                         -------        -------
                                                                             (In Thousands)
Actuarial present value of benefit obligations:
Accumulated benefit obligation ...................................       $ 1,077        $ 3,615
                                                                         =======        =======

Projected benefit obligation for service rendered to date ........       $(1,205)       $(3,732)
Plan assets at fair value ........................................         1,343          3,495
                                                                         -------        -------

Plan assets in excess of projected benefit .......................           138           (237)

Unrecognized net (gain) loss from past experience
different from that assumed and effects of changes in
assumptions ......................................................          (137)            --

Prior service cost not yet recognized in net periodic pension cost             5              7

Amount contributed during year ...................................            60             --
                                                                         -------        -------
(Accrued) prepaid pension cost ...................................       $    66        $  (230)
                                                                         =======        =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Net pension cost for December 31, 1999 and September 30, 1998 included the following components:

                                                    December 31,   September 30,
                                                       1999           1998
                                                       -----          -----
                                                          (In Thousands)

Service Costs - Benefits
Earned during the period .........................     $  42          $  87
Interest cost on projected benefit obligation ....        83            209
Return on plan assets ............................       (76)          (282)
Amortization of unrecognized transition asset ....        --            (17)
Amortization of unrecognized loss ................        --             --
Amortization of past service liability ...........         3              4
Curtailment credit ...............................        --           (186)
Settlement charge (credit) .......................      (288)            --
Termination benefits .............................        --            665
                                                       -----          -----
Total Pension Expense ............................     $(236)         $ 480
                                                       =====          =====

     The weighted average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefits obligation were 7.75% and 5.50% respectively for December 31, 1999 and 6.50% and 4.50% respectively for September 30, 1998.

     B. Profit Sharing Plan

     The Bank maintains a profit sharing trust retirement plan (a defined contribution plan) which covers all eligible employees and includes an employees' thrift savings plan established under the provisions of Internal Revenue Code Section 401(k). Profit sharing contributions will be made as a matching of the employee's voluntary before-tax contributions up to a maximum of three percent of the individual employees' salary. The employer may, from time to time, change the plan to provide for a different matching contribution. Employees will be notified of any change made. The Bank's contributions to the profit sharing retirement plan amounted to $60,291 for December 31, 1999 and $30,227, $26,569 for the fiscal years ended September 30, 1998, 1997, respectively.

     The Bank has every intention of continuing to offer the plan to all eligible employees. However, the Bank reserves the right to change, amend, modify, or even terminate the plan, if necessary. Termination of the plan is unlikely, but should it happen, the eligible employees will receive the full value of their plan accounts.

     C. Other Retirement Benefits

     In addition to pension benefits, the Bank provides certain health care and life insurance benefits for retired employees and their spouses. The post-retirement health care and life insurance benefits plan was terminated for persons retiring after December 31, 1998. Eligible employees retired on or before that date will have benefits paid through the plan under the agreed upon terms existing at the employee's retirement date. In terminating this plan, the Bank recovered $134,000 of accrued Post-Retirement Benefit costs.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The following is a reconciliation of the funded status of the plan at December 31, 1999 and September 30, 1998:

                                                  December 31,   September 30,
                                                      1999           1998
                                                      ----           ----
                                                         (In Thousands)
Accumulated Postretirement Benefit
Obligation

Retirees .....................................        $685           $769
Active employees fully eligible for benefits .          --             --
Other active employees .......................          --             --
                                                      ----           ----
Total ........................................         685            769

Unrecognized gain (loss) .....................          --             --
                                                      ----           ----
Accrued postretirement benefits ..............        $685           $769
                                                      ====           ====

     The components of the net periodic postretirement benefit costs are as follows:

                                                  December 31,   September 30,
                                                      1999           1998
                                                      ----           ----
                                                         (In Thousands)

Service cost .....................................    $ --           $ 20
Interest cost ....................................      48             70
Amortization of unrecognized gain (loss) .........      --              2
Curtailment credit ...............................      --           (147)
                                                      ----           ----
Total net periodic benefit (credit)/cost .........    $ 48           $(55)
                                                      ====           ====

     A discount rate of 7.25%, an annual rate of salary increases of 5.0% and a 7.5% increase in the assumed health care costs reducing linearly to 5% in the year 2005, were used to determine the APBO at December 31, 1999 and a discount rate of 7.75%, an annual rate of salary increases of 5.5% and a 7.5% increase in the assumed health care costs reducing linearly to 5.0% in the year 2005, were used to determine the APBO at September 30, 1998.

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

     Shares purchased by the ESOP were initially pledged as collateral for the ESOP loan and are allocated among participants annually based proportionately on the repayment of the ESOP loan and the relative compensation of the participants. The cost of unallocated shares held in the suspense account is reflected as a reduction of stockholders' equity.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company accounts for the ESOP in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 93-6 "Employees' Accounting For Stock Ownership Plans" (SOP 93-6). Accordingly, the shares pledged as collateral are reported as unallocated ESOP shares in shareholders' equity. As shares are released from collateral, the Company reports compensation expense equal to the average market price of the shares (during the applicable service period), and the shares become outstanding for earnings per share computations. Unallocated ESOP shares are not included in the earnings per share computations. The Company recorded approximately $243,000 of compensation expense under the ESOP during the year ended December 31, 1999. The ESOP shares as of December 31, 1999 were as follows:

Allocated Shares ........................................           10,908
      Shares released for allocation ....................           17,986
      Unallocated share .................................          134,895
                                                                 ---------
                                                                   163,789
                                                                 ---------
       Market Value of unallocated
       Shares at December 31, 1999 ......................        1,618,740
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

     On February 25, 1998, 67,446 shares were awarded at an exercise price of $15.88 per share, and on April 9, 1998, 10,500 shares were awarded at an exercise price of $16.75 per share and on May 13, 1999, 8,000 shares were awarded at an exercise price of $13.00 per share. These shares have a ten-year term and vest at a rate of 20% per year from their respective grant dates.

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized for its stock option plans. SFAS No. 123 requires Companies not using a fair value based method of accounting for employee stock options or similar plans, to provide pro forma disclosure of net income and earnings per share as if that method of accounting had been applied. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions; the May 13, 1999 grant used an expected volatility of 37.0%; risk free interest rate of 5.87%, the grants awarded in fiscal year 1998 used an expected volatility of 37.0% and a risk free interest rate of 5.17% for the February 25, 1998 grant and 4.93% for the April 9, 1998 grant. The expected lives of the grants are estimated to be seven years. Pro forma disclosures for the Company for the year ending December 31, 1999, the three months ended December 31, 1998 and the year ended September 30, 1998 is as follows:

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         (In thousands, except per share data)
                                          December 31,             September 30,
                                 ----------------------------      -------------
                                    1999               1998            1998
                                 ---------          ---------        ---------
Net Income
 As Reported ..............      $   1,770          $     320        $     600
 Pro Forma ................          1,676                298              551
Earnings Per Share:
 As Reported ..............      $    0.94          $    0.16        $    0.29
 Pro Forma ................           0.89               0.15             0.27

     Because the Company's stock options have characteristics significantly different from those of traded options for which the Black-Scholes model was developed, and because changes in the subjective input assumptions can materially affect the fair value estimate, the existing models, in management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options.

A summary of the status of the Company's stock option plans as of December 31, 1999 and changes during the year on that date is presented below:

                                               Weighted Average
Options                                             Shares       Exercise Price
                                                    ------       --------------
 Outstanding January 1, 1999 ..................     77,946               $15.99
 Granted ......................................      8,000               $13.00
 Exercised ....................................          -
 Cancelled

Outstanding at Year-End .......................     85,946               $15.71
Exercisable at Year-End .......................     17,189               $15.71
Estimated weighted average of fair value of
options granted on February 25, 1998 ..........                           $9.54
Estimated weighted average of fair value of
options granted on April 9, 19998 .............                           $9.52
Estimated weighted average of fair value of
options granted on May 13, 1999 ...............                           $6.77

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

     On February 25, 1998, April 9, 1998, and May 13, 1999, 22,480, 13,000
shares and 2,500 shares, respectively, were awarded under the ISAP. In connection with the acceptance of the voluntary early termination program by four executive officers, 7,304 shares of the April 9, 1998 ISAP award were forfeited. At December 31, 1999, there were 39,726 ISAP awards outstanding, that vest at 20% annually. The fair market value of the shares awarded under the plan was $481,000 at the grant dates, and is being amortized to compensation expense on a straight-line basis over the five year vesting periods. Compensation expense of $92,000, $24,000 and $57,000 was recorded in the year ended December 31, 1999, the three months ended December 31, 1998,and the year ended September 30, 1998, respectively. The remaining unearned

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


compensation cost of $308,000, $367,000 and $391,000 are shown as a reduction of shareholders' equity at December 31, 1999 and 1998 and September 30, 1998.


NOTE 15. INCOME TAXES.

The components of income tax expense are as follows:

                             Year        Three Months         Year             Year
                            Ended            Ended           Ended            Ended
                         December 31,    December 31,     September 30,    September 30,
                         ------------    ------------     -------------    -------------
                             1999            1998             1998             1997
                            ------          ------           ------           ------
                                                (In Thousands)
Current tax:
Expense ..............      $  980          $  410           $  532           $  922
Deferred tax:
Expense (benefit) ....          91            (196)            (131)            (482)
                            ------          ------           ------           ------
Income tax expense ...      $1,071          $  214           $  401           $  440
                            ======          ======           ======           ======

     Income tax expense for financial reporting purposes is less than the amount computed by applying the statutory federal income tax rate of 34% to income taxes for the reasons noted in the table below:

                             Year        Three Months         Year             Year
                            Ended            Ended           Ended            Ended
                         December 31,    December 31,     September 30,    September 30,
                         ------------    ------------     -------------    -------------
                             1999            1998             1998             1997
                            ------          ------           ------           ------
                                                (In Thousands)
Expense at statutory
federal tax rate .......    $  966          $  182           $  340           $  407
Tax-exempt income ......        --              --               --               (2)
State income taxes,
   net of federal
   tax benefit .........       177              32               69               83
Other, net .............       (72)             --               (8)             (48)
                            ------          ------           ------           ------
Income tax expense .....    $1,071          $  214           $  401           $  440
                            ======          ======           ======           ======

Effective tax rate            37.7%           40.1%            40.1%            36.8%

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, and1998 and September 30, 1998, and 1997 are as follows:

                                                        December 31,         September 30,
                                                      ---------------      ----------------
                                                      1999      1998       1998       1997
                                                      -----     -----      -----      -----
                                                                (In Thousands)
Deferred tax assets:
Post retirement employees benefits ..............     $ 316     $ 317      $ 308      $ 340
Allowance for loan losses .......................       136        74         67         55
Mark to market securities tax ...................       389       459        289        330
Accrued pension costs ...........................        --        95         92         --
Other ...........................................        70        34         25         56
                                                      -----     -----      -----      -----
Total deferred tax assets .......................       911       979        781        781
                                                      -----     -----      -----      -----

Deferred tax liabilities:
Depreciation ....................................        35        27         25         32
Prepaid pension costs ...........................        27        --         --        104
Tax bad debt reserves over the base year ........        23        35         35         55
                                                      -----     -----      -----      -----
Total deferred tax liabilities ..................        85        62         60        191

Net deferred tax asset at the end of period .....       826       917        721        590

Net deferred tax asset at the beginning of period       917       721        590        108
                                                      -----     -----      -----      -----
Deferred tax benefit for the period .............     $  91     $(196)     $(131)     $(482)
                                                      =====     =====      =====      =====

     In addition to the deferred tax amounts described above, the Company also had a deferred tax asset of approximately $866,000 and deferred tax liability of approximately $499,000, $420,000 and $372,000 at December 31, 1999, and 1998 and
September 30, 1998 and 1997, respectively, related to the net unrealized losses and gains on securities available for sale.

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

     B. Lease Commitments

     The Company leases approximately 105 square feet in an elder care facility in Goshen, New York, as a branch office at an annual rental of $2,400 terminating on September 30, 2002.

     In addition, the Bank has an agreement for data processing services through February of 2001.

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

     D. Commitments Pending

     Contract amounts of financial instruments that represent credit risk are as follows:

                                            (Unaudited)          (Unaudited)
                                         December 31, 1999    December 31, 1998
                                         -----------------    -----------------
                                                     (In Thousands)
Commitments Pending
Mortgage Loans .....................        $ 3,721                 $ 8,070
Equity Line of Credit:
 Available Draw ....................          1,310                   1,637
 Commitments .......................             87                     158
 Commercial Loans ..................            505                   1,554
 Available Draw ....................          2,303                     469
Overdraft Checking .................            349                     209
                                            -------                 -------
                                            $ 8,275                 $12,097
                                            =======                 =======

     The breakdown of fixed rate loan commitments and the corresponding interest rate range for the periods of December 31, 1999 and 1998 are as follows:

                                                 (Unaudited)          (Unaudited)
                                              December 31, 1999    December 31, 1998
                                              -----------------    -----------------
                                                         (In Thousands)
First Mortgage Loans .........................           $3,721           $8,070
Home Equity Loans ............................               27              105
Commercial Loans .............................              425            1,414
                                                         ------           ------
Total Fixed Rate Loan Commitments ............           $4,173           $9,589
                                                         ======           ======
Fixed Rate Commitment Interest Rate ..........   6.38% to 10.25%  6.50% to 8.50%

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being fully drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


collateral, if any, required by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Mortgage and construction loan commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, inventory, property, plant and equipment and income producing commercial property.


NOTE 17.  REGULATORY CAPITAL REQUIREMENTS.

     OTS capital regulations require savings institutions to maintain minimum levels of regulatory capital. Under the regulations in effect at December 31, 1999, the Bank was required to maintain a minimum ratio of tangible capital to total assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk-weighted assets of 8%, of which 4.0% must be core (Tier 1) capital.

     The prompt corrective action regulations define specific capital categories based on institution's capital ratios. The capital categories in declining order are "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized", and "critically undercapitalized". The OTS is required to take certain supervisory actions with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. Generally an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets; a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital of at least 10.0%.

     Management believes that, at December 31, 1999, the Bank meets all capital adequacy requirements to which it is subject.

     The Bank's actual capital amounts and ratios at December 31, 1999, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well capitalized institution are summarized below. OTS capital regulations apply to the Bank only, the OTS does not impose minimum capital requirements on the Company.

                                      Actual                      Minimum Capital               For Classification as
                                                                                                  Well Capitalized

Bank                           Amount          Ratio            Amount          Ratio           Amount           Ratio
                                                                (Dollars in Thousands)
Tangible Capital .......      $24,525          14.05%            2,618           1.50%              --             --
Tier 1 (Core) Capital...       24,525          14.05%            5,235           3.00%         $ 8,725            5.0%
Risk Based Capital:
Tier 1 .................       24,525          28.39%               --             --            5,182            6.0%
Total ..................       24,876          28.80%            6,910           8.00%           8,637           10.0%


NOTE 18.   ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS.

     Fair value estimates are made at a specific point in time and are based on existing on and off-balance sheet financial instruments. Such estimates are generally subjective in nature and dependent upon a number of significant assumptions associated with each financial instrument or group of financial instruments, including estimates of discount rates, risks associated with specific financial instruments, estimates of future cash flows, and relevant available market information. Changes in assumptions could significantly affect the estimates. In addition, fair value estimates do not reflect the value of anticipated future business, premiums or discounts that

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


could result form offering for sale at one time the Bank's entire holdings of a particular financial instrument, or the tax consequences of realizing gains or losses on the sale of financial instruments.

     The significant assumptions utilized by the Company in estimating the fair value of its financial instruments are as follows:

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

     Deposits. Under SFAS 107, the fair value of deposits with no stated maturity is equal to the amount payable on demand. Therefore, the fair value estimates for these deposits do not reflect the benefits that the Bank receives from the low-cost, long-term funding they provide. These benefits are significant. Quoted market prices are not available for fixed rate time deposits. The estimated fair value of these financial instruments has not been determined through an independent valuation because the cost to do so would be excessive. Management feels that the carrying amount of fixed rate deposits are reasonable estimates of the fair values of these financial instruments.

     Off-Balance Sheet Instruments. The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Company believes that the credit risk associated with available but undisbursed commitments would essentially offset the fees that could be recognized under similar arrangements, and because the commitments are either short term in nature or subject to immediate repricing, no fair value has been assigned to these off-balance sheet commitments.

     The following is a summary of the carrying values and estimated fair values of the Company's financial instruments at December 31, 1999 and September 30, 1998:

                                              December 31, 1999                    September 30, 1998
                                       -----------------------------       ------------------------------
                                       Carrying       Estimated Fair       Carrying        Estimated Fair
                                        Amount            Value             Amount             Value
                                       --------       --------------       --------        --------------
                                                                 (In Thousands)
Financial Assets:
Cash and Cash Equivalents ...          $  4,152          $  4,152          $  7,618          $  7,618
Securities Available for Sale            46,871            46,871            31,474            31,474
Mortgage Backed Securities-
Held to Maturity ............             1,471             1,455             3,881             3,965
Available for Sale ..........             2,004             2,004             5,804             5,804
Loans Receivable ............            78,713            78,713            78,713            78,713
Financial Liabilities:
Deposits ....................           106,256           106,256            88,310            88,310

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19.  PARENT COMPANY FINANCIAL INFORMATION.

     GSB Financial began operations on July 9, 1997, in conjunction with the Bank's mutual-to-stock conversion and GSB Financial's initial public offering of its common stock. GSB Financial's statement of financial condition as of December 31, 1999 and December 31, 19998 and September 30, 1998. The related statements of operations and cash flows for the year ended December 31, 1999 and the three months ended December 31, 1998 and the year ended September 30, 1998 are as follows:

                        Statement of Financial Condition

                                                                                               Three Months
                                                                             Year Ended           Ended            Year Ended
                                                                            December 31,       December 31,       September 30,
                                                                                1999              1998               1998
                                                                              --------           --------           --------
                                                                                              (In Thousands)
Assets:
   Cash and due from banks .........................................          $  1,254           $  1,644           $  1,255
   Investment securities available for sale ........................             3,261              4,503              5,547
   Mortgage-backed securities available for sale ...................                 0                275                766
   Loans, net ......................................................             1,349              1,529              1,574
   Accrued interest receivable .....................................                39                 48                132
   Equity in net assets of subsidiaries ............................            23,512             23,107             22,796
   Other Assets ....................................................               154                374                 18
                                                                              --------           --------           --------
     Total Assets ..................................................          $ 29,569           $ 31,480           $ 32,088
                                                                              ========           ========           ========

Liabilities and Stockholders' Equity
Liabilities:
   Accrued expenses and other liabilities ..........................          $    318           $    254           $    606
                                                                              --------           --------           --------

   Stockholders' Equity
   Preferred stock, $.01 par value; authorized 500,000 shares ......          $     --           $     --           $     --
   Common stock, $.01 par value; authorized 4,500,000; 2,248,250
      shares issued at September 30, 1997 ..........................                22                 22                 22
   Additional paid-in capital ......................................            21,402             21,424             21,553
   Retained earnings ...............................................            12,362             12,284             11,858
   Net unrealized loss on securities available for sale (net of tax)              (142)               (11)                12
   Treasury stock ..................................................            (4,393)            (2,493)            (1,963)
                                                                              --------           --------           --------
     Total Stockholders' Equity ....................................            29,251             31,226             31,482
                                                                              --------           --------           --------
     Total Liabilities and Stockholders' Equity ....................          $ 29,569           $ 31,480           $ 32,088
                                                                              ========           ========           ========

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                             Statement of Operations

                                                                                       Three Months
                                                                        Year Ended         Ended        Year Ended
                                                                        December 31,    December 31,   September 30,
                                                                           1999            1998            1998
                                                                          ------          ------          ------
                                                                                      (In Thousands)
Interest Income ................................................          $  414          $   98          $  520
Non-interest expense ...........................................             402              95             378
                                                                          ------          ------          ------
  Income before income taxes and equity in undistributed
    earnings of subsidiaries ...................................              12               3             142
Income tax expense .............................................               5               1              58
                                                                          ------          ------          ------
  Income before equity in undistributed earnings of subsidiaries               7               2              84
Equity in undistributed earnings of subsidiaries ...............           1,763             318             516
                                                                          ------          ------          ------
     Net Income ................................................          $1,770          $  320          $  600
                                                                          ======          ======          ======

                             Statement of Cash Flows

                                                                                                    Three Months
                                                                                    Year Ended         Ended           Year Ended
                                                                                   December 31,      December 31,     September 30,
                                                                                      1999              1998              1998
                                                                                     -------           -------           -------
                                                                                                 (In Thousands)
Cash flows from operating activities:
Net income ......................................................................    $ 1,770           $   320           $   600
Equity in undistributed earnings of subsidiaries ................................     (1,763)             (318)             (516)
Fair value provision of ISAP shares committed to be released ....................         92                24                57
Increase (decrease) in accrued interest receivable ..............................          9                85                47
Increase in other assets ........................................................        309              (289)              (24)
Net amortization on investment securities-available for sale ....................         22                 5                34
Net amortization on mortgage-backed securities available for sale ...............         --                 1                 8
Increase in accrued expenses and other liabilities ..............................         61              (355)              510
                                                                                     -------           -------           -------
     Net cash provided (used) by operating activities ...........................        500              (527)              716
                                                                                     -------           -------           -------

Cash flows from investing activities:
Purchase of investment securities-available for sale ............................    $(1,000)          $  (500)          $(2,000)
Investment in common stock subsidiaries .........................................         --                --               (50)
Proceeds from principal paydowns of mortgage-backed securities-available for sale        275               490             1,235
Proceeds from maturity and redemption of investment securities-available for sale      2,000             1,500             1,600
Net (increase) decrease in loans to ESOP ........................................        180                45               180
                                                                                     -------           -------           -------
     Net cash provided (used) by investing activities ...........................      1,455             1,535               965
                                                                                     -------           -------           -------

Cash flows from financing activities:
Purchase of treasury stock ......................................................     (2,012)             (555)           (2,020)
Dividends .......................................................................       (333)              (64)             (135)
                                                                                     -------           -------           -------
     Net cash provided by (used in) financing activities ........................     (2,345)             (619)           (2,155)
                                                                                     -------           -------           -------

Net increase (decrease) in cash and cash equivalents ............................       (390)              389              (474)
Cash and cash equivalents at beginning of year ..................................      1,644             1,255             1,729
                                                                                     -------           -------           -------
Cash and cash equivalents at end of year ........................................    $ 1,254           $ 1,644           $ 1,255
                                                                                     =======           =======           =======

                   GSB Financial Corporation and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                    First          Second          Third           Fourth
Year Ended December 31, 1999       Quarter         Quarter        Quarter          Quarter
----------------------------       -------         -------        -------          -------
                                                      (In Thousands)
Quarterly Operating Data
Interest income                    $2,311          $2,567          $2,865          $2,966
Interest expense                    1,030           1,178           1,388           1,503
                                   ------          ------          ------          ------
Net interest income                 1,281           1,389           1,477           1,463
Provision for loan losses              15              20              20              85
Other non-interest income              72              77              78             394
Non-interest expense                  861             875             896             619
                                   ------          ------          ------          ------
Income before taxes                   477             571             639           1,153
Income tax expense                    184             228             256             402
                                   ------          ------          ------          ------
Net income                         $  293          $  343          $  383          $  751
                                   ======          ======          ======          ======

                                    First           Second           Third            Fourth           Dec. 98
Year Ended September 30, 1998      Quarter          Quarter          Quarter          Quarter          Quarter
-----------------------------      -------          -------          -------          -------          -------
                                                                 (In Thousands)
Quarterly Operating Data
Interest income                    $ 1,996          $ 1,945          $ 2,087          $ 2,192           $ 2,264
Interest expense                       778              771              893              982               993
                                   -------          -------          -------          -------           -------
Net interest income                  1,218            1,174            1,194            1,210             1,271
Provision for loan losses               20               10               10               30                60
Other non-interest income              147               57               57              189               301
Non-interest expense                   852              856              945            1,522               978
                                   -------          -------          -------          -------           -------
Income before taxes                    493              365              296             (153)              534
Income tax expense                     198              144              121              (62)              214
                                   -------          -------          -------          -------           -------
Net income                         $   295          $   221          $   175          $   (91)          $   320
                                   =======          =======          =======          =======           =======

                            STOCKHOLDERS' INFORMATION


CORPORATE OFFICE                         TRANSFER AGENT AND REGISTRAR

GSB Financial Corporation                Registrar and Transfer Company
1 South Church Street                    10 Commerce Drive
Goshen, New York 10924                   Cranford, NJ  07016-3572
(914) 294-6151
                                         SPECIAL COUNSEL

COMMON STOCK                             Serchuk & Zelermyer, LLP
                                         81 Main Street
The common stock of GSB                  White Plains, NY 10601
Financial Corporation is
traded on the NASDAQ                     INDEPENDENT AUDITORS
Stock Market under the
symbol "GOSB"                            Nugent and Haeussler, P.C.
                                         101 Bracken Road
                                         Montgomery, NY 12549
The approximate number of
stockholders of record was
424 at March 3, 2000.
                                               FORM 10K
GSB Financial Corporation common stock
was issued at $10.00 per share in        GSB Financial Corporation will file an
connection with the Company's initial    Annual Report on Form 10K for fiscal
public offering on July 9, 1997. The     year 1999. Stockholders may obtain a
following table shows the range of high  copy free of charge by Writing to:
and low sale prices for each quarterly
period since the Company began trading   Barbara A. Carr, Secretary
in July.                                 GSB Financial Corporation
                                         1 South Church Street
                                         Goshen, NY  10924



           1999                 High       Low       Dividend
           ----                 ----       ---       --------
December 31, 1999              $12.75     $11.63      $ 0.05
September 30, 1999             $14.50     $13.00      $ 0.04
June 30, 1999                  $14.25     $12.75      $ 0.04
March 31, 1999                 $14.63     $13.75      $ 0.03

           1998
           ----
December 31, 1998              $14.50     $10.69      $ 0.03
September 30, 1998             $17.00     $ 8.31      $ 0.03
June 30, 1998                  $17.75     $16.50      $ 0.03
March 31, 1998                 $17.50     $15.25          --

           1997
           ----
December 31, 1997              $18.94     $14.50          --
September 30, 1997             $17.13     $14.00          --

GSB FINANCIAL CORPORATION and  GOSHEN SAVINGS BANK DIRECTORS

THOMAS V. GUARINO
Chairman of the Board
GSB Financial Corp. and
President, Goshen Savings Bank
and President, Hudson Valley
Investment Advisors, Inc.

CLIFFORD E. KELSEY, JR.
Retired President and Chief Executive Officer,
GSB Financial Corp. and
Goshen Savings Bank

HERBERT C. MUELLER
Retired Veterinarian

ROY L. LIPPINCOTT
Retired President Lippincott Funeral
Home Inc. and Lippincott Funeral Chapel

STEPHEN O. HOPKINS
Representative American La France
Corp. and S.V.I. Trucks

GENE J. GENGEL
Executive Director,
Inspire - the CP Center



GSB FINANCIAL CORPORATION
         OFFICERS

STEPHEN W. DEDERICK
Chief Financial Officer and Treasurer

ROLLAND B. PEACOCK, III
Vice President

BARBARA A. CARR
Secretary

GOSHEN SAVINGS BANK - OFFICERS

THOMAS V. GUARINO
President

STEPHEN W. DEDERICK
Senior Vice President and Chief Financial Officer

ROLLAND B. PEACOCK, III
Senior Vice President and Senior Lending Officer

BARBARA A. CARR
Vice President and Senior Mortgage Officer

JENNIFER A. TERPSTRA
Operating Officer and Senior Marketing Officer

SUZANNE WATTERS
Assistant Vice President and Security Officer

CHRISTOPHER P. CURCIO
Assistant Vice President

FRANCES COUGHLIN
Branch Manager - Harriman

AMY CUNNINGHAM
Accounting Manager